Exhibit 10.1(a)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LICENSE AGREEMENT

BY AND BETWEEN

ASTRAZENECA AB

AND

ARDELYX, INC.

OCTOBER 4, 2012

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

ARTICLE 5. Initial Studies and IBS-C Study		33

5.1	The Initial Studies	33
5.2	AstraZeneca’s Options upon Completion of Initial Studies	35
5.3	The IBS-C Study	36

ARTICLE 6. Co-Funding Option		36

6.1	Co-Funding Option and Co-Funding Amount	36
6.2	Payment of Co-Funding Amount	37

ARTICLE 7. Co-Promote and Sales Collaboration Committee		38

7.1	Co-Promote Option	38
7.2	Sales Collaboration Committee Overview	39
7.3	Composition of SCC	39
7.4	Responsibilities of the SCC	39
7.5	Meetings of the SCC	40
7.6	SCC Decision Making	40
7.7	Ardelyx Membership	40
7.8	Co-Promote Activities in the U.S. Territory	40

ARTICLE 8. Manufacture and Supply		41

8.1	Initial Supply	41
8.2	Material Transfer	43
8.3	Process and Formulation Development; Manufacturing Approvals	43
8.4	Manufacturing after Certain Terminations	43
8.5	Other Supply	44

ARTICLE 9. Consideration		44

9.1	Upfront	44
9.2	Additional Payments	45
9.3	Milestone Payments	46
9.4	Sales Related Milestones	48
9.5	Royalties	49
9.6	Combination Products	51
9.7	Separate Licensed Product	52
9.8	Sales by Sublicensees	52
9.9	Royalty Payments and Reports	53
9.10	Taxes	53
9.11	Payments or Reports by Affiliates	54
9.12	Mode of Payment and Invoice Requirements	54
9.13	Payment Currency	54
9.14	Imports	54
9.15	Discounted Sales	54

ARTICLE 10. Confidentiality		55

10.1	Product Information	55
10.2	Confidentiality General	55
10.3	Exceptions	56
10.4	Receipt of Third-Party Information and Materials	56
10.5	Authorized Disclosure	56
10.6	Survival	57
10.7	Termination of Prior Agreements	57
10.8	Publications	57

ARTICLE 11. Ownership of Intellectual Property and Patent Rights		58

11.1	Disclosure	58
11.2	Ownership	58
11.3	Intellectual Property Working Group	58
11.4	Prosecution and Maintenance of Patent Rights	59
11.5	Third-Party Patent Rights	61
11.6	Enforcement Rights	61
11.7	Trademarks, Packaging and Labeling	64

ARTICLE 12. Representations, Warranties, and Covenants		65

12.1	Representations, Warranties, and Covenants	65
12.2	Manufacturing by AstraZeneca	69
12.3	Manufacturing by Ardelyx	69
12.4	No Debarment	69
12.5	Anti-Bribery and Anti-Corruption Compliance.	70
12.6	Disclaimer	71

ARTICLE 13. Record Retention, Audit and Use of Name		71

13.1	Records Retention; Audit	71
13.2	Publicity Review	72
13.3	Use of Names	73

ARTICLE 14. Term and Termination		73

14.1	Term	73
14.2	Termination Rights	73
14.3	Consequences of an AZ Triggered Termination	76
14.4	Consequences of Termination (or Right to Terminate) by AstraZeneca for Ardelyx’s breach or insolvency	80
14.5	Change of Control	82
14.6	Bankruptcy	83
14.7	Surviving Rights and Obligations	83
14.8	Accrued Rights	84

ARTICLE 15. Indemnification		84

15.1	Indemnification	84
15.2	Mechanism	85
15.3	Insurance	85

ARTICLE 16. Dispute Resolution		86

16.1	Referral of Disputes to the Parties Senior Executives	86
16.2	Mechanism	86
16.3	Preliminary Injunctions	87
16.4	Patent Disputes	87
16.5	Confidentiality	87

ARTICLE 17. Miscellaneous		87

17.1	Assignment; Performance by Affiliates	87
17.2	Force Majeure	88
17.3	Further Actions	88
17.4	Notices	88
17.5	Waiver	89
17.6	Severability	89
17.7	Governing Law	89
17.8	Counterparts	89
17.9	Entire Agreement	89
17.10	Limitation of Liability	90
17.11	No Partnership	90

EXHIBITS

Exhibit A:	Outline of Material Terms to be Described in the Initial Development Plan
Exhibit B:	Listed Patents
Exhibit C:	Short Form Confirmatory License Agreement
Exhibit D:	Members of the Joint Project Team
Exhibit E:	Members of the Development Collaboration Committee
Exhibit F:	Third Party Contractors Approved for Use by Ardelyx
Exhibit G:	Intentionally omitted
Exhibit H:	Provisions on Initial Studies
Exhibit I:	Main Terms for Co-Promote Agreement
Exhibit J:	Initial Supply
Exhibit K:	Main Terms for MSA and QAA
Exhibit L:	Invoicing Requirements
Exhibit M:	Subject Matter of Proposed Publications by Ardelyx
Exhibit N:	Joint Press Release

v

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of the 4th day of October, 2012 (the “Effective Date”) by and between AstraZeneca AB (publ), a Swedish corporation with corporate identity no. 556011-7482 and a place of business at 431 83 Mölndal, Sweden (“AstraZeneca”) and Ardelyx, Inc., a Delaware corporation having its principal place of business at 34175 Ardenwood Boulevard, Fremont, California United States of America 94555 (“Ardelyx”). Ardelyx and AstraZeneca are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, AstraZeneca is a pharmaceutical company engaged in the research, development and commercialization of products useful in the amelioration, treatment or prevention of human diseases and conditions.

Whereas, Ardelyx is a biotechnology company developing certain proprietary compounds known as NHE3 inhibitors for use in the treatment of human diseases and disorders, and has filed an Investigational New Drug application for one of such compounds, designated as RDX5791.

Whereas, AstraZeneca and Ardelyx desire to establish a license and collaboration agreement for the further development and commercialization of RDX5791 (and/or its back-up compounds), with the objective of providing pharmaceutical products to patients derived from application of the expertise of each of Ardelyx and AstraZeneca.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. The following terms shall have the following meanings as used in this Agreement:

“Additional Assigned Activities” shall have the meaning assigned in Section 2.5.

“Additional Assigned Activity Expenses” means the expenses incurred by Ardelyx or for its account after the Effective Date that are consistent with and within the limits of the budget approved by the DCC for such Additional Assigned Activities and are specifically attributable to the performance of such Additional Assigned Activities. Additional Assigned Activity Expenses shall include amounts paid by Ardelyx to a Third Party involved in the performance of the Additional Assigned Activities and all internal costs (calculated on an FTE basis at an annual rate of [***] per FTE, subject to Section 3.4(ix)) incurred by Ardelyx in connection with the performance of the Additional Assigned Activities. Additional Assigned Activity Expenses shall not include Development Expenses or expenses incurred by Ardelyx in the performance of its obligations under the Co-Promote Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Affiliate” means with respect to either Party, any Person controlling, controlled by or under common control with such Party, from time to time and for so long as such control exists. For purposes of this definition of Affiliate, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means (i) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of a Person or (ii) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Annual Net Sales” means the Net Sales made during any given Calendar Year.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

“Applicable Laws” means all applicable statutes, ordinances, codes, executive or governmental orders, laws, rules and regulations, including without limitation, any rules, regulations, guidelines or other requirements of Regulatory Health Authorities, that may be in effect from time to time.

“Ardelyx [***] Know-How” means Know-How that (i) [***], (ii) that is necessary or useful to Develop, Manufacture or Commercialize any Licensed Compound or Licensed Product, and (iii) with respect to which AstraZeneca has not exercised the Exclusion Option.

“Ardelyx [***] Patents” means all Patents that (i) [***], (ii) that cover or claim inventions necessary or useful to Develop, Manufacture or Commercialize any Licensed Compound or Licensed Product, and (iii) with respect to which AstraZeneca has not exercised the Exclusion Option.

“Ardelyx [***] Technology” means Ardelyx [***] Know-How and Ardelyx [***] Patents.

“Ardelyx Sole Invention Patent” shall mean any Patent covering or claiming Sole Program Know-How owned solely by Ardelyx.

“Assigned Activities” shall have the meaning assigned in Section 2.5.

“AstraZeneca Background Know-How” means Know-How (i) that AstraZeneca or its Affiliates Control as of the Effective Date or that comes into the Control of AstraZeneca or its Affiliates during the Term, (ii) that does not constitute Joint Know-How, Licensed Know-How or Sole Program Know-How owned by AstraZeneca or its Affiliates pursuant to this Agreement

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and (iii) that is necessary or useful to Exploit any Licensed Compound or Licensed Product, including without limitation any such Know-How (i.e. meeting all of (i) through (iii) above) that relates to any method of making any Licensed Compound or Licensed Product, any composition or formulations of any Licensed Compound or Licensed Product, or any method of using or administering any Licensed Compound or Licensed Product.

“AstraZeneca Background Patents” means all Patents (i) that are Controlled by AstraZeneca or its Affiliates as of the Effective Date or that come into the Control of AstraZeneca or its Affiliates during the Term, (ii) that do not constitute Joint Patents, Licensed Patents or AstraZeneca Sole Invention Patents, and (iii) that cover or claim inventions necessary or useful to Exploit Licensed Compounds or Licensed Products.

“AstraZeneca Background Technology” means AstraZeneca Background Know-How and AstraZeneca Background Patents.

“AstraZeneca Controlled Patents” shall have the meaning assigned in Section 11.4(a).

“AstraZeneca Full Manufacturing Cost” means all expenses incurred by AstraZeneca or its Affiliates in connection with the Manufacture of Licensed Compounds or Licensed Products, including expenses incurred for [***], in each case calculated in accordance with [***], consistently applied across its Manufacturing operations.

“AstraZeneca Sole Invention Patent” shall mean any Patent covering or claiming Sole Program Know-How owned solely by AstraZeneca.

“AZ Product Data” shall have the meaning assigned in Section 14.3(l).

“AZ Triggered Termination” shall have the meaning assigned in Section 14.3.

“Backup Licensed Compounds” means any compound, other than the Lead Licensed Compound, that [***]; and any metabolites, salts, esters, free acid forms, crystal forms, free base forms, pro-drug forms, racemates and all optically active forms of any such foregoing compound.

“Bankruptcy Code” means Title 11, United States Code, as amended, or analogous provisions of Applicable Laws outside the United States.

“Breaching Party” shall have the meaning assigned in Section 14.2.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banking institutions are authorized or required by Applicable Laws to be closed in New York City, New York or in Sweden.

“Calendar Quarter” means each successive period of three (3) consecutive calendar months commencing on 1st January, 1st April, 1st July and 1st October.

“Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on 1st January.

“Cardio/Renal IND” means U.S. PIND/IND #115992.

“Change of Control” means any of the following:

(a) with respect to either Party, the sale or disposition of all or substantially all of such Party’s assets to an Industrial Party;

(b) with respect to either Party, the acquisition by an Industrial Party, or group of Industrial Parties acting in concert, of more than fifty percent (50%) of the combined voting power of the first-mentioned Party’s outstanding voting securities;

(c) with respect to Ardelyx, the appointment or election of Persons to the Board of Directors of Ardelyx constituting a majority of such Board of Directors who were not appointed, approved or recommended for election by either (i) the Board of Directors of Ardelyx as constituted immediately prior to the appointment or election of such Persons, or (ii) the stockholders of Ardelyx pursuant to Ardelyx’s current Amended and Restated Voting Agreement; or

(d) with respect to either Party, a merger, consolidation, share exchange or other similar transaction of such Party and any Industrial Party which results in the holders of the outstanding voting securities of such Party immediately prior to such merger, consolidation, share exchange or other similar transaction ceasing to hold more than fifty percent (50%) of the combined voting power of the surviving, purchasing or continuing entity immediately after such merger, consolidation, share exchange or other similar transaction;

other than, in each case of subsection (a), (b) and (d), where such transaction is to be entered into with the other Party or an Affiliate of either Party. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely on account of an initial public or secondary offering, the acquisition of securities of a Party by one or more institutional investors, or Affiliates thereof, which are not Industrial Parties, that acquire a Party’s securities in a transaction or series of related transactions (i) as a passive investment which does not materially affect the management of such Party, or (ii) as a sale of assets, merger or other transaction effected exclusively for the purpose of obtaining tax or other fiscal benefit or changing the corporate domicile of a Party.

“CKD Study” means the Phase 2a Clinical Trial of the Lead Licensed Product in Chronic Kidney Disease stage 3-4 patients as described in the CKD Study outline contained in the Initial Development Plan, to be conducted by Ardelyx pursuant to Section 5.1.

“Clinical Pharmacology Studies” means studies of the Lead Licensed Compound in healthy volunteers or patients investigating the relationships between dose, drug exposure, and response, as further described in the Clinical Pharmacology Study outlines contained in the Initial Development Plan.

“Clinical Trials” means Phase 1 Clinical Trials, Clinical Pharmacology Studies, Phase 2 Clinical Trials, Phase 3 Clinical Trials, Phase 4 Clinical Trials, or variations of such trials (for example, Phase 2/3 and Phase 2b), and any other clinical study conducted in human subjects in connection with the Development of a Licensed Product.

“Co-Funding Amount” shall have the meaning assigned in Section 6.1.

“Co-Funding Exercise Notice” shall have the meaning assigned in Section 6.1.

“Co-Funding Option” shall have the meaning assigned in Section 6.1.

“Combination Product” means a product in form suitable for human or animal applications containing a Licensed Compound as an active ingredient and containing one or more other active ingredients, that is sold either as a fixed dose or as separate doses in a single package.

“Commercialization” means all activities undertaken relating to the Manufacture of commercial supplies, marketing and sale of a Licensed Product, including without limitation Pre-Approval Activities, advertising, education, planning, marketing, promotion, distribution, market and product support, and Phase 4 Clinical Trials commenced after the First Commercial Sale of the Licensed Product anywhere in the Territory.

“Commercialization Plan” shall have the meaning assigned in Section 4.9(b).

“Commercialize” means the conduct of Commercialization activities.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances for such Party’s benefit exclusive of the other Party. With respect to any objective relating to the Development, Manufacture or Commercialization of a Licensed Product by a Party, “Commercially Reasonable Efforts” means efforts and resources normally used by such Party with respect to a product owned by such Party, or to which such Party has similar rights, that is of similar market and therapeutic potential at a similar stage in the Development or life of such product, taking into account issues of safety, efficacy, costs of development, product profile, the competitiveness of the marketplace, the proprietary position of the product including the nature and extent of its market exclusivity (including Patent coverage and regulatory exclusivity), the regulatory structure involved and the likelihood of approval, profitability of the product, and other relevant commercial factors. For the purposes of Section 4.4, Commercially Reasonable Efforts shall be determined [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***].

“Comparable Licensed Product” shall have the meaning assigned in Section 9.6.

“Competitive Product Infringement” shall have the meaning assigned in Section 11.6(a)(ii).

“Completion” of a Clinical Trial means, with respect to such Clinical Trial, the date upon which the final study report for such Clinical Trial is completed and approved in accordance with the responsible Party’s quality assurance procedures.

“Compulsory License” shall have the meaning assigned in Section 9.5(g).

“Confidential Information” means any and all (i) Know-How relating to the Exploitation of Licensed Compounds or Licensed Products (including Licensed Know-How) or relating to other aspects of the collaboration between the Parties under this Agreement, and (ii) Information and Materials, whether oral or in writing or in any other form, disclosed before, on or after the date of this Agreement by one Party to the other Party, including the terms of this Agreement.

“Constipation Related Disorder Indications” means the IBS-C Indication as well as any other indication that comprises [***]. For clarity, a Constipation Related Disorder Indication includes, [***].

“Control” means, with respect to an item of Know-How, Patent or other Intellectual Property Rights, the ability and authority of a Party or its Affiliates, whether arising by ownership, possession, or pursuant to a license or sublicense, to grant licenses, sublicenses, or other rights to the other Party under or to such item of Know-How, Patent or Intellectual Property Rights as provided for in this Agreement, (i) without breaching the terms of any agreement between such Party and any Third Party, and (ii) in the case of Ardelyx [***] Technology, without incurring any additional royalty, milestone or other costs or expenses which AstraZeneca has not agreed in writing to bear.

“Co-Promote Agreement” shall have the meaning assigned in Section 7.8(b).

“Co-Promote Option” shall have the meaning assigned in Section 7.1(b).

“Co-Promote Product” shall have the meaning assigned in Section 7.1(c).

“Covenant Period 1” shall have the meaning assigned in Section 2.9(a).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Covenant Period 2” shall have the meaning assigned in Section 2.9(b).

“CREATE ACT” shall have the meaning assigned in Section 11.4(i).

“Detail” means a sales presentation or interaction by a professional sales representative to or with a target physician or other professional with prescribing authority involved in prescribing a Co-Promote Product or to other individuals influencing prescription activity with respect to a Co-Promote Product, in any case, in which the primary purpose is to discuss the benefits and features of the Co-Promote Product. The term Detail will be further defined in the Co-Promote Agreement. When used as a verb, “Detail” or “Detailing” means to perform a Detail.

“Detail Rate” shall have the meaning assigned in Section 7.8(b).

“Develop” means the conduct of Development activities.

“Development” means all activities relating to obtaining Regulatory Approval of a Licensed Product, Licensed Product line extensions, alternative delivery systems and new indications therefor, and all activities relating to developing the ability to Manufacture the same. This includes, for example, (i) nonclinical testing, toxicology, formulation, clinical studies, regulatory affairs, and outside counsel regulatory legal services, (ii) manufacturing process development for bulk and finished forms of Licensed Compounds and Licensed Products, and manufacturing and quality assurance technical support activities prior to the First Commercial Sale of a Licensed Product anywhere in the Territory and (iii) the conduct of advisory boards with relevant experts, e.g. clinical experts or payer representatives. Development shall not include activities associated with Phase 4 Clinical Trials in respect of a Licensed Product commenced after First Commercial Sale of such Licensed Product anywhere in the Territory. For clarity, the Parties may continue to perform Development activities for a Licensed Product following the First Commercial Sale of such Licensed Product to explore additional indications or formulations of such Licensed Products.

“Development Budget” shall have the meaning set forth in Section 4.2.

“Development Collaboration Committee” or “DCC” means the committee described in Section 3.2.

“Development Expenses” means the expenses incurred by a Party or for its account either (i) prior to the Effective Date as set forth in the letter agreement between Ardelyx and AstraZeneca dated September 22, 2012, or (ii) after the Effective Date that are consistent with the Development Plan and the Development Budget, each as approved by the DCC, and are specifically attributable to the Development of a Licensed Product. Development Expenses shall include without limitation amounts paid by a Party to Third Parties involved in the Development of Licensed Products, including the Manufacture of Licensed Compounds and Licensed Products for use in Development (“External Development Expenses”), and all internal costs (calculated on an FTE basis as provided in Section 4.3) incurred by a Party in connection with the Development of Licensed Products (“Internal Development Expenses”).

“Development FTE Rate” shall have the meaning assigned in Section 4.3.

“Development Plan” shall have the meaning assigned in Section 4.2.

“Distributor” shall have the meaning assigned in Section 2.3.

“Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Licensed Product as a drug in a regulatory jurisdiction.

“Effective Date” shall have the meaning assigned in the first paragraph of this Agreement.

“EMA” means the European Medicines Agency or any successor thereto.

“ESRD Study” means the Phase 2a Clinical Trial of the Lead Licensed Product in End Stage Renal Disease patients as described in the ESRD Study outline contained in the Initial Development Plan, to be conducted by Ardelyx pursuant to Section 5.1.

“Exemplified” means presented as a written example.

“Exploit” means to make, have made, import, use, sell, or offer for sale, including to research, Develop, register, modify, enhance, improve, Manufacture, have Manufactured, Commercialize, hold/keep (whether for disposal or otherwise), formulate, optimize, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of or offer to dispose of a product or process.

“Exploitation” means the act of Exploiting a product or process.

“Europe” means the European Economic Area as it may be constituted from time to time.

“Exclusion Option” shall have the meaning assigned in Section 2.6.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301, et seq., as amended from time to time.

“Field” means the diagnosis, prevention, and treatment of diseases and conditions in humans or animals.

“Filing” means, with respect to a submission to a Regulatory Health Authority, the date that such submission is confirmed to have been received by the relevant Regulatory Health Authority.

“First Commercial Sale” means, with respect to any Licensed Product, the first arm’s length sale for monetary value by AstraZeneca, its Affiliate, or its Sublicensees to a Third Party for end use or consumption by the general public of such Licensed Product in a country where Regulatory Approval of such Licensed Product has been obtained by AstraZeneca, its Affiliates, or its Sublicensees; provided, however, that in no event shall any sale or distribution of a

Licensed Product for Pre-Approval Activities or use in a Clinical Trial or otherwise any sales prior to receipt of all Regulatory Approvals necessary to commence regular commercial sales (including so-called “treatment IND sales” and “compassionate use sales”) be deemed a First Commercial Sale.

“FTE” means a full time equivalent person year of eighteen hundred eighty (1,880) hours of scientific, technical or operational work (excluding administrative services).

“GCP” or “Good Clinical Practices” means the current standards for clinical trials for pharmaceuticals, as set forth in the United States Code of Federal Regulations, ICH guidelines and applicable regulations, laws or rules as promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold to the extent such standards are not less stringent than United States GCP.

“Generic Product” means with respect to a Licensed Product in a particular country any product (i) that is sold in such particular country by a Third Party who is not a Sublicensee or a Distributor selling such product under authorization from AstraZeneca or its Affiliates, (ii) that has received Regulatory Approval necessary for sale in such country, (iii) that [***] and (iv) that contains as the active ingredient the same compound (or, solely for products that are described by subsection (iii)(b), an equivalent salt thereof), as is contained in such Licensed Product.

“GLP” or “Good Laboratory Practices” means good laboratory practices required under the regulations set forth in 21 C.F.R. Part 58, as in effect during the term of this Agreement, and the requirements thereunder imposed by the FDA, and the equivalent thereof in any jurisdiction.

“GMP” or “Good Manufacturing Practices” means the laws, regulations, guidelines, guidance, pharmaceutical industry standards and requirements in force from time to time that apply to the Manufacture of each Licensed Compound or Licensed Product in each relevant jurisdiction, including, with respect to the U.S. Territory, the current good manufacturing practices required under the applicable regulations set forth in 21 C.F.R. Subchapter C (Drugs) and Subchapter H (Medical Devices), including without limitation Parts 210–211, 808, 812, and 820, and the requirements thereunder imposed by the FDA.

“Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal); or (iv) self-regulatory organization (including the NASDAQ Global Market and the NASDAQ Global Select Market).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Government Official” means any Person employed by or acting on behalf of a Governmental Body, government-controlled entity or public international organization.

“IAS” means International Accounting Standards, consistently applied.

“IFRS” means International Financial Reporting Standards, or the future equivalent of such reporting standards, that AstraZeneca is required to apply for financial reporting purposes.

“IBS-C IND” means U.S. IND #108732.

“IBS-C Indication” means constipation predominant irritable bowel syndrome.

“IBS-C Study” means the Phase 2b Clinical Trial of the Lead Licensed Compound in IBS-C patients to be conducted by Ardelyx pursuant to Section 5.3.

“IND” means an Investigational New Drug application or the equivalent filed with or submitted to the relevant Regulatory Health Authority, including, for example, the FDA, for authorization to commence human clinical trials.

“Indirect Taxes” means value added taxes, sales taxes, consumption taxes and other similar taxes.

“Industrial Party” means any Person that, itself or taken together with its Affiliates, derived greater than [***] for the amelioration, treatment or prevention of human diseases or conditions.

“Information” means (i) techniques, information and data necessary or useful for the Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products, including without limitation, Know-How, marketing, pricing, distribution, cost, sales, and manufacturing data or descriptions as well as (ii) any information or data relating to Materials.

“Initial Development Plan” means the initial version of the Development Plan, which shall include at least (i) the study outline for each of the Initial Studies, (ii) plans for the performance of the Initial Studies, including timelines, (iii) a description of the activities related to the clinical pharmacology, toxicology and Chemistry, Manufacturing and Control (CMC) that are critical to support clinical plans for each of the ESRD Study and the CKD Study, and which shall be prepared and provided pursuant to Section 4.2. An outline of the material items to be described in the Initial Development Plan is attached hereto as Exhibit A.

“Initial Studies” means the ESRD Study and the CKD Study collectively and “Initial Study” means any one of the foregoing studies.

“Initial Supply” shall have the meaning assigned in Section 8.1.

“Intellectual Property Rights” or “IPR” means Patents, trademarks, service marks, trade secrets (including patentable inventions), trade names, registered designs, design rights, copyrights (including rights in computer software), domain names, database rights and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Investigator’s Brochure” means the compilation of all relevant clinical and non-clinical information and data on the relevant investigational product(s), which compilation is relevant to the study of the investigational product(s) in human subjects as provided in Section 7 of the ICH 2006 guidance document “Good Clinical Practice - International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use” and any subsequent ICH guidance documents published from time to time.

“Joint Know-How” shall have the meaning assigned in Section 11.2(b).

“Joint Patent” shall mean any Patent covering or claiming any invention within the Joint Know-How.

“Joint Project Team” or “JPT” shall have the meaning assigned in Section 3.1.

“Joint Technology” shall mean collectively, Joint Patents and Joint Know-How.

“Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), trade secrets, processes, means, methods, practices, formulae, instructions, procedures, techniques, materials, technology, results, analyses, designs, drawings, computer programs, apparatuses, specifications, technical assistance, laboratory, pre-clinical and clinical data (including laboratory notes and notebooks), and other material or know-how, in written, electronic or any other form, whether or not confidential, proprietary or patentable, including without limitation: development technology; biology, chemistry, pharmacology, toxicology, drug stability, Manufacturing and formulation, test procedures, synthesis, purification and isolation techniques, quality control data and information, methodologies and techniques; information regarding clinical and non-clinical safety and efficacy studies, including study designs and protocols, marketing studies, absorption, distribution, metabolism and excretion studies; assays and biological methodology.

“Knowledge” means the good faith understanding of the officers of Ardelyx and its Affiliates, with respect to relevant facts and information after performing a diligent inquiry of the employees and agents of Ardelyx and its Affiliates with respect to such facts and information. For clarity, for purposes of the representations and warranties set forth in Section 12.1(b), “Knowledge” will not include any obligation to conduct any special searches or analyses such as, but not limited to, any analysis of Ardelyx’s freedom to operate with respect to Patents relevant to Licensed Compounds or Licensed Products.

“Lead Licensed Compound” means the NHE3 inhibitor designated as RDX5791, which is the subject of the IBS-C IND and the Cardio/Renal IND, and any metabolites, salts, esters, free acid forms, crystal forms, free base forms, pro-drug forms, racemates and all optically active forms thereof.

“Lead Licensed Product” means a Licensed Product containing the Lead Licensed Compound as an active ingredient.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Licensed Compounds” means the Lead Licensed Compound and all Backup Licensed Compounds.

“Licensed Know-How” means (i) Know-How that Ardelyx or its Affiliates Control as of the Effective Date and (ii) Know-How that comes into the Control of Ardelyx or its Affiliates after the Effective Date as a result of the performance of its rights or obligations under this Agreement; provided that, with respect to Know-How described in (i) or (ii) above, such Know-How is necessary or useful to Exploit any Licensed Compound or Licensed Product, including without limitation any method of making any Licensed Compound or Licensed Product, any composition or formulations of any Licensed Compound or Licensed Product, or any method of using or administering any Licensed Compound or Licensed Product. Licensed Know-How includes Sole Program Know-How owned by Ardelyx that is necessary or useful to Exploit any Licensed Compound or Licensed Product and excludes Ardelyx [***] Know-How.

“Licensed Patents” means (i) all of the Listed Patents, and (ii) all Ardelyx Sole Invention Patents; provided that in case of (ii) above, such Patents (a) cover or claim any Licensed Compound or Licensed Product or (b) cover or claim any inventions necessary or useful for the Exploitation of Licensed Compounds or Licensed Products. Licensed Patents excludes Ardelyx [***] Patents.

“Licensed Product” shall mean any and all products in forms suitable for human or animal applications containing a Licensed Compound as an active ingredient, including Combination Products.

“Licensed Technology” means all Licensed Patents and Licensed Know-How.

“Listed Patents” means the Patents listed in Exhibit B, and any Patents issuing after the Effective Date claiming priority to any such Patents listed on Exhibit B.

“Losses” means any and all direct or indirect liabilities, claims, actions, damages, losses or expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements. In calculating Losses, the legal duty to mitigate on the part of the Party suffering the Loss shall be taken into account.

“Major Country” means each of [***].

“Major Market” means [***].

“Manufacture” or “Manufacturing” means activities in connection with the synthesis, manufacture, processing, formulating, testing (including, without limitation quality control, quality assurance and lot release testing), bulk packaging or storage and delivery of Licensed Compound or Licensed Product.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Material Anti-Corruption Law Violation” means a violation of an Anti-Corruption Law relating to the subject matter of this Agreement which would, if it were publicly known, be reasonably expected to have a material adverse effect on the Party committing such violation or on the reputation of the other Party because of its relationship with the Party committing such violation.

“Materials” means compounds, compositions of matter, assays, and biological materials useful for the Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products.

“Mediation Notice” shall have the meaning assigned in Section 16.2(a).

“Net Sales” means the gross amount invoiced by a Party, its Affiliate and Sublicensees for sales of Licensed Products to a Third Party (including Distributors but excluding, for the avoidance of doubt, Sublicensees) less deductions for: (i) customary trade, quantity discounts, settlement discounts, or chargebacks actually granted, allowed, or incurred in the ordinary course of business in connection with the sale of the Licensed Products, (ii) allowances or credits to customers, not in excess of the selling price of the Licensed Products, on account of governmental requirements, rejection, recalls, or return of the Licensed Products, (iii) distributors fees, rebates, or allowances actually granted or allowed, including without limitation government and managed care rebates, (iv) Indirect Taxes and excise taxes or customs duties paid by the selling entity and any other governmental charges imposed upon the sale; importation, use or distribution of the Licensed Products, (v) any invoiced amounts which are not collected by AstraZeneca or its Affiliates, including bad debts, calculated in accordance with IFRS, (vi) any other similar and customary deductions that are consistent with IFRS and (vii) [***]. Net Sales shall be calculated using AstraZeneca’s internally audited systems used to report such sales as adjusted for items (i) through (vii) above, not taken into account in such systems. Deductions pursuant to subsection (v) above shall be taken in the Calendar Quarter in which such sales are no longer recorded as a receivable.

“NHE3” means the mammalian sodium / hydrogen exchanger 3 protein encoded by the SLC9A3 gene.

“NHE3 Product” shall have the meaning assigned in Section 2.9(a).

“Non-Breaching Party” shall have the meaning assigned in Section 14.2(a).

“Notification Period” shall have the meaning assigned in Section 5.2(a).

“Other Ingredients” shall have the meaning assigned in Section 9.6.

“Other Promotional Activities” means both off line and online activities including but not limited to, sales activities, other than Detailing, such as sales training, sales meetings;

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marketing activities such as advertising and promotion; and medical or scientific affairs activities such as conferences, speakers bureaus, and continuing medical education activities; provided that all such activities shall be in accordance with the USFDA Office of Prescription Drug Promotion.

“Party Representatives” shall have the meaning assigned in Section 12.5(a).

“Patent” means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)), and (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

“Payments” shall have the meaning assigned in Section 9.10.

“Payment Schedule” shall have the meaning assigned in Section 6.2.

“Person” means any individual, sole proprietorship, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

“Phase 1 Clinical Trial” means any clinical study conducted on human subjects with primary endpoints to establish that a pharmaceutical product is reasonably safe for continued testing and to support its continued testing in Phase 2 Clinical Trials. “Phase 1 Clinical Trial” shall include any clinical trial that would satisfy requirements of 21 C.F.R. § 312.21(a). Phase 1 Clinical Trials shall include without limitation those trials designated as “Phase 1a Clinical Trials” or “Phase 1b Clinical Trials.”

“Phase 2 Clinical Trial” means any clinical study that is not intended to be used as a pivotal study for purposes of seeking Regulatory Approval in a Major Country and that is conducted on human patients who have the relevant disease or condition with primary endpoints to establish the efficacy of a Licensed Product for its intended use and to define warnings, precautions, and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed. “Phase 2 Clinical Trial” shall include without limitation any clinical trial that would satisfy requirements of 21 C.F.R. § 312.21(b).

“Phase 2 Clinical Trial Development” means all Phase 2 Clinical Trials in respect of a Licensed Product for any given indication that are conducted after Completion of the last Phase 1 Clinical Trial.

“Phase 2a Clinical Trial” means a Phase 2 Clinical Trial designed to generate initial data on short-term efficacy, safety, dosing and administration in patients who have the relevant disease or condition to be treated, diagnosed or prevented.

“Phase 2b Clinical Trial” means a Phase 2 Clinical Trial that is designed in such a way as to provide efficacy and safety information about a Licensed Product that would be reasonably intended to lead to an End-of-Phase 2 (EOP2) meeting with the FDA, or an equivalent meeting with any Regulatory Health Authority, or a subsequent Phase 3 Clinical Trial, even if such EOP2 meeting or Phase 3 Clinical Trial does not occur.

“Phase 3 Clinical Trial” means any clinical study intended or used as a pivotal study for purposes of seeking Regulatory Approval, which study is conducted on sufficient numbers of human patients to establish that a pharmaceutical product is safe and efficacious for its intended use, to define warnings, precautions, and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and at a standard suitable to obtain Regulatory Approval of such pharmaceutical product in a Major Market or label expansion of such pharmaceutical product. “Phase 3 Clinical Trial” shall include without limitation any clinical trial that would satisfy requirements of 21 C.F.R. § 312.21(c).

“Phase 3 Clinical Trial Development” means all Phase 3 Clinical Trials and other Development activities in respect of a Licensed Product for any given indication conducted after Completion of the last Phase 2 Clinical Trial and prior to obtaining Regulatory Approval for such Licensed Product for such indication.

“Phase 3 Clinical Study Report” shall have the meaning assigned in Section 7.1(a).

“Phase 4 Clinical Trial” means any clinical study of a pharmaceutical product on human subjects commenced after receipt of Regulatory Approval in a territory of such pharmaceutical product for the purpose of satisfying a condition imposed by a Regulatory Health Authority to obtain Regulatory Approval, or marketing the pharmaceutical product in that territory, and not for the purpose of obtaining initial Regulatory Approval of such pharmaceutical product. For clarity, Phase 4 Clinical Trials shall be considered a part of Commercialization.

“PIND” means a provisional IND.

“Pre-Approval Activities” means all Commercialization activities undertaken with respect to a Licensed Product prior to First Commercial Sale and in preparation for the launch of such Licensed Product in the U.S. Territory. Pre-Approval Activities shall include without limitation advertising, education, product-related public relations, health care economic studies, governmental affairs activities for reimbursement and formulary acceptance, sales force training, trademark selection, filing, prosecution, and enforcement, and other activities included within the US Commercialization Plan prior to the First Commercial Sale of a Licensed Product in the U.S. Territory.

“Principal Investigator” means the person responsible for the conduct of a Clinical Trial at a Clinical Trial site.

“Product Information” shall have the meaning assigned in Section 10.1.

“Product Trademark” shall have the meaning assigned in Section 11.7(a).

“Promotion FTE Rate” shall have the meaning assigned in Section 7.8(b).

“Promotion Proposal” shall have the meaning assigned in Section 7.8(b).

“Regulatory Approval” means any and all approvals (including without limitation pricing and reimbursement approvals), product or establishment licenses, registrations, or authorizations of any regional, federal, state, or local Regulatory Health Authority, department, bureau, or other governmental entity, necessary to commercially distribute, sell or market a Licensed Product in a regulatory jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), (c) labeling approval and (d) technical, medical and scientific licenses.

“Regulatory Authority” means any court or government body, whether national, supra-national, federal, state, local, foreign or provincial, including any political subdivision thereof, including any department, commission, board, bureau, agency, or other regulatory or administrative governmental authority or instrumentality, and further including any quasi-governmental Person or entity exercising the functions of any of these.

“Regulatory Documentation” means all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from Regulatory Health Authorities (including minutes and official contact reports relating to any communications with any Regulatory Health Authority) and all supporting documents, including documentation arising in the course of all clinical studies and tests, in each case relating to any Licensed Compounds or Licensed Products, including all INDs, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

“Regulatory Health Authority” means any applicable national (for example, FDA or Japan’s Pharmaceuticals and Medical Devices Agency), supranational (for example, the EMA), regional, state, provincial or local regulatory health authority, department, bureau, commission, council, or other government entity regulating or otherwise exercising authority with respect to the Exploitation of Licensed Compounds or Licensed Products in the Territory, including any such entity involved in the granting of Regulatory Approval for pharmaceutical products.

“Responsible Party” shall have the meaning assigned in Section 11.6(a)(ii).

“Review Period” shall have the meaning assigned in Section 10.8.

“Safety Agreement” shall have the meaning assigned in Section 4.7(a).

“Sales Collaboration Committee” or “SCC” means the committee described in Section 7.2.

“Senior Executives” means (i) the Chief Executive Officer of Ardelyx and (ii), for so long as Phase 3 Clinical Trial Development has not yet been initiated, the Executive Vice

President head of Innovative Medicines of AstraZeneca, and, as from such time as Phase 3 Clinical Trial Development has been initiated, the Executive Vice President head of Global Medicines Development of AstraZeneca. A Party shall be entitled, effective upon written notice thereof to the other Party, to designate one of its other representatives having equivalent seniority and experience to replace such foregoing representative as that Party’s Senior Executive for the purpose of this Agreement. In the case of Ardelyx, an acceptable replacement would be an acting or temporary Chief Executive Officer, a chairman of the board of directors, or a member of Ardelyx’s board of directors acting in an executive capacity.

“Separate Licensed Product” shall have the meaning assigned in Section 9.7.

“Sole Program Know-How” shall have the meaning assigned in Section 11.2(b).

“Sole Invention Patent” shall mean any Patent covering or claiming any invention within the Sole Program Know-How.

“Specifications” means the specifications applicable to the Manufacture, packaging and labeling of Licensed Compound or Licensed Products in effect at a given time.

“Statistical Analysis Plan” shall have the meaning assigned in Section 5.1(g).

“Sublicensee” shall have the meaning assigned in Section 2.2.

“Tax” or “Taxation” means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a Tax Authority.

“Tax Authority” means any government, state or municipality, or any local, state, federal or other fiscal, revenue, customs, or excise authority, body or official anywhere in the world, authorized to levy Tax.

“Term” shall have the meaning assigned in Section 14.1.

“Territory” means the world.

“Third Party” means any Person other than Ardelyx or AstraZeneca, or their respective Affiliates.

“Third Party Claims” shall have the meaning assigned in Section 15.1(a).

“Third Party Compensation” shall have the meaning assigned in Section 9.5(j).

“Transfer Price” means (i) when to be charged by Ardelyx, the [***] of all Ardelyx’s transferred inventory (representing all amounts paid by Ardelyx to a Third Party for the Manufacture of Licensed Compound or Licensed Product), in accordance with IAS, [***]

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[***]; and (ii) when to be charged by AstraZeneca, the AstraZeneca Full Manufacturing Cost.

“US Commercialization Plans” shall have the meaning assigned in Section 7.4.

“US Launch Plans” shall have the meaning assigned in Section 7.4.

“U.S. Territory” means the United States, its territories, and its possessions.

“Valid Claim” means (i) a claim of an issued and unexpired patent within the Licensed Patents, Ardelyx [***] Patents, Joint Patents or AstraZeneca Sole Invention Patents, as applicable, that has not been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in an unappealed or unappealable decision or has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise or (ii) a claim of a pending patent application within the Licensed Patents, Ardelyx [***] Patents, Joints Patents or AstraZeneca Sole Invention Patents, as applicable, that has not been abandoned, finally rejected or expired without the possibility of appeal or re-filing. For purposes hereof, [***].

“Written Disclosure” shall have the meaning assigned in Section 13.2.

1.2 Construction. Except where the context requires otherwise, whenever used in this Agreement, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word “or” has the inclusive meaning represented by the phrase “and/or”. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term. The article, section, and subsection headings contained in this Agreement are for the purposes of convenience only and are not intended to define or limit the contents of such articles, sections, and subsections. The wording of this Agreement shall be deemed to be the wording mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

ARTICLE 2.

GRANT OF RIGHTS AND LICENSES; EXCLUSIVITY

2.1 Exclusive License to AstraZeneca. Subject to the terms of this Agreement, Ardelyx grants to AstraZeneca:

(a) an exclusive (including with regard to Ardelyx and its Affiliates, except with respect to the retained rights set forth in Section 2.5 below) right and license under the Licensed Technology and Ardelyx’s rights in the Joint Technology to Exploit the Licensed Compounds and Licensed Products solely for the purpose of Developing, Manufacturing and Commercializing Licensed Products in the Field and in the Territory.

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(b) an exclusive (including with regard to Ardelyx and its Affiliates, except with respect to the retained rights set forth in Section 2.5 below), right and license under the Ardelyx [***] Technology to Develop, Manufacture and Commercialize the Licensed Compounds and Licensed Products in the Field and in the Territory.

(c) an exclusive (including with regard to Ardelyx and its Affiliates, except with respect to the retained rights set forth in Section 2.5 below), right and license and right of reference in the Territory under Ardelyx’s and its Affiliates’ rights, titles and interests in and to the Regulatory Approvals, to the extent not assigned pursuant to Section 2.13, to Develop, Manufacture and Commercialize the Licensed Compounds and Licensed Products in the Field and in the Territory.

2.2 Sublicenses. AstraZeneca shall have the right to grant sublicenses, through multiple tiers of sublicenses, under the licenses granted to AstraZeneca under Section 2.1, to its Affiliates and to any other Person. Where AstraZeneca or its Affiliates grants such sublicense to a Person that is not an Affiliate of AstraZeneca, and such Person is not a Distributor, such Person shall be a “Sublicensee” for the purposes of this Agreement, and any Person to which a Sublicensee grants a further sublicense shall also be a Sublicensee; provided, however, that any Person that (i) is granted a sublicense under the license granted to AstraZeneca pursuant to Section 2.1 solely to enable such Person to provide contract research or development services or contract manufacturing services for AstraZeneca, its Affiliates or Sublicensees, and (ii) does not have the right to distribute, market or sell the Licensed Products shall not be a “Sublicensee” for purposes of this Agreement. AstraZeneca, its Affiliates and its Sublicensees shall ensure that all Persons to which they grant sublicenses comply with all terms and conditions of this Agreement. Without limiting the foregoing, AstraZeneca shall obtain rights and licenses from its Affiliates and Sublicensees as necessary to enable AstraZeneca to grant to Ardelyx rights and licenses under Patents and Know-How Controlled by such Affiliates and Sublicensees to the same extent as AstraZeneca grants to Ardelyx pursuant to this Agreement under AstraZeneca Sole Invention Patents, Sole Program Know-How owned by AstraZeneca, AstraZeneca’s interest in the Joint Technology and AstraZeneca Background Technology, including without limitation the licenses and rights granted to Ardelyx pursuant to Sections 2.7 and 2.8 and Article 14. AstraZeneca shall remain liable for any action or failure to act by any Sublicensee, or any other Party that is granted a sublicense under the licenses granted in Section 2.1 by AstraZeneca, its Affiliates or its Sublicensees, that would constitute a breach of this Agreement if such action or failure were committed by AstraZeneca.

2.3 Distributorships. AstraZeneca shall have the right, in its sole discretion, to appoint its Affiliates, and AstraZeneca, its Affiliates and its Sublicensees shall have the right, in their sole discretion, to appoint any other Persons, in the Territory or in any country of the Territory, to distribute, market and sell the Licensed Products, with or without packaging rights. In circumstances where such appointed Person purchases its requirements of Licensed Products from AstraZeneca, its Affiliates or its Sublicensees, but does not otherwise make any royalty or other payment to AstraZeneca, its Affiliates or its Sublicensees with respect to Intellectual Property Rights, and where such Person is not an Affiliate of AstraZeneca and neither AstraZeneca nor any of its Affiliates shares in the profits from, or has an equivalent interest in the proceeds from, the sale of Licensed Products by such Person, that Person shall be a “Distributor” for purposes of this Agreement. The term “packaging rights” in this Section 2.3

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shall mean the right for the Distributor to package Licensed Products supplied in unpackaged bulk form into individual ready-for-sale packs. AstraZeneca shall remain liable for any action or failure to act by the Distributor that would constitute a breach of this Agreement if such action or failure were committed by AstraZeneca.

2.4 Co-Promotion Rights. For the avoidance of doubt, AstraZeneca and its Affiliates shall have the right, in their sole discretion, to co-promote the Licensed Products with any other Person(s), or to appoint one or more Third Parties to promote the Licensed Products without AstraZeneca in all or any part of the Territory, provided however that the foregoing shall not adversely impact Ardelyx’s rights under the Co-Promote Option.

2.5 Rights Retained by Ardelyx. Notwithstanding the foregoing, Ardelyx retains the right under the Licensed Technology, Ardelyx [***] Technology and Joint Technology to (i) conduct the Initial Studies and the IBS-C Study as set forth in Article 5 and perform any other Development activities that may be explicitly assigned to be performed by Ardelyx by the Development Collaboration Committee; (ii) Manufacture or have Manufactured the Licensed Compound or the Licensed Product in satisfaction of its obligations under Article 8 hereof; (iii) following the exercise of the Co-Promote Option, promote the Co-Promote Product in the U.S. Territory subject to Article 7; and (iv) conduct any other activities expressly assigned to Ardelyx by the DCC under this Agreement (collectively, the activities referred to in (i), (ii), (iii) and (iv) the “Assigned Activities” and, solely the activities referred to in (iv) the “Additional Assigned Activities”).

2.6 Exclusion Option. During the Term, should Ardelyx or any of its Affiliates [***]. AstraZeneca may, at any time after having received such notification from Ardelyx or otherwise after AstraZeneca first becomes aware that Ardelyx or any of its Affiliates have [***], notify Ardelyx in writing that AstraZeneca desires to exclude [***] (such right, the “Exclusion Option”). From and after the date upon which Ardelyx receives such written notice of AstraZeneca’s exercise of the Exclusion Option, AstraZeneca shall have no further rights under such [***].

2.7 License to Ardelyx. AstraZeneca grants to Ardelyx a non-exclusive, paid-up, royalty free, worldwide license under any Sole Program Know-How owned by AstraZeneca, the AstraZeneca Sole Invention Patents and AstraZeneca’s interest in the Joint Technology, to Exploit the Licensed Compounds and Licensed Products for the sole purpose of performing the Assigned Activities.

2.8 [***]

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[***]

2.9 Non-compete and Restrictive Covenants.

(a) During the period starting on the Effective Date and continuing until the earlier to occur of [***], neither AstraZeneca nor any of its Affiliates shall, except as otherwise expressly permitted in this Agreement, either by itself or through a Third Party, [***] (such product or compound, an “NHE3 Product”).

(b) During the period starting on the Effective Date and continuing until [***], neither AstraZeneca nor any of its Affiliates shall, except as otherwise expressly permitted in this Agreement, either by itself or through a Third Party, [***] any NHE3 Product in the Territory; provided that [***].

(c) Except as otherwise expressly permitted in this Agreement, neither Ardelyx nor any of its Affiliates shall, either by itself or through a Third Party, [***] research or Develop any NHE3 Product, or [***] any NHE3 Product; provided that [***].

(d) Notwithstanding the aforesaid, neither a Party’s nor any of such Party’s Affiliates’ direct or indirect acquisition of or merger with, in whole or in part, a Person (or group of companies) or the business of a Person (or group of companies) having any activity contravening the covenants set forth above in this Section 2.9, shall constitute a breach of such covenants by such Party, if, within [***], such Party shall, (i) in the case of AstraZeneca either (A) provide Ardelyx with written notice of its, or its Affiliates’, as the case may be, [***], or (B) exercises its right to terminate this Agreement pursuant to Section 14.2(b)(i), in which case such termination shall be effective thirty (30) days after Ardelyx’s receipt of a written notice of termination from AstraZeneca, and (ii) in the case of Ardelyx, provide AstraZeneca with written notice of its, or its Affiliates’, as the case may be, [***]. In

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the event that a Party provides a written notice of its or its Affiliates’ [***] pursuant to the above, then (X) such Party shall (or, as the case may be, cause its relevant Affiliate to) diligently pursue [***], and in any case, [***] after the closing of the acquisition or merger transaction under which the relevant business was acquired, and (Y) neither such Party nor its Affiliates, as the case may be, shall during such [***] period, [***] the NHE3 Product (being the subject of research or Development activities forming part of the relevant business which is to be divested), unless [***]. In the case of AstraZeneca undergoing such a transaction, (1) it shall, notwithstanding anything to the contrary in this Section 2.9(d), at all times continue to be obligated to use Commercially Reasonable Efforts to Develop or Commercialize Licensed Products in accordance with its obligations under and subject to Section 4.4(a), and (2) if AstraZeneca elects to terminate this Agreement as set forth above pursuant to Section 14.2(b)(i) and such termination is effective prior to the expiration of the Notification Period, AstraZeneca shall (XX) continue to be obligated to reimburse Ardelyx for its Development Expenses incurred in the performance of the IBS-C Study, whether incurred prior to, or on or after, the effective date of such termination, up to a maximum amount of [***] and (YY) otherwise comply with its obligations to reimburse Ardelyx for its committed non-cancellable Development Expenses in accordance with Section 14.3(b).

(e) With respect to the Listed Patents, Ardelyx covenants that for the duration of the Term neither Ardelyx nor any of its Affiliates shall directly or indirectly (i) seek to [***], or [***] any rights to, any [***]; (ii) grant any [***] in respect of [***]; or (iii) seek to [***] unless expressly permitted by this Agreement.

(f) The words [***] and all variations thereof included in this Section 2.9 with reference to NHE3 Products shall include the activities described in the [***], but with such activities being with respect to NHE3 Products rather than with respect to Licensed Product as set forth in the definition.

(g) The Parties agree that the restrictions contained in this Section 2.9 are reasonable and necessary for the protection of the Parties’ and their Affiliates’ respective confidential information and business, that such restrictions are reasonable in all the circumstances and that the Parties would not have entered into this Agreement without the protections afforded to them under this Section 2.9.

2.10 No Implied Rights. This Agreement confers no right, license, or interest by implication, estoppel, or otherwise under any Patents, Know-How, or other Intellectual Property Rights of either Party except as expressly set forth in this Agreement. Each Party hereby expressly retains and reserves all rights and interests with respect to Patents, Know-How, or other Intellectual Property Rights not expressly granted to the other Party hereunder.

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2.11 No Encumbrance. Ardelyx shall not assign, transfer, convey or otherwise encumber its rights to the Licensed Technology, Joint Technology or Regulatory Approvals, and shall not use any of the foregoing itself or grant any right, title or interest therein to any Person, in each case in a manner that is inconsistent with the exclusive licenses or other rights granted to AstraZeneca under this Agreement.

2.12 Exclusivity Term. AstraZeneca’s exclusive licenses granted under Section 2.1, shall expire with respect to each separate Licensed Product, on a country-by-country basis, on the date when AstraZeneca’s obligation to pay royalties with respect to such Licensed Product expires pursuant to Section 9.5(i). Upon expiry of AstraZeneca’s exclusive licenses with respect to a Licensed Product in a country, AstraZeneca’s licenses with respect to such Licensed Product in such country shall become non-exclusive, fully paid-up, perpetual and irrevocable and the Net Sales of such Licensed Product in such country shall be excluded from the royalty calculations under Section 9.5 (including the thresholds and ceilings). AstraZeneca and its Affiliates and Sublicensees shall be allowed to continue exercising AstraZeneca’s rights under the licenses granted in Section 2.1 on a non-exclusive basis in such country with no further consideration to Ardelyx.

2.13 Assignment of Regulatory Documentation. Ardelyx hereby assigns to AstraZeneca all of its rights, titles and interests in and to all Regulatory Documentation, including, to the extent permitted by Applicable Laws, all Regulatory Approvals Controlled by Ardelyx as of the Effective Date and from time to time during the Term, provided, however, that (i) Ardelyx shall retain the IBS-C IND until Completion of the IBS-C Study, and (ii) Ardelyx shall retain the Cardio/Renal IND until such time as the Cardio/Renal IND has become effective. Ardelyx shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary to complete such assignment, or as AstraZeneca may reasonably request in connection therewith, or to carry out more effectively the purpose thereof, or to better assure and confirm unto AstraZeneca its rights under this Section 2.13, at AstraZeneca’s cost and expense.

2.14 Confirmatory Patent Licenses. Ardelyx shall, if requested to do so by AstraZeneca, immediately enter into short form confirmatory license agreement(s) in the form or substantially the form set out in Exhibit C for purposes of (i) recording the licenses granted under this Agreement with such Patent authorities in the Territory as AstraZeneca considers appropriate or (ii) otherwise being able to demonstrate the existence of the licenses granted to AstraZeneca under this Agreement to relevant authorities where required without having to disclose this Agreement in its entirety. Until the execution of any such confirmatory licenses, so far as may be legally possible, Ardelyx and AstraZeneca shall have the same rights in respect of the licenses granted under this Agreement and be under the same obligations to each other in all respects as if such confirmatory licenses had been executed.

ARTICLE 3.

JOINT PROJECT TEAM AND DEVELOPMENT COLLABORATION COMMITTEE

3.1 JPT. Ardelyx and AstraZeneca shall establish a Joint Project Team (the “JPT”). The JPT shall remain in effect as from the Effective Date and for as long as [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]. The JPT shall serve as a joint working group for the purpose of implementing the Development Plan, coordinating the practical aspects of the Parties’ collaboration under this Agreement, handling day-to-day issues in relation thereto, facilitating communication between the Parties in respect thereof and otherwise performing such specific tasks as may be assigned to it by the DCC. The JPT shall consist of [***] project leaders, [***], and such additional members as each Party may appoint from time to time as necessary or useful for the performance of the JPT’s responsibilities hereunder. Each Party shall have the right to withdraw or replace its JPT representatives upon written notice to the other Party, provided that any such substitute representative shall have substantially the equivalent position and experience as the representative that such person replaces, and further provided that replacements for the Parties’ respective project leaders shall be subject to the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. AstraZeneca and Ardelyx shall each bear all expenses of its JPT members related to such members’ participation on the JPT. Each Party’s representatives on the JPT as of the Effective Date are set forth in Exhibit D.

3.2 Overview of the DCC. Ardelyx and AstraZeneca shall establish a development collaboration committee in accordance with this Article 3 (the “DCC”). The DCC shall remain in effect as from the Effective Date and until [***]. If the DCC is disbanded pursuant to the preceding sentence and AstraZeneca thereafter decides to [***]. The DCC shall serve as a forum for discussing and sharing Information and Materials; discussing strategy regarding the Development of the Licensed Products; and discussing the allocation of Development activities to be conducted by Ardelyx and AstraZeneca, as more fully set forth in this Article 3.

3.3 Composition of the DCC. [***] Each Party’s representatives on the DCC as of the Effective Date are set forth in Exhibit E. The DCC shall be chaired by a representative of [***]. The chairperson shall be responsible for calling meetings, setting the agenda, circulating the agenda at least ten (10) days prior to each meeting and distributing minutes of the meetings within thirty (30) days following such meetings (provided that the chairperson may elect to delegate the performance of its responsibilities to other members of the DCC from time to time), but will not otherwise have any greater power or authority than any other member of the DCC. The chairperson shall coordinate with each Party to schedule each DCC meeting at least six (6) months in advance of such meeting, or – with regard to meetings that are called for on shorter notice – as early as reasonably practicable in advance of such meeting. Each Party shall disclose to the chairperson any proposed agenda

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

items, along with appropriate Information and Materials at least twenty (20) Business Days in advance of each meeting of the DCC (or – with regard to meetings that are called for on shorter notice – as early as reasonably practicable in advance of such meeting). The chairperson shall not unreasonably reject any proposed agenda items. At least one (1) member of the DCC selected by Ardelyx and one (1) member of the DCC selected by AstraZeneca shall have substantial experience in pharmaceutical product research and development, and all of the members of the DCC shall have such expertise as appropriate to the activities of the DCC. Each Party may replace its members of the DCC upon written notice to the other Party, provided that any such substitute member shall have substantially the equivalent functional expertise, experience and seniority as the member that such person replaces. From time to time, the DCC may invite non-voting personnel of either Party having formulation, Manufacturing, Commercialization, marketing or other expertise to participate in discussions of the DCC. An alternate voting member designated by a Party may serve temporarily in the absence of a permanent voting member appointed by such Party, and either Party may also designate one or more non-voting consultants to such Party who are under written obligations of confidentiality to such Party as DCC observers who may attend the DCC meetings in an observational capacity only.

3.4 Responsibilities of the DCC. The DCC’s responsibilities will include, among others, (i) reviewing and approving the Development Plan and Development Budget, and any amendments thereto, (ii) approving (or establishing procedures to approve) protocols for nonclinical studies or Clinical Trials and any amendments or modifications to such protocols or studies, (iii) performing quarterly reviews of the progress of nonclinical and clinical studies and any proposed additional studies, (iv) facilitating the exchange of Information and Materials, (iv) facilitating the timely transfer of Manufacturing responsibility to AstraZeneca in accordance with Article 8, (v) reviewing and approving a proposal by either Party to stop a Clinical Trial of a Licensed Product, (vi) allocating responsibility for Development activities between the Parties, (vii) reviewing and discussing initial Commercialization Plans; (viii) discussing any Additional Assigned Activities that may be assigned to Ardelyx, and the details of the performance of such Additional Assigned Activities, including any budgets related thereto; (ix) on a yearly basis commencing in the Calendar Year [***], review the FTE rate to be used in calculating the Additional Assigned Activity Expenses and the Development FTE Rate to consider whether such rates shall be increased to reflect increases in Ardelyx’s costs of conducting Assigned Activities; and (x) performing such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

3.5 Meetings of the DCC. The DCC shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the committee, but in no event shall such meetings be held less frequently than once every three (3) months. Meetings of the DCC will alternate between the offices of the Parties, unless otherwise agreed upon by the members of the DCC, or may be held via internet, telephonically or by videoconference; provided that at least two (2) meetings per year shall be held in person. Meetings of the DCC will be effective only if at least two representatives of each Party are in attendance or participating in the meeting. Each Party will be responsible for the expenses incurred in connection with its employees, consultants and its members of the DCC attending or otherwise participating in DCC meetings.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.6 DCC Decision Making. The DCC shall make decisions within its remit only by [***]. In the event that (a) [***] on a matter before it for decision within fifteen (15) days after the matter was first considered by it or (b), if Ardelyx has [***] within fifteen (15) days after the date when the matter in dispute was first raised by either Party with the other Party; then the matter may be referred by either Party to the Senior Executives, who shall meet (in person, via internet, telephonically or by videoconference) and attempt to resolve the matter within fifteen (15) days of such referral. In the event that the Senior Executives are unable to reach consensus within such fifteen (15)-day period, [***]. Notwithstanding the foregoing, (i) Ardelyx shall not be required to perform any Additional Assigned Activities unless Ardelyx specifically agrees to conduct such Additional Assigned Activities in accordance with the budgets and plans for such activities proposed by the DCC, and (ii) in the event that [***] cannot be attained, [***] with respect to the IBS-C protocol or the Statistical Analysis Plan unless [***]. In the case of subsection (ii) above, the Parties shall continue to revise the IBS-C Study protocol or Statistical Analysis Plan until such time as [***].

3.7 Ardelyx Membership in the DCC. For any period during which Ardelyx is not actively conducting any Clinical Trial under this Agreement, Ardelyx’s membership in the DCC shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of performing activities within the remit of the DCC. During any such period, Ardelyx shall have the right to withdraw from membership in the DCC upon thirty (30) days’ written notice to AstraZeneca, which notice shall be effective upon the expiration of such thirty (30) day period. Such withdrawal shall not, however, relieve Ardelyx of any of its obligations under this Agreement (apart from the obligation to participate at DCC meetings). Upon the effective date of Ardelyx’s withdrawal pursuant to the above, Ardelyx’s membership in such committee shall be terminated. Notwithstanding its withdrawal pursuant to the above, Ardelyx shall have the right to continue to receive the Information and Materials it would otherwise be entitled to receive under this Agreement. If, at any time, following its issuance of a notice of withdrawal pursuant to the above, Ardelyx wishes to resume participation in the DCC, it shall notify AstraZeneca thereof in writing and, as from the thirtieth (30th) day thereafter, Ardelyx representatives to the DCC shall be entitled to attend any subsequent meeting of the DCC and to participate in the activities and decision-making by the DCC as provided in Section 3.6 as if such withdrawal notice had not been issued by Ardelyx pursuant to this Section 3.7. If the Development Collaboration Committee is disbanded, then any Information and Materials originally to be disclosed through the DCC shall be provided to such Party directly by the other Party subject to the terms and conditions of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 4.

GENERAL PROVISIONS ON DEVELOPMENT AND COMMERCIALIZATION

4.1 Information Disclosure; Assistance; Record Keeping.

(a) Ardelyx acknowledges that it has, prior to the Effective Date, made available to AstraZeneca all material Regulatory Documentation Controlled by Ardelyx and tangible and electronic embodiments of all Licensed Know-How existing as of the Effective Date. After the Effective Date, and promptly following AstraZeneca’s request to do so, Ardelyx shall transfer to AstraZeneca copies of all of the “Essential Documents” as defined in Chapter 8 of ICH-GCP that are Controlled by Ardelyx relating to the Lead Licensed Compound and Lead Licensed Product (the “Essential Documents”). Ardelyx will have the right to retain original copies of the foregoing but shall make such original copies available to AstraZeneca at Ardelyx’s site of business upon reasonable advance written notice by AstraZeneca.

(b) From time to time after the Effective Date, to the extent not done so already, Ardelyx shall, and shall cause its Affiliates to, without additional compensation, disclose and make available to AstraZeneca, in whatever form AstraZeneca may reasonably request, as soon as reasonably practicable after the earlier of the development, making, conception or reduction to practice of each of the following: copies or tangible embodiments of all Regulatory Documentation Controlled by Ardelyx, Sole Program Know-How owned by Ardelyx, Joint Know-How and Ardelyx [***] Know-How. Subject to Section 4.1(e), Ardelyx will have the right to retain original copies of the foregoing, and shall make such original copies available to AstraZeneca at Ardelyx’s site of business upon reasonable advance written notice by AstraZeneca.

(c) Without prejudice to its other obligations under this Agreement, including activities explicitly assigned by the DCC to be performed by Ardelyx in connection with the Development hereunder, Ardelyx shall, at its cost and expense, provide AstraZeneca with all reasonable assistance required in order to transfer the Licensed Know-How to AstraZeneca in a timely manner or, at the reasonable cost and expense of AstraZeneca, assist AstraZeneca with respect to the practice of the Licensed Know-How in connection with Development, Manufacture or Commercialization of the Licensed Compounds and the Licensed Products.

(d) Each Party shall maintain, or cause to be maintained, records of its activities under this Agreement, including the Essential Documents and including records in the form of laboratory notebooks, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its activities hereunder, which shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement, and which shall be retained by such Party for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by Applicable Laws. AstraZeneca shall have the right, during normal business hours and upon reasonable prior notice, to inspect and copy any such records of Ardelyx.

(e) AstraZeneca acknowledges that laboratory notebooks maintained by Ardelyx prior to the Effective Date may include records of activities outside of the scope of this

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement. Therefore, during the Term, Ardelyx shall, without prejudice to its other obligations hereunder (including Sections 4.1(b) and 4.1(c)) as soon as reasonably practicable after Ardelyx’s receipt of AstraZeneca’s request, and at the reasonable cost and expense of AstraZeneca, provide AstraZeneca with redacted copies of the laboratory notebooks as may be required for AstraZeneca’s patent prosecution and maintenance purposes, and shall further make the original laboratory notebooks available to AstraZeneca during normal business hours and upon reasonable notice if required for AstraZeneca’s patent prosecution and maintenance purposes; provided that, Ardelyx shall have the right to use reasonable measures to protect the confidentiality of such records included in the laboratory notebooks that relate to activities outside of the scope of this Agreement, provided, however, that such measures are consistent with the preservation of the original records for use as evidence in legal proceedings.

4.2 Development Plan and Development Budget. The Development of the Licensed Products shall be governed by a global development plan (“Development Plan”), and costs and expenses relating to the Development of Licensed Products shall be governed by a development budget (“Development Budget”). Within [***] after the Effective Date, AstraZeneca shall submit the Initial Development Plan and Development Budget to the DCC for approval in accordance with the terms of Section 3.4, Section 3.6 and Exhibit A. Following Completion of the Initial Studies, AstraZeneca will prepare in consultation with Ardelyx a Development Plan that will include, among other things, (i) the initial indication(s) for which the Licensed Product is planned to be Developed, (ii) other indications for which the Licensed Product may be developed, (iii) the proposed overall program of Development for the Licensed Product for any indications elected by AstraZeneca in each Major Market, and any other applicable countries, including without limitation all material nonclinical studies, toxicology, pharmacology studies, formulation, process development, clinical studies, and regulatory plans and other main elements of obtaining Regulatory Approval in each Major Market, and any other applicable country, (iv) critical activities to be undertaken, timelines, decision points and relevant decision criteria, and (v) allocation of responsibilities between the Parties for the various activities to be undertaken under the Development Plan; all based on what can reasonably be foreseen and planned at the time of preparation of the Development Plan. Each Party will have the right to use its Affiliates or Third Parties to perform Development activities allocated to it under the Development Plan, provided that any Affiliate or Third Party retained by Ardelyx for such purpose that is not listed in Exhibit F (as such Exhibit may be amended or reduced by the DCC from time to time after the Effective Date) shall first have been approved by AstraZeneca, such approval not to be unreasonably withheld, and further provided that if any Third Party listed on Exhibit F does not agree in writing to comply with the AstraZeneca Code of Conduct (as set forth in the website set forth in Section H7 of Exhibit H) within thirty (30) days after the Effective Date, Ardelyx shall confer with the DCC regarding further use of such Third Party to perform such activity and other measures acceptable to the DCC that should be taken with respect thereto. While the DCC is in effect, the DCC will review the Development Plan and Development Budget at least four times per year, and will amend the Development Plan and Development Budget as necessary pursuant to review. Each Party responsible for conducting a Clinical Trial shall provide the Clinical Trial results to the DCC in draft form as soon as reasonably practicable and shall provide each final report to the DCC, within ten (10) days after finalization of the Clinical Trial report. After the DCC is disbanded pursuant to Section 3.2 or Section 3.7, AstraZeneca shall continue to revise the Development Plan and Development Budget at least [***], and such revisions (or areasonably detailed summary thereof) shall be delivered to Ardelyx as soon as reasonably practicable following finalization thereof.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3 Development Expenses. Subject to Section 6.1 below, AstraZeneca will be responsible for the payment of all Development Expenses incurred after the Effective Date in connection with the Development of Licensed Products in the Territory. With respect to the Development activities allocated to, and conducted by Ardelyx in accordance with the Development Plan, AstraZeneca shall reimburse Ardelyx for all Development Expenses incurred by Ardelyx that are consistent with and within the limits of the Development Plan and the Development Budget each as approved by the DCC. For the avoidance of doubt, the foregoing shall include Development Expenses incurred by Ardelyx for the conduct of the IBS-C Study, which expenses shall be reimbursed by AstraZeneca hereunder, up to a maximum amount of [***]. Ardelyx’s Internal Development Expenses shall be determined on an FTE basis in accordance with this Section 4.3. Ardelyx shall submit invoices to AstraZeneca at the beginning of each Calendar Quarter, which invoices shall detail the Development Expenses incurred by Ardelyx during the previous Calendar Quarter, including all FTE charges and all External Development Expenses in connection with performing activities under the Development Plan and within the Development Budget. Ardelyx may, in its sole discretion, elect to submit invoices to AstraZeneca on a monthly basis rather than on a Calendar Quarter basis (in which case Ardelyx shall submit invoices to AstraZeneca at the beginning of each calendar month and such invoices shall detail such Development Expenses incurred by Ardelyx during the previous calendar month). Ardelyx’s FTEs shall be charged to Development Expenses at an annual rate of [***] per FTE, subject to Section 3.4(ix) (the “Development FTE Rate”). For the avoidance of doubt, such rate shall include [***]. AstraZeneca shall pay each invoice fulfilling the requirements set out in Section 9.12 within forty-five (45) days of its receipt thereof, regardless of whether such invoices have been submitted on a Calendar Quarter or monthly basis.

4.4 Diligence Obligations.

(a) AstraZeneca shall use Commercially Reasonable Efforts at its own cost and expense (i) to Develop a Licensed Product and to seek Regulatory Approval for such Licensed Product for use in humans in each of the Major Markets, (ii) Manufacture or have Manufactured Licensed Compound and Licensed Product for use in the Development and Commercialization thereof, and (iii) to Commercialize a Licensed Product for use in humans in each of the Major Markets. AstraZeneca shall perform, or cause its Affiliates or Third Party contractors to perform, its responsibilities under this Agreement, and Ardelyx shall perform, or cause its Affiliates or Third Party contractors to perform the Assigned Activities, in each case, in compliance with this Agreement, all Applicable Laws, applicable FDA (or foreign equivalent) requirements, including, without limitation, then-current GLP, GCP and GMP. For the avoidance of doubt, AstraZeneca shall not be obligated to obtain Regulatory Approvals for, or Commercialize, more than one Licensed Product for use in humans in any Major Market. Further, Ardelyx acknowledges and agrees that nothing in this Section 4.4 is intended, or shall be construed, to require AstraZeneca to Develop or Commercialize a specific Licensed Product. In the event that AstraZeneca decides to discontinue the Development or Commercialization of a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensed Product in favor of another Licensed Product, its obligations under this Section 4.4 shall cease with respect to such initial Licensed Product in favor of such other Licensed Product. AstraZeneca shall have no other obligation, express or implied, to Exploit the Licensed Products.

(b) If Ardelyx at any time believes that AstraZeneca may be in material breach of its obligations under Section 4.4(a), then Ardelyx may exercise its rights under Section 16.2(a) or proceed directly to exercise its rights under Section 14.2(a) (subject to the provisions set forth therein), at Ardelyx’s sole discretion.

4.5 Reports of Development Activities. During the period that the DCC is in effect, each Party will report on the Development activities, if any, undertaken by it in accordance with the Development Plan at each meeting of the DCC or at such other intervals as may be set forth in the Development Plan. After the DCC is disbanded, AstraZeneca shall continue to provide Ardelyx (i) on a semiannual basis with a written report of its Development activities, and (ii) a copy of each Clinical Trial final report within ten (10) days after each such Clinical Trial report is finalized. Whether provided during the period the DCC is in effect, or thereafter, the Development reports shall include a reasonably detailed summary of all results, data and material inventions, if any, obtained from such Development activities. In addition, each Party will, at its own expense, make appropriate scientific and regulatory personnel available to the other Party, either by telephone or in person as the Parties may mutually agree, as reasonably required to keep the other Party informed of Development activities conducted by such Party.

4.6 Regulatory Matters.

(a) Following the transfer of an IND to AstraZeneca pursuant to Section 2.13, AstraZeneca shall be solely responsible for all regulatory filings and communications with each Regulatory Health Authority with respect to that IND, and AstraZeneca shall be solely responsible for any and all subsequent filings and communications with the Regulatory Health Authority including, without limitation, for the preparation and filing of all additional INDs (except in relation to such IND(s) as are retained by Ardelyx pursuant to Section 2.13) and for providing, in the format required by Regulatory Health Authorities, the data and information required to be submitted to such Regulatory Health Authorities for Regulatory Approval of Licensed Products, including without limitation data from all Clinical Trials and all Manufacturing and controls information required for Regulatory Approval of such Licensed Product by the Regulatory Health Authorities. AstraZeneca shall, subject to the conditions and within the limitations set forth in Section 4.4(a), use Commercially Reasonable Efforts to obtain Regulatory Approval for Licensed Products in (i) the Major Markets, and (ii) in any other countries where AstraZeneca determines at its sole discretion that it is commercially viable to do so.

(b) During the Term, whether through the DCC while such committee is in effect, or by providing Information and Materials directly to Ardelyx after the DCC has been disbanded, AstraZeneca shall report to Ardelyx regarding the status of each pending or proposed IND application or Drug Approval Application covering a Licensed Product in the Territory.

(c) If Ardelyx has exercised the Co-Promote Option (as described in Section 7.1 below) the following shall apply: AstraZeneca shall keep Ardelyx informed on an ongoing basis regarding the schedule and process for the preparation of the Drug Approval Application in respect of the relevant Co-Promote Product in the U.S. Territory, provide final (or close to final) drafts of those sections of the Drug Approval Application requested by Ardelyx, and permit Ardelyx to review and comment on sections of such drafts in parallel with AstraZeneca’s review process and in compliance with the timelines AstraZeneca has stipulated for its internal purposes, and AstraZeneca shall use reasonable efforts to incorporate Ardelyx’s comments therein. Notwithstanding the aforesaid, if the Parties are unable to achieve a consensus regarding any comments made or changes proposed by Ardelyx, AstraZeneca shall make the final determination as to whether and when to file the Drug Approval Application as well as the form and content thereof. The purpose of such foregoing interactions shall be to identify and resolve any potential reasonable concerns of Ardelyx in advance of the proposed filing of such Drug Approval Applications (and in particular the initial Drug Approval Application) in the U.S. Territory. Following the filing of the initial Drug Approval Application in the U.S. Territory, AstraZeneca shall continue to work with Ardelyx in the manner outlined above in this Section 4.6(c) in connection with any subsequent Drug Approval Applications in the U.S. Territory for the Co-Promote Product in respect of which Ardelyx has exercised the Co-Promote Option, and AstraZeneca shall provide Ardelyx with a copy in electronic form of all filings to Regulatory Health Authorities in the U.S. Territory that it makes hereunder in connection with such foregoing Drug Approval Applications. AstraZeneca shall further promptly furnish Ardelyx with copies of all material correspondence or minutes from any material meetings with any Regulatory Health Authority, in each case relating to any such Drug Approval Application in the U.S. Territory.

(d) During the period when the DCC is in effect, AstraZeneca shall notify Ardelyx of any request for [***] and AstraZeneca shall allow [***]. The foregoing shall apply with respect to [***]. AstraZeneca shall as soon as reasonably practicable furnish Ardelyx with copies of all substantive correspondence AstraZeneca has had with any Regulatory Health Authority, and contact reports concerning substantive conversations or substantive meetings with any Regulatory Health Authority, in each case relating to any such IND or Drug Approval Application. As from the date when the DCC is disbanded, Ardelyx’s rights hereunder shall cease, provided, however, that if Ardelyx has exercised the Co-Promote Option, then during the period when the SCC is in effect, Ardelyx shall have the rights set out in this subsection (d) but such rights shall (i) be limited to the U.S. Territory and the Co-Promote Product and (ii) further be limited such that Ardelyx may participate as an observer in any meeting or conference call as set forth above only to the extent invited to do so by AstraZeneca.

(e) Ardelyx shall notify AstraZeneca of any request for a meeting or substantive telephone conference call with any Regulatory Health Authority relating to any IND or IND equivalent for which Ardelyx is the sponsor and Ardelyx shall allow one (1) representative of AstraZeneca to participate as an observer in any such meeting or conference call. The foregoing shall apply with respect to meetings or conferences initiated by Ardelyx or by a Regulatory Health Authority.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) If Ardelyx has exercised the Co-Promote Option, and any Regulatory Health Authority threatens or initiates any action to remove a Licensed Product (in respect of which the Co-Promote Option has been exercised) from the market in the U.S. Territory, AstraZeneca shall notify Ardelyx of such communication within [***] of receipt by AstraZeneca.

4.7 Adverse Event Reporting and Product Recall.

(a) Each Party agrees to provide the other Party with the necessary safety information required by Regulatory Health Authorities to comply with Applicable Laws. AstraZeneca will hold the safety database for the Licensed Compounds and the Licensed Products and Ardelyx will provide safety information as required by Applicable Laws, in a timely manner. As promptly as possible following the Effective Date and in any event prior to the initiation of the Initial Studies, the IBS-C Study or any other Clinical Trial to be performed by Ardelyx under this Agreement, the Parties will enter into a detailed safety agreement (the “Safety Agreement”), governing, among other things, appropriate adverse event reporting procedures relating to Licensed Products and reflecting the provisions set forth above in this Section 4.7(a).

(b) In the event that any government agency or authority issues or requests a recall or takes similar action in connection with the Licensed Compounds or the Licensed Products, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the Party notified of or desiring such recall or market withdrawal shall promptly advise the other Party thereof. Following notification of a recall, AstraZeneca shall have the right to decide whether to conduct a recall or market withdrawal (except in the case of a government-mandated recall) in the Territory and shall have control of the manner in which any such recall or market withdrawal shall be conducted. AstraZeneca shall bear the expenses of any recall of a Licensed Product.

4.8 Additional Assigned Activity Expenses. With respect to any Additional Assigned Activities assigned to Ardelyx by the DCC to which Ardelyx has consented, AstraZeneca shall reimburse Ardelyx for all Additional Assigned Activity Expenses incurred by Ardelyx that are consistent with and within the limits of the budget approved by the DCC for such Additional Assigned Activities. Ardelyx shall submit invoices for amounts to be reimbursed to AstraZeneca at the beginning of each Calendar Quarter, which invoices shall detail the Additional Assigned Activity Expenses incurred by Ardelyx during the previous Calendar Quarter in which Ardelyx performs Additional Assigned Activities. Ardelyx may, in its sole discretion, elect to submit invoices to AstraZeneca on a monthly basis rather than on a Calendar Quarter basis (in which case, such invoices shall be submitted to AstraZeneca at the beginning of each calendar month and shall detail the Additional Assigned Activity Expenses incurred by Ardelyx during the previous calendar month). AstraZeneca shall pay each invoice fulfilling the requirements set out in Section 9.12 within forty-five (45) days of its receipt thereof, regardless of whether such invoices have been submitted on a Calendar Quarter or monthly basis.

4.9 General Provisions Regarding Commercialization.

(a) AstraZeneca will control and perform, itself or through its Affiliates, Sublicensees or Distributors, the Commercialization of all Licensed Products throughout the Territory and, as a result, shall, subject to the conditions and within the limitations set forth in Section 4.4 (a), be

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

obligated and responsible for using Commercially Reasonable Efforts to carry out Commercialization activities pursuant to each Commercialization Plan. For the avoidance of doubt AstraZeneca (or, as the case may be, its Affiliates or Sublicensees) shall book all of their sales of each Licensed Product, coordinate the Manufacture and supply of all Licensed Products required for Commercialization, invoice Third Parties (including Distributors) that purchase Licensed Products from AstraZeneca (or its Affiliates or Sublicensees), and collect payment for all Licensed Products sold by AstraZeneca (or its Affiliates or Sublicensees). Except to the extent otherwise described in this Agreement, AstraZeneca will be solely responsible for, and will bear all costs relating to, the Commercialization of the Licensed Products in the Territory.

(b) With respect to Commercialization of Licensed Products (other than with respect to a Co-Promote Product in the U.S. Territory), (i) such Commercialization shall be conducted independently of Ardelyx by AstraZeneca, its Affiliates and Sublicenses, (ii) AstraZeneca shall provide to Ardelyx summaries of its overall plans for Commercialization and launch of Licensed Products (each a “Commercialization Plan”), and (iii) subject to the immediately following sentence, on an annual basis, AstraZeneca shall provide to Ardelyx a Commercialization Plan specifying AstraZeneca’s plan for conducting Commercialization activities with respect to Licensed Products, which plan shall include at a minimum those activities to be conducted in the Major Countries, and a report of the current status of such Commercialization activities. AstraZeneca shall use Commercially Reasonable Efforts to provide the first Commercialization Plan described in Section 4.9(b)(iii) as soon as reasonably practicable following the Filing of the first Drug Approval Application for a Licensed Product in the Territory, and shall, in any event, provide such first Commercialization Plan to Ardelyx no later than six (6) months after the Filing of the first Drug Approval Application for a Licensed Product in the Territory.

ARTICLE 5.

INITIAL STUDIES AND IBS-C STUDY

5.1 The Initial Studies.

(a) The Parties shall cooperate in good faith to prepare as promptly as possible after the Effective Date all filings and other actions required by Applicable Laws to be made and taken in order to commence and conduct the Initial Studies. All such filings and actions shall be approved in advance by the DCC and be made and taken by or on behalf of AstraZeneca.

(b) Ardelyx undertakes to perform the Initial Studies on behalf of AstraZeneca. The Parties agree that AstraZeneca shall be the sponsor of the Initial Studies after the transfer of the INDs to AstraZeneca pursuant to Section 2.13, but shall delegate its obligations as a study sponsor (excluding such sponsor obligations as AstraZeneca may elect to retain) to Ardelyx as set forth more in detail in Exhibit H.

(c) The DCC shall establish a procedure under which Ardelyx shall obtain from the DCC prior approval of the Principal Investigators and study sites proposed to be used in connection with an Initial Study as well as of any contractual arrangements to be entered into with such sites and Principal Investigators for the purpose of the Initial Studies. In addition, Ardelyx shall seek and obtain prior approval from the DCC for the use of any contractors, including contract research organizations, it engages to perform Development activities on its behalf who are not named on Exhibit F.

(d) Ardelyx shall conduct each of the Initial Studies in compliance with Applicable Laws including GCP and in accordance with this Agreement, including the provisions set forth in Exhibit H, the Initial Development Plan, the relevant protocol (as prepared by Ardelyx in consultation with AstraZeneca and approved by the DCC), and the Investigator’s Brochure, as each may be duly amended from time to time by the DCC. Ardelyx shall further (i) use Commercially Reasonable Efforts to Complete the Initial Studies in accordance with the Initial Development Plan, (ii) cause the relevant Principal Investigators, relevant study sites and any contractors involved in the performance of the Initial Studies to conduct the respective Initial Study in accordance with this Agreement, including the provisions set out in this Section 5.1 and Exhibit H, and (iii) be responsible for the provision of such GMP quantities of the Lead Licensed Product as are specified in the protocols for the Initial Studies or otherwise required for the conduct of the respective Initial Study and in compliance with its undertakings pursuant to Article 8. Ardelyx shall, and shall cause the relevant Principal Investigators, relevant study sites and any contractors involved in the performance of the Initial Studies to, comply with all safety reporting procedures set forth in the Safety Agreement in connection with its performance of the Initial Studies.

(e) The Parties shall use Commercially Reasonable Efforts to ensure that the first patient in the ESRD Study is enrolled as set forth in the Initial Development Plan as soon as reasonably practicable after the Effective Date, but in no event later than [***] after the Effective Date, and that the first patient in the CKD Study is enrolled as set forth in the Initial Development Plan, but no later than [***] after the Effective Date.

(f) For the avoidance of doubt, Ardelyx undertakes to perform or cause to be performed the Initial Studies according to this Agreement but makes no representations or warranties as to any particular outcome of the Initial Studies.

(g) Ardelyx and AstraZeneca shall take part in and collaborate to perform the review process of the draft Clinical Study report from each of the Initial Studies (to be coordinated by the JPT). Moreover, Ardelyx shall provide AstraZeneca with (i) access, upon AstraZeneca’s request, to all raw data and individual datasets obtained in each of the Initial Studies as from such time when such data becomes available to Ardelyx; (ii) the study results – as outlined in the relevant Statistical Analysis Plan – from each of the Initial Studies within [***] after database lock of the respective Initial Study; and (iii) the relevant final report within [***] after database lock of the respective Initial Study. For the purpose of this Agreement “Statistical Analysis Plan” shall mean a document that is prepared for the purpose of a Clinical Trial, that is approved by the DCC and that pre-specifies the statistical analyses to be performed (statistical methods, endpoint definitions, analysis sets and principles for the handling of missing data) and how the results from the relevant Clinical Trial will be presented.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2 AstraZeneca’s Options upon Completion of Initial Studies.

(a) AstraZeneca may, at its sole discretion, at any time during the period [***] (the “Notification Period”), either

(i) terminate this Agreement in its entirety effective thirty (30) days after having provided written notice of termination to Ardelyx, which termination shall be an AZ Triggered Termination subject to the provisions of Section 14.3. Notwithstanding the termination of the Agreement under this Section 5.2(a)(i), or any other termination at will under Section 14.2(b) that occurs prior to AstraZeneca’s notification to Ardelyx under subsection (ii) or (iii) below AstraZeneca shall remain obligated to reimburse Ardelyx for its Development Expenses incurred in connection with its performance of the IBS-C Study, whether incurred prior to or on or after the effective date of such termination, up to a maximum amount of [***]; or

(ii) notify Ardelyx in writing of AstraZeneca’s intention to pursue the Development of a Licensed Product for one or more indication(s) that are not Constipation Related Disorder Indications (whether or not it also intends to pursue Development of a Licensed Product for a Constipation Related Disorder Indication), in which case AstraZeneca shall pay the amount set forth in Section 9.2(a), this Agreement shall remain in effect and AstraZeneca shall thus retain the rights and licenses granted to it hereunder; or

(iii) notify Ardelyx in writing that AstraZeneca, for the time being, wishes to pursue the Development of a Licensed Product only for a Constipation Related Disorder Indication, in which case AstraZeneca shall pay the amount set forth in Section 9.2(b)(i), this Agreement shall remain in effect and AstraZeneca shall thus retain the rights and licenses granted to it hereunder, meaning that AstraZeneca may at any time elect to initiate Development for one or more indication(s) that are not Constipation Related Disorder Indications. If AstraZeneca makes such election it shall notify Ardelyx in writing no later than ten (10) days after making such election, with such notice specifying the date upon which AstraZeneca made such election, and if such election is made prior to the expiration of the time period set forth in Section 9.2(b)(ii), then AstraZeneca shall pay also the amount set forth therein to Ardelyx within the time frame set forth in Section 9.2(b)(ii).

(b) If AstraZeneca fails to notify Ardelyx within the Notification Period as per subsection (i), (ii) or (iii) of Section 5.2(a), then this Agreement shall be deemed terminated by AstraZeneca in its entirety upon the expiry of the Notification Period, and the consequences set forth in subsection (i) of Section 5.2(a) shall apply. Furthermore and for the avoidance of doubt, if AstraZeneca makes the election set forth in Section 5.2(a)(ii) such that it will pursue indications for the Licensed Products that are not Constipation Related Disorder Indications, then Section 4.4 shall not be construed to require AstraZeneca to use Commercially Reasonable Efforts to pursue Development of Licensed Products for a Constipation Related Disorder Indication for so long as AstraZeneca pursues any indication that is not a Constipation Related Disorder Indication.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3 The IBS-C Study.

(a) Ardelyx shall be the sponsor for and perform the IBS-C Study in compliance with Applicable Laws including GCP. The IBS-C Study will include a minimum of [***] with the Lead Licensed Product (subject to any extension which the DCC agrees should apply) and shall include at least one arm with [***].

(b) The Initial Development Plan shall allocate the responsibility for conducting the IBS-C Study and all Development activities related thereto to Ardelyx. Ardelyx shall use Commercially Reasonable Efforts to complete the IBS-C Study in accordance with the Initial Development Plan, subject to the provisions of Section 8.1(c). Ardelyx shall further comply, and cause all contract research organizations, Principal Investigators or other Third Parties engaged in the performance of the IBS-C Study to comply, with all safety reporting procedures set forth in the Safety Agreement connection with its performance of the IBS-C Study.

(c) Notwithstanding anything else set forth herein to the contrary, AstraZeneca’s obligation to reimburse Ardelyx’s Development Expenses related to the IBS-C Study under Section 4.3 shall be capped at a maximum of [***], which shall be reflected in the Development Budget.

(d) Ardelyx shall provide AstraZeneca with (i) drafts of all data obtained in the IBS-C Study upon Ardelyx’s receipt thereof from a contract research organization or such time when such drafts otherwise become available to Ardelyx; (ii) the study results – as outlined in the relevant Statistical Analysis Plan – from the IBS-C Study within [***] after database lock of the IBS-C Study; (iii) a draft of the study report from the IBS-C Study upon Ardelyx’s receipt of such draft from a contract research organization or such time when such draft otherwise becomes available to Ardelyx; and (iv) the relevant final report within [***] after database lock of the IBS-C Study.

ARTICLE 6.

CO-FUNDING OPTION

6.1 Co-Funding Option and Co-Funding Amount. Ardelyx has the right to elect to participate in the funding of the Phase 3 Clinical Trial Development of the first Licensed Product for the first indication for which such development is conducted, such funding to be provided by Ardelyx at one of the following funding levels: (i) twenty million U.S. dollars (U.S. $20 million); (ii) thirty million U.S. dollars (U.S. $30 million); or (iii) forty million U.S. dollars (U.S. $40 million) (the “Co-Funding Option”). Ardelyx may exercise this right by providing AstraZeneca with written notice of Ardelyx’s exercise of the Co-Funding Option (the “Co-Funding Exercise Notice”) within [***] after a decision by the DCC to proceed to Phase 3 Clinical Trial Development, and the Co-Funding Exercise Notice shall include the funding level (the “Co-Funding Amount”) to which Ardelyx is committed together with a description of how Ardelyx will fund its commitment (e.g. by use of available cash reserves or

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through other means). Following Ardelyx’s exercise of the Co-Funding Option, Ardelyx shall be irrevocably committed to fund the amount of the Phase 3 Clinical Trial Development set forth in the Co-Funding Exercise Notice delivered to AstraZeneca and shall, subject to Section 6.2, after having provided the Co-Funding Amount be entitled to an increase of royalty rates pursuant to Section 9.5(d) for sales of the relevant Licensed Product for all indications. If Ardelyx does not exercise the Co-Funding Option within the time frame set forth in this Section 6.1, the Co-Funding Option and Ardelyx’s rights associated therewith shall terminate. Except as set forth in the last two sentences of this Section 6.1, the Co-Funding Option shall be exercisable [***] for which Phase 3 Clinical Trial Development is conducted. If AstraZeneca, prior to Completion of the Phase 3 Clinical Trial Development of the Licensed Product for the indication for which the Co-Funding Option has been exercised by Ardelyx, terminates such development, then Ardelyx shall have a [***] of a Licensed Product (regardless of whether such development is for a new indication for the first Licensed Product, or for a second Licensed Product). In such case, the provisions of this Article 6 shall apply to the [***] as they applied to [***] (meaning, among other things, that if Ardelyx wishes to exercise the [***] it shall provide AstraZeneca with a Co-Funding Exercise Notice within [***] after the decision by the DCC to initiate the next Phase 3 Clinical Trial Development, that Ardelyx shall specify in such notice the Co-Funding Amount, that Ardelyx shall be irrevocably obligated to fund such amount [***] and that the increase of royalty rates that Ardelyx shall be entitled to as a result of providing the Co-Funding Amount after having exercised the Co-Funding Option for the second time shall be those (and shall thus not exceed those) set forth in Section 9.5(d), subject to the provisions set forth therein and in Section 6.2).

6.2 Payment of Co-Funding Amount. As soon as reasonably practicable following AstraZeneca’s receipt of the Co-Funding Exercise Notice, the Parties shall, by reference to the Development Plan approved by the DCC, determine the length of time during which the Phase 3 Clinical Trial Development is anticipated to be conducted and execute a written payment schedule for Ardelyx’s payment of the Co-Funding Amount to AstraZeneca (the “Payment Schedule”), which Payment Schedule shall reflect the following. Ardelyx shall pay the Co-Funding Amount ratably without interest over the anticipated period of the Phase 3 Clinical Trial Development, on a quarterly basis within forty-five (45) days after the commencement of each Calendar Quarter during such period, and Ardelyx shall have the right to pay all or a portion of any quarterly payment in advance of the date it would otherwise be due. The first payment under the Payment Schedule shall be due within forty-five (45) days of the commencement of the first Calendar Quarter commencing after Ardelyx’s delivery of the Co-Funding Exercise Notice. In the event that the Phase 3 Clinical Trial Development extends beyond the expected time as set forth in the Development Plan, Ardelyx shall have no further obligations to make payments after it has fully paid the Co-Funding Amount. If the Phase 3 Clinical Trial Development is Completed prior to Ardelyx’s payment of the Co-Funding Amount in its entirety, Ardelyx’s payment due in the first Calendar Quarter after such Completion shall cover all of the Co-Funding Amount not yet paid (i.e. be equal to the then unpaid portion of the Co-Funding Amount). If the Phase 3 Clinical Trial Development is terminated or paused prior to Completion, Ardelyx shall not be obligated to make any payment in the first Calendar Quarter

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following such termination or pause, and Ardelyx shall not be obligated to make any additional payments of the Co-Funding Amount unless and until the Phase 3 Clinical Trial Development is recommenced. If Ardelyx fails to pay any portion of the Co-Funding Amount on the relevant due date set forth in the Payment Schedule and does not rectify such breach by paying the amount due within forty-five (45) days after AstraZeneca’s written notice of such breach to Ardelyx, then Ardelyx shall not be entitled to any increase in royalty rates pursuant to Section 9.5(d) and any previous payments under the Payment Schedule will be non-refundable and non-creditable.

ARTICLE 7.

CO-PROMOTE AND SALES COLLABORATION COMMITTEE

7.1 Co-Promote Option.

(a) In addition to its other reporting obligations under this Agreement, AstraZeneca shall provide to Ardelyx a final report (a “Phase 3 Clinical Study Report”) (i) from the first Phase 3 Clinical Trial Development for the first Licensed Product for the first indication for which such Phase 3 Clinical Trial Development is Completed and (ii) thereafter, if Ardelyx has exercised the Co-Promote Option as set forth below, from any Phase 3 Clinical Trial Development that is subsequently conducted for such Licensed Product for any additional indication and that is Completed within [***] after the date upon which the Phase 3 Clinical Trial Development described in subsection (i) above is completed. Each such Phase 3 Clinical Study Report shall be delivered within thirty (30) days after the date of Completion of the relevant Phase 3 Clinical Trial Development.

(b) Ardelyx shall have the option to elect to participate in the marketing and promotion of the Licensed Product (referred to in subsection (a) above) in the U.S. Territory, as set forth below in this Article 7 and subject to a separate Co-Promote Agreement to be executed pursuant to Section 7.8(b) (the “Co-Promote Option”). Ardelyx shall have the right to exercise the Co-Promote Option in respect of such Licensed Product for the first indication for which Phase 3 Clinical Trial Development has been Completed as described in subsection (a) above, by providing to AstraZeneca, within thirty (30) days after its receipt of the Phase 3 Clinical Study Report, a written notice of its election to do so. Ardelyx shall further, if it has exercised the Co-Promote Option for such first indication in a timely manner, have the right to exercise the Co-Promote Option for any additional indication of such Licensed Product in respect of which Phase 3 Clinical Trial Development has been Completed within [***] after the date of the Completion of Phase 3 Clinical Trial Development for the first indication, by providing to AstraZeneca a written notice of its election to do so within [***].

(c) “Co-Promote Product” shall mean a Licensed Product marketed and promoted in the U.S. Territory for the indication(s) for which Ardelyx has duly exercised the Co-Promote Option.

(d) If Ardelyx does not exercise the Co-Promote Option within the prescribed time for the first indication of a particular Licensed Product, then the Co-Promote Option shall automatically terminate (including, with respect to all subsequent indications of the Licensed Product) and Ardelyx shall not have any further rights under this Article 7.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2 Sales Collaboration Committee Overview. Ardelyx and AstraZeneca shall create, within twenty (20) days after AstraZeneca’s receipt of Ardelyx’s written notice of its exercise of the Co-Promote Option pursuant to Section 7.1(b), a Sales Collaboration Committee. The SCC shall remain in effect throughout the Term unless and until [***]. The SCC shall serve as a forum for discussing and sharing Information and Materials; discussing strategy regarding the Commercialization of the Co-Promote Product in the U.S. Territory; and discussing the allocation of Commercialization activities to be conducted by Ardelyx and AstraZeneca, all in accordance with the Co-Promote Agreement and the provisions set forth below in this Article 7.

7.3 Composition of SCC. [***] The SCC shall be chaired by a representative of [***]. The chairperson shall be responsible for calling meetings, setting the agenda, circulating – where reasonably possible given the urgency of the matter at hand – the agenda at least ten (10) days prior to each meeting and distributing minutes of the meetings within thirty (30) days following such meetings (provided that the chairperson may elect to delegate the performance of such responsibilities to other members of the DCC from time to time). Each Party shall disclose to the chairperson any proposed agenda items, along with appropriate Information and Materials at least twenty (20) Business Days in advance of each meeting of the SCC (or otherwise as early as possible in advance of such meeting). The chairperson shall not unreasonably reject any proposed agenda items. The chairperson shall coordinate with the Parties to schedule SCC meetings at least six (6) months in advance or on shorter notice where reasonably required (as may be determined by the chairperson). The members of the SCC shall have substantial experience in pharmaceutical sales and marketing. From time to time, the SCC may invite non-voting personnel of the Parties having commercial, marketing and other expertise to participate in discussions of the SCC. An alternate voting member designated by a Party may serve temporarily in the absence of a permanent voting member designated by such Party, and either Party may also designate one or more non-voting consultants to such Party, who are under written obligations of confidentiality to such Party, as SCC observers who may attend the SCC meetings in an observational capacity only.

7.4 Responsibilities of the SCC. The SCC’s responsibilities will include, (i) reviewing the overall plans for Commercialization (“US Commercialization Plans”) and launch of the Co-Promote Product (“US Launch Plans”) in the U.S. Territory and reviewing plans for trademark selection for the Co-Promote Product in the U.S. Territory, such plans to be prepared and approved by AstraZeneca (approvals to be provided or withheld by AstraZeneca at its sole discretion), (ii) receiving and providing to the Parties all sales, pricing, and financial reports pertaining to Pre-Approval Activities and Commercialization of the Co-Promote Product in the U.S. Territory, (iii) facilitating the flow of Information and Materials with respect to the Commercialization of the Co-Promote Product in the U.S. Territory, (iv) performing quarterly reviews of the progress of Launch and Commercialization activities in the U.S. Territory with respect to the Co-Promote Product, and (v) coordinating the efforts of the Parties in connection with Commercialization of the Co-Promote Product in the U.S. Territory. AstraZeneca shall use

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Commercially Reasonable Efforts to provide the first draft of the US Commercialization Plan and the US Launch Plan as soon as reasonably practicable following the Filing of the first Drug Approval Application for a Licensed Product in the Territory, and shall, in any event, provide such first plan to Ardelyx no later than six (6) months after the Filing of the first Drug Approval Application for a Licensed Product in the Territory.

7.5 Meetings of the SCC. The SCC shall hold meetings at such times and places as shall be determined by a majority of the entire membership of the committee, but in no event shall such meetings be held less frequently than once every [***]. Meetings of the SCC will alternate between the offices of the Parties, unless otherwise agreed upon by the members of the SCC, or may be held via internet telephonically or by video conference; provided that at least two (2) meetings per year shall be held in person. Meetings of the SCC will be effective only if at least [***] of each Party are in attendance or participating in the meeting. Each Party will be responsible for the expenses incurred by its employees, consultants and its members of the SCC attending or otherwise participating in SCC meetings.

7.6 SCC Decision Making. The SCC shall [***].

7.7 Ardelyx Membership. Ardelyx’s membership in the SCC shall be at its sole discretion, as a matter of right and not obligation, for the sole purpose of performing activities within the remit of the SCC. Ardelyx shall have the right to withdraw from membership in the SCC upon thirty (30) days’ written notice to AstraZeneca, which notice shall be effective upon the expiration of such thirty (30) day period. Such withdrawal shall not, however, relieve Ardelyx of any of its obligations under this Agreement (apart from the obligation to participate at SCC meetings). Upon the effective date of Ardelyx’s withdrawal pursuant to the above, (i) Ardelyx’s membership in such committee shall be terminated, and (ii) Ardelyx shall have the right to continue to receive the Information and Materials it would otherwise be entitled to receive under this Agreement. If, at any time, following the issuance of a notice of withdrawal pursuant to the above, Ardelyx wishes to resume participation in the SCC, it shall notify AstraZeneca thereof in writing and, as from the thirtieth (30th) day thereafter, Ardelyx representatives to the SCC shall be entitled to attend any subsequent meeting of the SCC and to participate in the activities and decision-making by the SCC as provided in Section 7.6 as if such withdrawal notice had not been issued by Ardelyx pursuant to this Section 7.7.

7.8 Co-Promote Activities in the U.S. Territory.

(a) If Ardelyx has duly exercised the Co-Promote Option as per Section 7.1, Ardelyx shall be entitled and obligated to carry out those promotional tasks within the U.S. Territory in respect of the Co-Promote Product (for which Regulatory Approval has been obtained in the U.S. Territory) that will be allocated to it in accordance with in this Article 7 and subject to relevant US Launch Plans, US Commercialization Plans and the Co-Promote Agreement. Ardelyx’s

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participation in the promotional activities in the U.S. Territory following its exercise of the Co-Promote Option (i) shall, unless to the extent otherwise explicitly agreed by the Parties in writing, [***] with respect to the relevant Co-Promote Product in the U.S. Territory as set forth in the US Commercialization Plan and the US Launch Plan prepared by AstraZeneca.

(b) Within thirty (30) days after its first exercise of the Co-Promote Option as per Section 7.1, Ardelyx shall provide to the SCC a proposal (“Promotion Proposal”) describing the Detail commitments and Other Promotional Activities proposed to be undertaken by Ardelyx in connection with the Commercialization of the Co-Promote Product in the U.S. Territory. Such Promotion Proposal shall include, among other things, (i) the level of, and target audience, for the Detailing to be performed by Ardelyx in the U.S. Territory, which may, at Ardelyx’s election, be [***] limit set forth in subsection (a) above, and (ii) any Pre-Approval Activities and Other Promotional Activities that Ardelyx proposes to conduct in the U.S. Territory (it being agreed, however, that AstraZeneca may at its discretion select which of such activities Ardelyx may conduct, if any). The Promotion Proposal shall be considered and discussed by the SCC. Based on such discussions, Ardelyx and AstraZeneca (or, at AstraZeneca’s option, one of AstraZeneca’s Affiliates) shall negotiate in good faith to execute as promptly as possible a separate agreement (the “Co-Promote Agreement”) that shall regulate the detailed activities and responsibilities of Ardelyx in respect of the marketing and promotion of the Co-Promote Product in the U.S. Territory. The Co-Promote Agreement shall (i) in all material respect conform with the terms and conditions outlined in Exhibit I, (ii) specify a per Detail fee (“Detail Rate”) reflecting the fair market value of similar Detail services performed by Third Parties, and an appropriate FTE rate (the “Promotion FTE Rate”) for Other Promotional Activities and Pre-Approval Activities to be performed by Ardelyx (if any) and (iii) otherwise contain such additional reasonable terms and conditions as the Parties deem appropriate.

(c) With respect to Co-Promotion in the U.S. Territory, at any time during the term of this Agreement, Ardelyx may make a one-time, irrevocable election to terminate its efforts with respect to its participation in the promotion of the Co-Promote Products in the U.S. Territory upon [***] prior written notice, in which case all such activities shall be conducted, as between the Parties, solely by AstraZeneca, its Affiliates, Sublicensees or contractors (excluding Ardelyx) upon expiration of such notice period.

ARTICLE 8.

MANUFACTURE AND SUPPLY

8.1 Initial Supply.

(a) Ardelyx will initially be responsible for supplying Lead Licensed Compound and Lead Licensed Products for use in the Development under this Agreement until such time as AstraZeneca assumes responsibility for such supply hereunder (the “Initial Supply”). The Initial Supply shall include, unless otherwise determined by the DCC, those quantities of Lead Licensed Product and Lead Licensed Compound and those activities described on Exhibit J. Ardelyx agrees to use Commercially Reasonable Efforts to deliver the Initial Supply and perform

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the activities set forth in Exhibit J in such a manner and within such timelines as are required under the Initial Development Plan. For the purposes of the Initial Supply, Ardelyx will source the Lead Licensed Compounds and Lead Licensed Products from its current suppliers identified on Exhibit F, unless other suppliers are approved by the DCC.

(b) The Parties agree and acknowledge that a separate manufacturing and supply agreement (“MSA”) is required to be entered into between the Parties to further govern the supply obligations undertaken by Ardelyx hereunder. The Parties shall also enter into a separate Quality Assurance Agreement (“QAA”) that shall define the manufacturing and supply quality responsibilities of the Parties for the Lead Licensed Compound and the Lead Licensed Product. The QAA shall further include provisions obligating Ardelyx to report to AstraZeneca any regulatory compliance issues with its suppliers as well as any critical quality non-conformances relating to the Lead Licensed Compound or Lead Licensed Product. The MSA and the QAA shall be negotiated in good faith between the Parties and be executed as promptly as possible following the Effective Date. The Parties’ objective is that the MSA and the QAA shall be entered into as soon as reasonably practicable and within sixty (60) days of the Effective Date and shall include, amongst other appropriate and detailed provisions, the provisions set out in Exhibit K.

(c) The Transfer Price for any Licensed Products or Licensed Compounds supplied by Ardelyx will be a Development Expense, and will be reimbursed by AstraZeneca in compliance with the provisions of Section 4.3, regardless of whether AstraZeneca or Ardelyx has been assigned the responsibility for the Development activities in which the Licensed Products supplied by Ardelyx will be used. Subject to Section 8.2, AstraZeneca shall use Commercially Reasonable Efforts to assume responsibility for the supply of all Licensed Compounds and Licensed Products for use in the Development and Commercialization of Licensed Products beginning with the supplies of drug substance necessary to conduct Phase 3 Clinical Trials of the Licensed Product as well as the supply of drug product necessary to conduct the Phase 2b Clinical Trials for the Licensed Product (other than for the IBS-C Study) and continuing thereafter for the remainder of the Term; provided, however, that AstraZeneca may, by written notice to Ardelyx, elect to assume responsibility for Development work associated with the Manufacture of the Licensed Product or Licensed Compound at any earlier time after the Effective Date. In such case, the timing of the transition of such activities, and the impact of the transition of such Development work on the supply of Licensed Product or Licensed Compound for Clinical Trials, shall be determined by the DCC, taking into account, among other things, the contractual obligations that Ardelyx may have to its current suppliers. Notwithstanding the foregoing, Ardelyx will supply Lead Licensed Compound and Lead Licensed Product for use in the IBS-C Study to be conducted pursuant to Section 5.3 through its current supplier identified on Exhibit J and the cost thereof shall be reimbursed to Ardelyx as part of the calculation of Development Expenses at a price equal to the Transfer Price, provided, however, that AstraZeneca’s obligation to contribute to the funding of the IBS-C Study shall not in total exceed [***], regardless of when such IBS-C Study is commenced during the Term, and provided, further, that in the event of shortage of supply of Lead Licensed Product or Lead Licensed Compound for whatever reason, the supply for the IBS-C Study shall not be allowed to cause a disruption or delay of, or unreasonable increase of the costs for, a Clinical Trial planned to be conducted for an indication other than the IBS-C Indication, meaning that in such event available quantities of Lead Licensed Product or Lead Licensed Compound shall first be allocated to planned Clinical Trials for the other indications before remaining quantities are used for the IBS-C Study.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.2 Material Transfer. The DCC shall coordinate the transfer of all Information and Materials Controlled by Ardelyx that are necessary or useful to Manufacture Licensed Compounds and Licensed Products. Such transfer shall take place in a manner and at such time as not to disrupt the manufacture and delivery of the Initial Supplies in satisfaction of the obligations set forth in Section 8.1(a) and Exhibit J. At such time as is determined by the DCC, Ardelyx shall, and shall cause its manufacturing contractors [***], provide to AstraZeneca or its designee, all reasonable assistance, including the right to observe the Manufacturing at a facility of Ardelyx’s manufacturing contractors, and transfer all Information and Materials Controlled by Ardelyx, that are necessary or useful to Manufacture the Licensed Compounds and the Licensed Products, including without limitation all production and quality control Specifications and process and manufacturing technology, for the purpose of allowing AstraZeneca or its designee to develop and establish such Manufacturing. AstraZeneca shall have the right to disclose all such information to Third Parties for purposes of allowing AstraZeneca to assess the feasibility of such Third Parties Manufacturing the Licensed Compounds and the Licensed Products and to allow such Manufacturing. The Parties shall cooperate to obtain all necessary assurances and cooperation from any Third Party contract manufacturers of Licensed Compounds or Licensed Products with respect to the foregoing material transfer activities. Ardelyx covenants to AstraZeneca that any Third Party agreements under which Ardelyx engages such Third Party to Manufacture Licensed Compounds or Licensed Products contain provisions regarding the allocation of Intellectual Property Rights and rights in work product that are consistent with the terms of this Agreement and will enable Ardelyx to fulfill its obligations to AstraZeneca under this Article 8.

8.3 Process and Formulation Development; Manufacturing Approvals. Subject to Ardelyx’s fulfilling its obligations under Section 8.2, AstraZeneca will, subject to the conditions and within the limitations set forth in Section 4.4, use Commercially Reasonable Efforts to develop a commercial process for the manufacture of Licensed Compounds and Licensed Products and to scale up that process to manufacture and supply the Licensed Products in such volumes as reasonably take into account the anticipated demand for the Licensed Products throughout the Territory. AstraZeneca will, subject to the conditions and within the limitations set forth in Section 4.4, use Commercially Reasonable Efforts to make necessary filings to obtain, or to cause a Third-Party manufacturer of Licensed Compounds or Licensed Products to make necessary filings to obtain, Regulatory Approval for the manufacture of Licensed Compounds and Licensed Products as part of the approval of a Drug Approval Application for the Licensed Product in each Major Market.

8.4 Manufacturing after Certain Terminations. If, after such time as when AstraZeneca has assumed responsibility for the Manufacture of Licensed Compounds and Licensed Products, this Agreement is terminated, for any reason, AstraZeneca shall as soon as reasonably practicable provide to Ardelyx, if Ardelyx so requests, all Information and Materials Controlled by AstraZeneca and relating specifically to the Licensed Compound or the Licensed Product, including without limitation development and manufacturing reports and provide copies of regulatory filings sufficient to enable Ardelyx to produce and supply Ardelyx’s requirements of all Licensed Compound and Licensed Products as promptly as possible thereafter. At

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Ardelyx’s election, in addition to its obligation set forth in Section 14.3(h) to seek to assign to Ardelyx Third Party agreements with respect to the Manufacture of Licensed Compound and Licensed Product, AstraZeneca shall transfer to Ardelyx any inventory of Licensed Compound or Licensed Product that AstraZeneca has in its possession or Control as of the effective date of such foregoing termination (except for such quantities as AstraZeneca may need to retain for reference purposes), and Ardelyx shall in consideration thereof pay to AstraZeneca the Transfer Price for such inventory. Moreover, in the event of termination of this Agreement, AstraZeneca shall complete any batches of Licensed Compound (in bulk form) that AstraZeneca may have started to manufacture as of the effective date of such termination and shall thereafter transfer such manufactured batches to Ardelyx, and Ardelyx shall in consideration thereof pay to AstraZeneca the Transfer Price for such batches. In the event that AstraZeneca is Manufacturing commercial supplies of Licensed Compound or Licensed Product as of the effective date of the termination, at Ardelyx’s request, (i) [***], and (ii) AstraZeneca shall provide Ardelyx with a right of reference to any regulatory filings made by AstraZeneca as the commercial manufacturer of Licensed Compound or Licensed Product. At all times, AstraZeneca shall provide reasonable assistance to Ardelyx with respect to the transfer of Information and Materials so as to permit Ardelyx to begin manufacturing and supplying its requirements of Licensed Compound and Licensed Product as soon as possible to minimize any disruption in the continuity of supply. AstraZeneca covenants to Ardelyx that any Third Party agreements under which AstraZeneca engages such Third Party to manufacture Licensed Compounds or Licensed Products shall contain provisions regarding the allocation of Intellectual Property Rights and rights in work product that are consistent with the terms of this Agreement and will enable AstraZeneca to fulfill its obligations to Ardelyx under this Section 8.4.

8.5 Other Supply. AstraZeneca shall not supply Licensed Compound or Licensed Products to any Third Party for any Third Party use, other than to perform Exploitation activities in compliance with this Agreement. In addition, AstraZeneca shall not license any Third Party (other than a Sublicensee or other sublicensee consistent with the terms and conditions of this Agreement) to make or have made Licensed Compounds or Licensed Products, except to carry out the provisions of this Article 8.

ARTICLE 9.

CONSIDERATION

9.1 Upfront. As partial payment for the rights and licenses granted to AstraZeneca by Ardelyx under this Agreement, AstraZeneca shall pay to Ardelyx a nonrefundable one-time upfront payment of thirty five million U.S. dollars (U.S. $35,000,000) within ten (10) Business Days after the Effective Date against an invoice received by AstraZeneca from Ardelyx fulfilling the requirements set forth in Section 9.12, which invoice may be sent on or after the Effective Date. The upfront payment shall not be creditable against any other payments AstraZeneca is obligated to make to Ardelyx under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.2 Additional Payments.

(a) In the event that AstraZeneca, within the Notification Period, [***] AstraZeneca shall pay to Ardelyx a nonrefundable one-time amount of [***] within [***] after having received an invoice from Ardelyx (fulfilling the requirements set forth in Section 9.12) following such notification. The payment pursuant to this Section 9.2(a) shall not be creditable against any other payments AstraZeneca is obligated to make to Ardelyx under this Agreement.

(b) In the event that AstraZeneca, within the Notification Period, [***] then:

(i) AstraZeneca shall pay to Ardelyx a nonrefundable one-time amount of [***] within [***] after having received an invoice from Ardelyx (fulfilling the requirements set forth in Section 9.12) following such notification; and

(ii) if AstraZeneca, within a period of [***] after the end of the Notification Period, elects to initiate Development of a Licensed Product for one or more indication(s) that are not Constipation Related Disorder Indications, as described in Section 5.2(a)(iii), AstraZeneca shall notify Ardelyx thereof in writing and pay to Ardelyx an additional nonrefundable one-time amount of [***], such payment to be made within [***] after having received an invoice from Ardelyx (fulfilling the requirements set forth in Section 9.12) following such notification.

No payments pursuant to this Section 9.2(b) shall be creditable against any other payments AstraZeneca is obligated to make to Ardelyx under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.3 Milestone Payments.

(a) AstraZeneca shall make the following one-time, nonrefundable milestone payments to Ardelyx within [***] after receipt of an invoice from Ardelyx (fulfilling the requirements set forth in Section 9.12) following the first achievement of each of the following milestone events for a Licensed Product, subject to the limitations and additional provisions set forth below in this Section 9.3:

Milestone Event for a Licensed Product		Milestone Number		Milestone Payment
I. Dosing of the first patient in the first Phase 2b Clinical Trial:	For any indication other than a Constipation Related Disorder Indication	01		U.S. $	25,000,000
	[***]	02			[***	]
II. Dosing of the first patient in the first Phase 3 Clinical Trial:	For any indication	03		U.S. $	50,000,000
	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
[***]	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
[***]	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
[***]	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
[***]	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
[***]	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
[***]	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
	[***]	[***	]		[***	]
	[***]	[***	]		[***	]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) With respect to the milestones set forth in Section 9.3(a), it is the intention of the Parties that each preceding milestone will be earned before the subsequent milestone is earned, and that no milestones shall be skipped. For example if AstraZeneca elects to proceed with Phase 3 Clinical Development of a Licensed Product for an indication without commencing a Phase 2b Clinical Trial for such indication, and such indication is not a Constipation Related Disorder Indication, then at the time the milestone associated with the dosing of the first patient in the first Phase 3 Clinical Trial for such indication is earned, the preceding milestone associated with the dosing of the first patient in the first Phase 2b Clinical Trial for such indication shall also be earned upon dosing of the first patient in the first Phase 3 Clinical Trial.

(c) Each of the milestones set forth in Section 9.3(a) is eligible to be earned individually. By way of example, [***], AstraZeneca shall pay U.S. $50 million upon the first dosing of the first patient in the Phase 3 Clinical Trial for ESRD (milestone number 03 as per the above table), [***].

(d) Notwithstanding anything else set forth herein, none of the milestone payments set forth in Section 9.3(a) (i.e. none of milestones number 01 through 23) shall be payable more than once irrespective of the number of Licensed Products or indications that have achieved the relevant milestone events set forth in Section 9.3(a), or the number of countries or Major Markets in which such milestone events have been achieved.

(e) No payments pursuant to Section 9.3(a) shall be creditable against any other payments AstraZeneca is obligated to make to Ardelyx under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.4 Sales Related Milestones.

(a) AstraZeneca shall make the following one-time, nonrefundable milestone payments to Ardelyx within forty-five (45) days after receipt of an invoice from Ardelyx following the first achievement of each of the following milestones, subject to the limitations and additional provisions set forth below in this Section 9.4:

Milestone Event	Milestone Payment
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]

(b) In the event that more than one of the sales milestones set forth in Section 9.4(a) are achieved in the same Calendar Year, the payment associated with each sales milestone achieved in such Calendar Year shall be due and payable [***] after AstraZeneca’s receipt of an invoice from Ardelyx following the end of such Calendar Year.

(c) Notwithstanding anything else set forth herein, no milestone payment pursuant to Section 9.4(a) will be made more than once.

(d) No payments pursuant to Section 9.4(a) shall be creditable against any other payments AstraZeneca is obligated to make to Ardelyx under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.5 Royalties.

(a) Subject to the provisions set forth below in Sections 9.5(b) through 9.5(j), Section 9.6 and Section 9.7, AstraZeneca shall pay to Ardelyx, with respect to each Licensed Product, an incremental royalty on aggregate Annual Net Sales of each such Licensed Product made by AstraZeneca, its Affiliates, or its Sublicensees as follows:

Portion of aggregate Annual Net Sales of relevant Licensed Product	Royalty Rate
>U.S. $[***] and ≤ U.S. $[***]	[***	]
>U.S. $[***] and ≤ U.S. $[***]	[***	]
>U.S. $[***] and ≤ U.S. $[***]	[***	]
>U.S. $[***] and above	[***	]

(b) The calculation of royalties under this Section 9.5 shall be conducted separately for each Licensed Product. Thus, if AstraZeneca sells more than one Licensed Product in the Territory, the thresholds and ceilings in section 9.5(a) shall apply separately to each Licensed Product.

(c) Sales between AstraZeneca, its Affiliates and Sublicensees shall not be subject to royalties hereunder. Royalties shall be calculated on AstraZeneca’s, its Affiliates’ and Sublicensees’ sales of the Licensed Products to a Third Party, including Distributors (but excluding for the avoidance of doubt Sublicensees). Royalties shall be payable only once for any given batch of the Licensed Products. For the purpose of determining Net Sales, the Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include, and no royalties shall be payable on, transfers by AstraZeneca, its Affiliates or Sublicensees of free samples of Licensed Product or clinical trial materials, or other transfers or dispositions for charitable, promotional, pre-clinical, clinical, manufacturing, testing or qualification, regulatory or governmental purposes.

(d) In the event that Ardelyx exercises the Co-Funding Option, the royalty rates set forth in Section 9.5(a) above shall, when the relevant Co-Funding Amount has been paid to AstraZeneca in its entirety by Ardelyx (failing which, no such increase shall apply), be increased by the number of percentage points set forth in the chart below, such increase to apply only to the royalties payable on Net Sales of the Licensed Product for which the Co-Funding Option was exercised. The increase shall apply to the royalties payable on Net Sales of such Licensed Product for all indications for which the relevant Licensed Product is sold. The increase shall be determined based upon the Co-Funding Amount committed and paid by Ardelyx for the relevant Licensed Product, as set forth below:

Co-Funding Amount	Percentage Point Increase in Royalty Rate
U.S. $20,000,000	1%
U.S. $30,000,000	2%
U.S. $40,000,000	3%

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e) If, at any time, in any particular country in the Territory, a given Licensed Product [***], then, the royalties that would otherwise have been payable on Net Sales of such Licensed Product in such country under this Agreement shall be reduced by [***] as from the first Calendar Quarter in which this Section 9.5(e) applies, and thereafter for so long as this Section 9.5(e) applies in such particular country. The calculation of the royalty reduction under this Section 9.5(e) shall be conducted separately for each Licensed Product in each country.

(f) If, at any time, in any particular country in the Territory, (i) a Generic Product receives Regulatory Approval in such country and (ii) [***] decrease by more than [***] compared to the Calendar Quarter immediately preceding the first Calendar Quarter in which the Generic Product is sold, then, the royalties that would otherwise have been payable on Net Sales of such Licensed Product in such country under this Agreement shall be reduced by [***] as from the first Calendar Quarter in which this Section 9.5(f) applies and thereafter for so long as [***] in the Calendar Quarter immediately preceding the first Calendar Quarter in which the Generic Product is sold. The calculation of the royalty reduction under this Section 9.5(f) shall be conducted separately for each Licensed Product in each country.

(g) If, at any time, in any particular country in the Territory, a court or a governmental agency of competent jurisdiction requires AstraZeneca or its Affiliate or Sublicensee to grant a compulsory license to a Third Party permitting such Third Party to make and sell a Licensed Product in one or more countries in the Territory (a “Compulsory License”), and the royalty rate for royalties payable to AstraZeneca, its Affiliate or Sublicensee on Net Sales (which term for the purpose of this Section 9.5(g) shall apply mutatis mutandis to sales by such grantee) of Licensed Products by or on behalf of such grantee of the Compulsory License is less than the royalty rate for royalties on Net Sales due to Ardelyx pursuant to this Section 9.5 in such country, then the royalty rate applicable to Net Sales for royalties due to Ardelyx in such country shall be reduced to [***]. If AstraZeneca or its Affiliate receives any compensation (other than royalty payments) for the Compulsory License from the grantee of the Compulsory License, then [***] (but such compensation shall otherwise be disregarded for the purpose of calculating royalties due to Ardelyx hereunder, including for purposes of applying thresholds and ceilings). If AstraZeneca, its Affiliates or Sublicensees learn that a Third Party is seeking a Compulsory License in any country in the Territory, AstraZeneca shall use Commercially Reasonable Efforts to oppose the granting of such Compulsory License. The royalty rate reduction set forth herein shall be effective as from the first Calendar Quarter in which this Section 9.5(g) applies and thereafter for so long as this Section 9.5(g) applies. The calculation of the royalty rate reduction under this Section 9.5(g) shall be conducted separately for each Licensed Product in each country.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(h) Any reductions set forth in Sections 9.5(e), 9.5(f), 9.5(g) and 9.5(j) shall be applied in the order in which the event triggering such reduction occurs, provided that in no event shall, due to the cumulative reductions set out in Sections 9.5(e), 9.5(f), 9.5(g) and 9.5(j), the royalties that would otherwise have been payable to Ardelyx under this Section 9.5 in a particular Calendar Quarter be reduced by more than [***] of that which would be due pursuant to Section 9.5(a), as modified by Section 9.5(d) if applicable. Credits not exhausted in any Calendar Quarter may however be carried into future Calendar Quarters, subject to the foregoing sentence.

(i) AstraZeneca’s obligation to pay royalties due under this Section 9.5 shall commence on a country-by-country basis, with respect to each separate Licensed Product, on the date of the First Commercial Sale of such Licensed Product in such country and shall expire, on a country-by-country basis, with respect to such Licensed Product, at the latest of: (i) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (or, in the case of any country in Europe, the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in any country in Europe), and (ii) the date on which there is no longer a Valid Claim covering the sale of such Licensed Product in such country. At such time as AstraZeneca’s obligation to pay royalties under this Section 9.5 have terminated in a country, the license granted to AstraZeneca under Section 2.1 shall automatically, and without further action on the part of Ardelyx or AstraZeneca, become non-exclusive, fully-paid, irrevocable and perpetual with respect to such country and the Net Sales of such Licensed Product in such country shall be excluded from royalty calculations under this Section 9.5 (including for purposes of applying thresholds and ceilings).

(j) If (i) AstraZeneca, in its reasonable judgment, determines that it is required to obtain a license from any Third Party in order to avoid infringement of such Third Party’s Patent, (ii) such Patent covers or claims the composition, use, or method of manufacturing, or method of treatment, of a Licensed Compound in order to import, manufacture, use, or sell any Licensed Product, (iii) AstraZeneca does not have any other commercially reasonable alternatives available to avoid such infringement, and (iv) AstraZeneca is required to pay to such Third Party a royalty, milestone payments or other monetary compensation in consideration for the grant of such license (“Third Party Compensation”), then for the period during which AstraZeneca owes royalties to Ardelyx hereunder, the amounts that would otherwise have been payable as royalties to Ardelyx under this Agreement shall be reduced by [***].

9.6 Combination Products. In the event Ardelyx is entitled to receive royalties under this Agreement from any Licensed Product sold in the form of a Combination Product in any given country, then Net Sales for such Combination Product will be calculated by multiplying the actual Net Sales of such Combination Product in such country by the fraction A/(A+B), where A is the standard sales price in such country of a Licensed Product, containing the same amount of Licensed Compound as the sole active ingredient as the Combination Product in question (a “Comparable Licensed Product”), if sold separately, and B is the standard sales price in the given country of the ready for sale form of a product containing the same amount of the other therapeutically active ingredient(s) in the Combination Product that are not Licensed Compounds (the “Other Ingredients”), if sold separately. If, on a country-by-country basis, the Other Ingredients are not sold separately in a country, Net Sales in such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

country for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product in such country by the fraction A/C where A is the standard sales price in such country of a Comparable Licensed Product, if sold separately, and C is the standard sales price of the Combination Product in such country. If, on a country-by-country basis, a Comparable Licensed Product is not sold separately, Net Sales in such country for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the standard sales price in such country of the Other Ingredients and C is the standard sales price in such country of the Combination Product. For the purpose of the above, the standard sales price for a Comparable Licensed Product and for each Other Ingredient shall be for a quantity comparable to that used in the Combination Product in question and of the same class, purity and potency. If, on a country-by-country basis, neither a Comparable Licensed Product nor the Other Ingredients are sold separately in a country, Net Sales in such country for the purposes of determining royalties of such Combination Product shall be determined by the Parties on the basis of a fair market value of such Comparable Licensed Product and Other Ingredient to be negotiated by the Parties in good faith, taking into account costs, overheads and profit of the relevant Licensed Compound(s), the Other Ingredients and the Combination Product. For purposes of the calculations set forth in this Section 9.6, prior to the First Commercial Sale of a Combination Product, the DCC (or the SCC, as applicable) shall discuss the calculations set forth herein, including the standard sale prices to be used in such calculation.

9.7 Separate Licensed Product. Notwithstanding anything else set forth in this Agreement to the contrary, the milestones and royalties in this Article 9 shall not apply to development or commercialization of a Licensed Product for diagnostic, veterinary or any other use other than as a therapeutic pharmaceutical product in humans (a “Separate Licensed Product”). If AstraZeneca develops a Separate Licensed Product, AstraZeneca shall pay to Ardelyx such separate milestones and royalties for the development, commercialization or sale of such Separate Licensed Product as are commercially reasonable taking into account each Party’s respective investment to date in the Separate Licensed Product, the commercial potential of such product, the future cost of developing and commercializing such product, the then current stage of development and the probability of successfully launching such product. In the event that AstraZeneca decides to initiate development of a Separate Licensed Product, AstraZeneca shall notify Ardelyx thereof in writing and the Parties shall thereafter negotiate in good faith within a period of [***] from such notice to agree on such separate milestones and royalties. A failure by the Parties to reach such agreement shall not preclude AstraZeneca from developing or commercializing a Separate Licensed Product or from otherwise exercising the rights and licenses granted to it by Ardelyx under this Agreement. However, in the event of a failure by the Parties to reach such agreement within the aforementioned [***] period or any extension of such period mutually agreed by the Parties or otherwise in the event of a dispute as to the separate milestones and royalties for a Separate Licensed Product, each Party shall be entitled to escalate the matter in accordance with Section 16.1 and, if applicable, to refer the matter to arbitration in accordance with Section 16.2(b).

9.8 Sales by Sublicensees. In the event AstraZeneca grants sublicenses to one or more Sublicensees to make or sell Licensed Products to the extent permitted hereunder, such sublicenses shall include without limitation an obligation for the Sublicensee to account for and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

report its Net Sales of such Licensed Products on the same basis as if such sales were Net Sales by AstraZeneca, and AstraZeneca shall pay royalties to Ardelyx as if the Net Sales of the Sublicensee were Net Sales of AstraZeneca.

9.9 Royalty Payments and Reports. The royalties payable under Section 9.5 shall be calculated quarterly as of the last day of March, June, September and December respectively for the Calendar Quarter ending on that date. AstraZeneca shall deliver to Ardelyx a report summarizing the Net Sales of Licensed Products during each Calendar Quarter following the First Commercial Sale of a Licensed Product in the Territory. Such report shall be delivered within [***] following the end of each Calendar Quarter for which royalties are due from AstraZeneca. Any royalties payable to Ardelyx or its designee under this Agreement shall be paid [***] in the foregoing sentence of this Section 9.9.

9.10 Taxes.

(a) The royalties, milestones and other amounts payable by AstraZeneca to Ardelyx pursuant to this Agreement (“Payments”) shall not be reduced on account of Taxes unless required by Applicable Laws. AstraZeneca shall deduct or withhold from the Payments any Taxes that it is required by Applicable Laws to deduct or withhold. Notwithstanding the foregoing, if Ardelyx is entitled (whether under any applicable tax treaty or otherwise under Applicable Laws) to a reduction in the rate of, or the elimination of, withholding Tax, it may deliver to AstraZeneca or the appropriate governmental authority (with the assistance of AstraZeneca to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve AstraZeneca of its obligation to withhold Tax, and AstraZeneca shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that AstraZeneca has received evidence, in a form reasonably satisfactory to AstraZeneca, of Ardelyx’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least five (5) Business Days prior to the time that the Payments are due, provided, however, that if Ardelyx determines that it needs additional time to obtain such forms or authorization, Ardelyx may elect, by written notice to AstraZeneca, to delay the payment date for any applicable Payment in order to obtain such forms or governmental authorization. Any such delay in accordance with such notice shall not be considered a breach of this Agreement by AstraZeneca. If, in accordance with the foregoing, AstraZeneca withholds any Tax, it shall make timely payment to the proper Tax Authority of the withheld Tax, in accordance with Applicable Laws, and send to Ardelyx proof of such payment as soon as reasonably practicable following that payment. AstraZeneca agrees to take reasonable and lawful efforts to minimize such Taxes to Ardelyx. AstraZeneca shall cooperate with Ardelyx as reasonably requested in any claim for refund or application to any Tax Authority. If AstraZeneca intends to withhold Tax from any Payment, AstraZeneca shall inform Ardelyx reasonably in advance of making such Payment to permit Ardelyx an opportunity to provide any forms or information or obtain any Tax Authority approval as may be available to reduce or eliminate such withholding.

(b) Notwithstanding anything to the contrary contained in this Section 9.10 or elsewhere in this Agreement, the following shall apply with respect to Indirect Taxes. All Payments are exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, AstraZeneca shall pay such Indirect Taxes at the applicable rate in respect of any such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Payments following the receipt, where applicable, of an Indirect Taxes invoice issued by Ardelyx in respect of those Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate or at the time such Indirect Taxes are required to be collected by Ardelyx, in the case of payment of Indirect Taxes to Ardelyx. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, AstraZeneca shall promptly inform Ardelyx and shall cooperate with Ardelyx to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements.

9.11 Payments or Reports by Affiliates. Any Payment required under any provision of this Agreement to be made to Ardelyx or any report required to be made by AstraZeneca shall be made by an Affiliate of AstraZeneca if such Affiliate is designated by AstraZeneca as the appropriate payer or reporting entity.

9.12 Mode of Payment and Invoice Requirements. All payments set forth in this Article 9 shall be remitted by wire transfer to the bank account of Ardelyx as designated in writing to AstraZeneca. All Payments hereunder shall be invoiced by Ardelyx. Each invoice shall fulfill the requirements set forth in Exhibit L.

9.13 Payment Currency. Payments by AstraZeneca under this Agreement shall be paid to Ardelyx in U.S. dollars. For the purposes of computing the Net Sales of Licensed Products sold in a currency other than U.S. dollars, such currency shall be converted from local currency to U.S. dollars by AstraZeneca in accordance with the rates of exchange for the relevant month for converting such other currency into U.S. dollars used by AstraZeneca’s internal accounting systems, which are independently audited on an annual basis.

9.14 Imports. For the avoidance of doubt, the Parties acknowledge and agree that none of the milestones or royalties payable under this Agreement are related to the license (or right) to import or any import of Licensed Products. The receiving Party shall be responsible for any import clearance, including payment of any import duties and similar charges, in connection with any Licensed Products transferred to such Party under this Agreement. The Parties shall co-operate in accordance with Applicable Laws to ensure where permissible that no import duties are paid on imported materials. Where import duties are payable, the Parties shall co-operate to ensure that the Party responsible for shipping values the materials in accordance with Applicable Laws and minimizes where permissible any such duties and any related import taxes that are not reclaimable from the relevant authorities.

9.15 Discounted Sales. In the event that one or more Licensed Products is included as part of a package of products offered to customers of AstraZeneca, and discounts on packages including Licensed Products are offered independently in the Territory, AstraZeneca shall not discount the price of the Licensed Products sold as part of a package unreasonably compared to the discount AstraZeneca offers on prices of the other products included in such package.

ARTICLE 10.

CONFIDENTIALITY

10.1 Product Information. Ardelyx recognizes that by reason of, among other things, AstraZeneca’s status as an exclusive licensee pursuant to the grants under Section 2.1, AstraZeneca has an interest in Ardelyx’s retention in confidence of information relating to the Licensed Compounds or Licensed Products, and the Exploitation thereof. Accordingly, until the expiration of AstraZeneca’s exclusive license with respect to the Licensed Compounds and Licensed Products, Ardelyx shall, and shall cause its Affiliates and their respective officers, directors, employees and agents to, keep confidential, and not publish or otherwise disclose, and not use directly or indirectly for any purpose other than to perform Ardelyx’s obligations under this Agreement, any (a) Regulatory Documentation including any Regulatory Approvals with respect to any Licensed Compound or Licensed Product, (b) Information that is either Controlled by Ardelyx or provided to Ardelyx pursuant to this Agreement relating to Licensed Patents, Sole Program Know-How owned by Ardelyx, Joints Inventions or Ardelyx Sole Invention Patents, (c) Information that is either Controlled by Ardelyx or provided to Ardelyx pursuant to this Agreement relating to the Development, Manufacture or Commercialization of Licensed Compounds or Licensed Products, or to the Regulatory Documentation or Regulatory Approvals for Licensed Compounds or Licensed Products, including development, sales or marketing plans therefor (collectively, (a), (b), and (c) “Product Information”) except, in each case, to the extent (i) the Product Information is in the public domain, prior to the Effective Date, or thereafter comes into the public domain through no fault of Ardelyx, its Affiliates or any of their respective officers, directors, employees or agents or (ii) the disclosure or use of such Product Information would be expressly permitted under Section 10.5 or is otherwise expressly authorized under this Agreement. For clarification, the disclosure or transfer by Ardelyx to AstraZeneca or by AstraZeneca to Ardelyx of any Product Information shall not cause such information to cease to be subject to the provisions of this Section 10.1. In the event this Agreement is terminated in its entirety or in a given country for any reason, this Section 10.1 shall as from the effective date of such termination have no continuing force or effect (provided that if such termination is with respect to one or several specific country(ies) only, then this Section 10.1 will have no continuing force or effect as to such specific country(ies)) and all Product Information shall be deemed to be Confidential Information of the Party that disclosed such Product Information, or on whose behalf such Product Information was disclosed, pursuant to this Agreement, for purposes of the surviving provisions of this Agreement.

10.2 Confidentiality General. Except as provided in Section 10.1 with respect to Product Information, the Parties agree that the Party receiving Confidential Information disclosed by or on behalf of the other Party pursuant to this Agreement shall, and shall cause its officers, directors, employees, agents, Affiliates and Sublicensees and other Persons to which a sublicense is granted, to, keep confidential and not publish or otherwise disclose or use for any purpose other than to conduct its activities under this Agreement or otherwise as expressly authorized by this Agreement any Confidential Information furnished to it by or on behalf of the other Party pursuant to this Agreement. For the avoidance of doubt, the treatment of Confidential Information that is also Product Information is governed by the terms of Section 10.1, while the treatment of Confidential Information that is not also Product Information is governed by this Section 10.2.

10.3 Exceptions. Notwithstanding the foregoing, the obligations set forth in Section 10.2 shall not apply in respect of Confidential Information (not constituting Product Information) to the extent that it can be established by the receiving Party that such Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by or on behalf of the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) was independently developed without use of the disclosing Party’s information, as evidenced by contemporaneous written records;

(d) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party and other than through any act or omission of the receiving Party in breach of this Agreement; or

(e) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

10.4 Receipt of Third-Party Information and Materials. Neither Party shall knowingly receive documents relating to Licensed Products or Licensed Compounds under an obligation of confidentiality to Third Parties that requires the Party receiving such documents to withhold access to the other Party without such Party’s written consent.

10.5 Authorized Disclosure. Ardelyx may disclose Product Information and each Party may disclose Confidential Information (other than Product Information) to the extent that such disclosure is: (a) required by law, order, or regulation of a government agency or a court of competent jurisdiction, or by the rules of a securities exchange, provided that the Party required to make such disclosure shall (i) give the other Party reasonable advance notice of and an opportunity to comment on any such required disclosure, (ii) if requested by the other Party, use Commercially Reasonable Efforts to obtain protective orders or any available limitations on or exemptions from such disclosure requirement where applicable and practicable; (b) made to a patent office for the purposes of filing or enforcing a Patent as permitted in this Agreement, provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; (c) made by AstraZeneca or its Affiliates, Distributors, Sublicensees or other sublicensees or by Ardelyx (as expressly authorized under this Agreement or as necessary to conduct Ardelyx’s obligations under this Agreement) to a Regulatory Health Authority for the purposes of any filing, application or request for Regulatory Approval for Licensed Compounds or Licensed Products as permitted in this Agreement; (d) made to investment bankers, financial advisors, actual or potential Third Party partners, investors, licensees, sublicensees or acquirers of all or substantially all of the assets to which this Agreement relates; (e) made by AstraZeneca or its Affiliates, Distributors, Sublicensees, or other sublicensees to Third Parties as may be necessary or useful in connection with the Exploitation of the Licensed Compounds or Licensed Products as contemplated by this Agreement, including subcontracting or sublicensing transactions in connection therewith or (f)

made by Ardelyx to Third Parties as may be necessary or useful in connection with its performance of its obligations under this Agreement; provided that with respect to disclosures as per subsection (d), (e), (f), or the following sentence, the Party making such disclosures shall ensure that each Third Party recipient is bound by obligations of confidentiality no less restrictive than those contained in this Agreement and shall be liable to the other Party for any breach of such confidentiality obligations by the relevant recipient. In addition (but without prejudice to) the above provisions, each Party shall be entitled to disclose, under a binder of confidentiality containing provisions as protective as those of this Article 10, Confidential Information to any Third Party for the purpose of carrying out activities authorized under this Agreement, including without limitation disclosures to Sublicensees or other sublicensees.

10.6 Survival. This Article 10 (other than Section 10.4) shall survive the termination or expiration of this Agreement for a period of ten (10) years.

10.7 Termination of Prior Agreements. This Agreement supersedes the Confidentiality Agreement between Ardelyx and AstraZeneca dated as of December 22, 2011 (the “CDA”). All Information and Materials exchanged between the Parties under the CDA shall be deemed Product Information or (as the case may be) Confidential Information and shall be subject to the terms of this Article 10, and shall be included within the definitions of Licensed Know-How and AstraZeneca Background Know-How, as applicable.

10.8 Publications. Except as required by law, Ardelyx agrees that it shall not publish or present any Product Information and each Party agrees that it shall not publish or present any Confidential Information of the other Party, (i) without the opportunity for prior review by the other Party and (ii) other than in compliance with this Section 10.8. Each Party shall provide to the other the opportunity to review any proposed publications or presentations (including without limitation information to be presented verbally) that relate to Licensed Compounds or Licensed Products as early as reasonably practical, but at least [***] prior to their intended submission for publication or presentation and such submitting Party agrees, upon written request from the other Party within the Review Period (as defined below), not to submit such abstract or manuscript for publication or to make such presentation until the other Party agrees, which agreement shall not be unreasonably withheld. The other Party shall have [***] after its receipt of any such publication or presentation (the “Review Period”) to notify the submitting Party in writing of any specific objections to the intended publication or presentation. Each Party shall, in any such publication or presentation, delete from the proposed disclosure any Confidential Information and Materials of the other Party and [***]. Additionally, if the other Party notifies the submitting Party within the Review Period that the other Party objects to such disclosure on the basis that a patent application covering information contained in such disclosure should be filed prior to such disclosure, the submitting Party agrees to reasonably delay disclosure of the relevant information, for up to [***] after the other Party’s timely notification of its objection as per the above, or until such application has been filed, if earlier. Once any such abstract or manuscript is accepted for publication, the submitting Party will provide the other Party with a copy of the final version of the manuscript or abstract. The Parties agree that following the Completion of the IBS-C Study, the DCC shall determine whether or not, and to what extent, the results of the IBS-C Study shall be published. Additionally, and without limiting the provisions of this Section 10.8, AstraZeneca acknowledges Ardelyx’s intention to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

prepare and submit publications relating to the subject matter disclosed in Exhibit M attached hereto, and AstraZeneca agrees not to unreasonably withhold, delay or condition consent for, or restrict, Ardelyx’s publication or presentation of such subject matter.

ARTICLE 11.

OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

11.1 Disclosure. During the Term, the Parties shall promptly disclose to one another all Joint Technology and Sole Program Know-How (whether patentable or not).

11.2 Ownership.

(a) For the avoidance of doubt AstraZeneca shall retain all rights, title and interest in and to any and all AstraZeneca Background Technology, subject only to the [***].

(b) Inventorship of all inventions and Know-How conceived or made in the course of activities performed after the Effective Date in the course of the Parties’ performance under this Agreement shall be determined in accordance with the laws of inventorship of the United States. Subject to the licenses granted in Article 2 and to the other provisions of this Agreement, all such inventions and Know-How that are conceived or made solely by employees or independent contractors of one Party (“Sole Program Know-How”) shall be solely owned by the inventing Party, and any inventions and Know-How that are conceived or made jointly by employees or independent contractors of each Party will be owned jointly by the Parties (“Joint Know-How”).

(c) To the extent permissible under Applicable Laws, each Party will cause each employee and contractor conducting work on such Party’s behalf under this Agreement to sign a contract that (i) compels prompt disclosure to such Party of all inventions and Know-How conceived or reduced to practice by such employee or contractor during any performance under this Agreement, (ii) automatically assigns to such Party all right, title and interest in and to all such inventions and Know-How and all Intellectual Property Rights therein, and (iii) obligates such persons to similar obligations of confidentiality as set forth in this Agreement. Each Party will require each employee and contractor conducting work on such Party’s behalf under this Agreement to maintain records in sufficient detail and in a good scientific manner appropriate for regulatory purposes and purposes of pursuing Patent protection on inventions to properly reflect all work done.

11.3 Intellectual Property Working Group. The Parties shall, promptly after the Effective Date, establish an intellectual property working group comprised of at least one senior patent attorney from each Party (which may be a member of such Party’s outside legal team), together with business development personnel and such other representatives of the Parties as the Parties may determine to be appropriate from time to time, to manage and review the patent strategy for Licensed Patents, AstraZeneca Sole Invention Patents, Ardelyx [***] Patents and Joint Patents. The intellectual property working group will serve solely an advisory purpose and shall not have authority to approve or disapprove any actions with respect to patent filing, prosecution and maintenance under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.4 Prosecution and Maintenance of Patent Rights.

(a) AstraZeneca shall be primarily responsible for and control the preparation, filing, prosecution (including without limitation conducting any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of Licensed Patents, AstraZeneca Sole Invention Patents and Joint Patents (collectively, the “AstraZeneca Controlled Patents”) using in-house patent attorneys or counsel reasonably acceptable to Ardelyx; provided that AstraZeneca shall provide Ardelyx with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings, related prosecution strategies and proposed correspondence with patent officials or other Third Parties relating to any AstraZeneca Controlled Patents, and will consider comments received from Ardelyx with respect to such proposed filings, strategies and correspondence in good faith and will not unreasonably reject such comments. AstraZeneca agrees to discuss in good faith any changes reasonably requested by Ardelyx to such filings, strategies and correspondence promptly upon their being received. AstraZeneca agrees to implement any such recommended changes with the goal of optimizing overall patent protection for Licensed Compounds and Licensed Products, and Joint Technology, unless those changes would, in AstraZeneca’s reasonable belief, be detrimental to the issuance and validity of other Licensed Patents or other AstraZeneca Controlled Patents then being prosecuted by AstraZeneca. In any event, AstraZeneca will not finally abandon any claims and will not limit any claims that are specific to Licensed Compounds or Licensed Products without Ardelyx’s prior written consent.

(b) Ardelyx will be primarily responsible for the preparation, filing, prosecution (including without limitation conducting any interferences, oppositions, reissue proceedings and reexaminations) and maintenance of the Ardelyx [***] Patents; provided that, Ardelyx shall provide AstraZeneca with advance copies of, and a reasonable opportunity to comment upon, proposed patent filings, related prosecution strategies and proposed correspondence with patent officials or other Third Parties relating to any Ardelyx [***] Patents, to the extent [***]. Ardelyx, in the course of such activities, will consider comments received from AstraZeneca with respect to such proposed filings, strategies and correspondence in good faith and will not unreasonably reject such comments to the extent such comments could reasonably be deemed to impact Licensed Compounds or Licensed Products. Ardelyx agrees to discuss in good faith any changes reasonably requested by AstraZeneca to such filings, strategies and correspondence promptly upon their being received. Ardelyx agrees to implement any such recommended changes with the goal of optimizing overall patent protection for Licensed Compounds and Licensed Products. In any event, Ardelyx will not finally abandon any claims and will not limit any claims that are specific to Licensed Compounds or Licensed Products without AstraZeneca’s prior written consent.

(c) The Party responsible for prosecuting Patents pursuant to Sections 11.4(a) or 11.4(b) shall provide all documentation it is required to provide pursuant to such Sections so as to provide the other Party a reasonable opportunity to review and comment thereon in advance of filing. A Party providing comments in accordance with Section 11.4(a) or 11.4(b) shall provide such comments expeditiously and in any event in reasonably sufficient time to meet any filing deadline communicated to it by the other Party that is consistent with the preceding sentence. The Party receiving any such patent application and correspondence shall maintain such information in confidence pursuant to Article 10, except (for the avoidance of doubt) for patent applications that have been published and official correspondence that is publicly available.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Other than as described in Section 11.4(e) and 11.4(f) below, after the Effective Date, the Party prosecuting patent applications and maintaining Patents pursuant to this Section 11.4 shall be solely responsible for all costs and expenses associated with the filing, prosecution and maintenance of such Patents.

(e) If AstraZeneca decides not to file, prosecute or maintain an AstraZeneca Controlled Patent pursuant to Section 11.4(a), it shall give Ardelyx reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Patent to permit Ardelyx to carry out such activity. After receiving such notice, Ardelyx may elect by written notice to AstraZeneca within [***] after receiving such notice from AstraZeneca to file, prosecute and maintain the relevant Patent, at its sole cost and expense. For the avoidance of doubt, where AstraZeneca is in receipt of an official action with a shortened response deadline of [***] or less, AstraZeneca will communicate such notice to Ardelyx as soon as possible and Ardelyx may make its election (pursuant to the foregoing sentence) no later than [***] prior to the deadline. If Ardelyx does so elect, then AstraZeneca shall cooperate with Ardelyx as necessary to enable Ardelyx to perform such acts as may be reasonably necessary for Ardelyx to file, prosecute or maintain such Patent, including the execution and filing of appropriate instruments and to facilitate the transition of such patent activities to Ardelyx.

(f) If Ardelyx decides not to file, prosecute or maintain an Ardelyx [***] Patent pursuant to 11.4(b), it shall, to the extent [***], give AstraZeneca reasonable notice to that effect sufficiently in advance of any deadline for any filing with respect to such Patent to permit AstraZeneca to carry out such activity. After such notice, AstraZeneca may file, prosecute and maintain the Patent, at its sole cost and expense. If AstraZeneca does so elect, then Ardelyx shall cooperate with AstraZeneca to enable AstraZeneca to perform such acts as may be reasonably necessary for AstraZeneca to file, prosecute or maintain such Patent, including the execution and filing of appropriate instruments and to facilitate the transition of such patent activities to AstraZeneca.

(g) AstraZeneca shall be responsible for and control, but shall confer with Ardelyx in, the selection of the appropriate AstraZeneca Controlled Patents as listed in the patent information section of the Drug Approval Application for Licensed Products for filing to obtain a Patent Term Extension (“PTE”) pursuant to all Applicable Laws, including without limitation supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable to AstraZeneca Controlled Patents that are applicable to the Licensed Product.

(h) Ardelyx shall (a) provide to AstraZeneca all Information, including a correct and complete list of all Patents covering the Licensed Product(s) or otherwise necessary or reasonably useful to enable AstraZeneca to make filings with Regulatory Health Authorities with respect to the Licensed Patents or Ardelyx [***] Patents (to the extent [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***], including as required or allowed in connection with (i) in the United States, the FDA’s Orange Book and (ii) outside the United States, under the national implementations of Section 10.1(a)(iii) of Directive 2001/EC/83 or other international equivalents, and (b) cooperate with AstraZeneca at AstraZeneca’s reasonable request in connection therewith, including meeting any submission deadlines, in each case, to the extent required or permitted by Applicable Laws. Promptly after the Effective Date and not less than [***] prior to any subsequent deadline with respect to the foregoing, the Parties shall discuss and identify those Patents claiming or covering the Licensed Product and the process of review of such Patents for submission to the applicable Health Regulatory Authorities. AstraZeneca shall have the right, at its sole discretion, to submit or de-list any Licensed Patent with respect to any Health Regulatory Authority without prior notice to or approval from Ardelyx.

(i) Notwithstanding anything to the contrary in this Article 11, neither Party shall have the right to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) when exercising its rights under this Article 11 without the prior written consent of the other Party. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act.

11.5 Third-Party Patent Rights. Except as otherwise provided in Article 12, neither Party makes any warranty with respect to the validity, perfection, or dominance of any Patent or proprietary right or with respect to the absence of rights in Third Parties which may be infringed by the manufacture or sale of any Licensed Compound or Licensed Product. Each Party agrees to bring to the attention of the other Party any Patent it discovers, or had discovered, and which relates to the subject matter of this Agreement.

11.6 Enforcement Rights.

(a) Infringement by Third Parties in the Territory

(i) The Party first having knowledge that any AstraZeneca Controlled Patent or Ardelyx [***] Patent, in each case, claiming or covering inventions that are necessary or useful to Exploit a Licensed Compound or Licensed Product is infringed or misappropriated by a Third Party in any country in the Territory shall promptly notify the other Party thereof in writing. Such notice shall set forth the facts of that infringement in reasonable detail. The intellectual property working group shall promptly confer to discuss any such actual or alleged infringement.

(ii) AstraZeneca shall have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding or negotiation of any settlements with respect to any infringement of AstraZeneca Controlled Patents, or to the extent [***], the Ardelyx [***] Patents, described in Section 11.6(a)(i) arising by the manufacture, use or sale of products competitive with

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Licensed Compounds or Licensed Products (“Competitive Product Infringement”) by counsel of its own choice (with Ardelyx having the right to participate in such action or negotiations at its expense and be represented if it so desires by counsel of its own choice). If necessary, Ardelyx agrees in any such action to be joined as a party plaintiff and to give AstraZeneca reasonable assistance and any needed authority to control, file, and to prosecute such action, at AstraZeneca’s expense. If AstraZeneca elects not to institute and prosecute an action or proceeding or to conduct such negotiation to abate such infringement as provided above, within a period of [***] after the intellectual property working group first discusses such infringement, then AstraZeneca will discuss with Ardelyx the reasons for this decision. Unless during such discussion, AstraZeneca reasonably demonstrates why enforcing such AstraZeneca Controlled Patent to abate such infringement is likely to have a material adverse effect on the potential sales of or market for Licensed Products, within or outside the relevant country or territory, Ardelyx shall have the right, but not the obligation, to institute, prosecute, and control any such action by counsel reasonably acceptable to AstraZeneca. In such case, AstraZeneca agrees to be joined as a party plaintiff and to give Ardelyx reasonable assistance and all authority to control, file, and prosecute the suit as may be necessary; provided, however, that AstraZeneca shall have the right to participate at its expense in such action and be represented if it so desires by counsel of its own choice. Notwithstanding the foregoing, if AstraZeneca is conducting good faith negotiations regarding a potential settlement of any such infringement upon expiration of such [***] period, Ardelyx shall not be entitled to institute, prosecute, and control such action until [***] following the date that such negotiations are no longer continuing or are terminated. Notwithstanding the foregoing, AstraZeneca may extend either of the foregoing [***] periods referenced in this Section 11.6(a)(ii) for an additional [***] with Ardelyx’s consent, which consent shall not be unreasonably withheld, delayed or conditioned. If the Party responsible for an action under this Section 11.6(a)(ii) (a “Responsible Party”) brings any such action or proceeding hereunder, the other Party agrees to be joined as a party plaintiff and to give the Responsible Party reasonable assistance and authority to control, file, and prosecute the suit as necessary. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 11.6(a)(ii) may be entered into without the joint consent of Ardelyx and AstraZeneca, which consent shall not be withheld, delayed or conditioned unreasonably.

(iii) Any and all costs that are incurred by the Party bringing suit under Section 11.6(a)(ii) with respect to a Licensed Product in the Territory (including without limitation the internal costs and expenses specifically attributable to such suit) shall be reimbursed first out of any damages or other monetary awards recovered in favor of the Parties. If such recovery is insufficient to reimburse the Parties’ costs, then each Party shall receive a pro rata portion of the recovery based on such Party’s costs relative to all costs incurred by the Parties in such action. If AstraZeneca is the Party bringing suit, any remaining damages shall be deemed Net Sales for the purposes of Section 9.5. If Ardelyx is the Party bringing suit, [***] of any remaining damages shall be distributed to Ardelyx, and [***] shall be distributed to AstraZeneca.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Defense and Settlement of Third-Party Claims Against Licensed Products. If a Third Party asserts that a Patent or other right owned by it is infringed by the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party written notice of such claim and the related facts in reasonable detail. In such event, the intellectual property working group shall discuss how best to control the defense of any such claim. In the event the Parties cannot agree on the defense of any such claim, such defense shall be controlled by AstraZeneca; provided that Ardelyx shall have the right to participate in such defense and to be represented in any such action by counsel of its selection at its sole discretion. The entity that controls the defense of a given claim (whether Ardelyx and AstraZeneca or AstraZeneca) with respect to a Licensed Product, shall also have the right to control settlement of such claim; provided, however, that no settlement of any action or suit shall be entered into without the written consent of the other Party, which consent shall not be withheld, delayed or conditioned unreasonably.

(c) Allocation of Expenses Incurred Pursuant to Section 11.6(b) or 11.6(d). The expenses of patent defense, settlement, and judgments pursuant to Section 11.6(b) or any action pursuant to Section 11.6(d) shall be borne solely by AstraZeneca.

(d) Settlement of Third-Party Claims for Infringement in the Territory; Payment of Third-Party Royalties. If a Third Party asserts that a Patent or other right owned by it is infringed by the Development, Manufacture, or Commercialization or other Exploitation of any Licensed Compound or Licensed Product, and as a result of settlement procedures or litigation under Section 11.6(b), AstraZeneca is required to pay the Third Party a royalty or make any payment of any kind for the right to sell a Licensed Product in a particular country, such expense shall be borne solely by AstraZeneca, subject to any applicable reductions under Section 9.5(j).

(e) Oppositions by Parties. If either Party desires to bring an opposition, action for declaratory judgment, nullity action, interference, reexamination, or other attack upon the validity, title, or enforceability of any Patents Controlled by a Third Party that cover the Manufacture, use, or sale or other Exploitation of any Licensed Compound or Licensed Product, such Party shall so notify the other Party in writing, and the Parties shall promptly confer to discuss whether to bring such action or the manner in which to settle such action and AstraZeneca shall be entitled to determine the matter after having taken any reasonable views presented by Ardelyx into due consideration. The Party not bringing an action under this Section 11.6(e) shall be entitled to separate representation in such proceeding by counsel of its own choice and at its own expense, and shall otherwise cooperate fully with the Party bringing such action at the other Party’s expense.

(f) Oppositions by Third Parties. If any Patent becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, reexamination request, action for declaratory judgment, nullity action, interference, or other attack upon the validity, title, or enforceability thereof, then the Party having the right to prosecute such Patent at such time pursuant to Section 11.4 shall control such defense, at its sole cost. The prosecuting Party shall permit the non-prosecuting Party to participate in the proceeding to the extent permissible under Applicable Laws, and to be represented by its own counsel in such proceeding, at the non-prosecuting Party’s expense. If either Party decides that it does not wish to defend against such action, then the other Party shall have a backup right to assume defense of such Third Party action at its own expense. Any awards or amounts received in defending any such Third Party action shall be allocated based on the percentage of costs incurred by the Parties in defending such action. Any recoveries obtained in such action shall be shared, as set forth in Section 11.6(a)(iii).

(g) Protective Order. If, in any action brought pursuant to this Section 11.6, any information is the subject of a protective order that may be reviewed by counsel only, the Parties will endeavor to structure such protective order so as to enable their respective internal counsel to be included as permitted reviewers of such information.

11.7 Trademarks, Packaging and Labeling.

(a) AstraZeneca shall have the right to select the trademarks to be used specifically for the marketing and sale of all Licensed Products in the Territory (each a “Product Trademark”). AstraZeneca shall own all rights, title and interests in and to the Product Trademarks and all Intellectual Property Rights and other rights and goodwill associated therewith. Ardelyx shall not use any trademark that is the same or confusingly similar to, misleading or deceptive with respect to, or that dilutes any of the Product Trademarks. AstraZeneca shall have the right, using legal counsel of its own choosing and at its sole expense to, file, maintain, defend and enforce the Product Trademarks.

(b) AstraZeneca shall be responsible for the design and procurement of all packaging (non-commercial and commercial) and labeling of the Licensed Products.

(c) AstraZeneca shall solely bear the full costs and expense of and be responsible for filing, prosecuting and maintaining any Product Trademarks.

(d) AstraZeneca shall, in its sole discretion, protect, defend, and maintain each Product Trademark for use with Licensed Products in the Territory, and all registrations therefor. Ardelyx shall notify AstraZeneca promptly in writing upon learning of any actual, alleged, or threatened infringement of a Product Trademark used in connection with Licensed Compounds or Licensed Products or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses with respect to Licensed Compounds or Licensed Products. Ardelyx shall cooperate as reasonably requested by AstraZeneca in any actions or proceedings brought by AstraZeneca to halt the infringement.

(e) All of the unrecovered costs, expenses, and legal fees (including without limitation internal costs, expenses, and legal fees) in bringing, maintaining, and prosecuting any action to maintain, protect, or defend a Product Trademark (or registration therefor) shall be borne solely by AstraZeneca. Any recovery in any such action that is in excess of the costs, expenses and legal fees incurred shall be [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 12.

REPRESENTATIONS, WARRANTIES, AND COVENANTS

12.1 Representations, Warranties, and Covenants.

(a) Each of the Parties hereby represents and warrants to the other Party that:

(i) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery, and performance of the Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, Governmental Body, or administrative or other agency having jurisdiction over it;

(ii) it is not aware of any government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any Applicable Laws, currently in effect, necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements (save for Regulatory Approvals, INDs and similar regulatory authorizations necessary for the Development or Commercialization of the Licensed Compounds and Licensed Products as contemplated hereunder);

(iii) such Party has not, and during the Term will not, grant any right to any Third Party relating to its respective Patents and Know How which would conflict with the rights granted to the other Party hereunder; and

(iv) such Party will at all times and in all material respects comply with all Applicable Laws relating to its activities under this Agreement.

(b) Ardelyx represents, warrants and covenants as of the Effective Date (or as of such other /additional time as may be explicitly specified below) to AstraZeneca that:

(i) Ardelyx is the sole and exclusive owner of the entire right, title and interest in (a) the Listed Patents existing as of the Effective Date and (b) the Licensed Know-How existing as of the Effective Date. Ardelyx has all rights necessary to grant the licenses under the Licensed Technology existing as of the Effective Date that it grants to AstraZeneca in this Agreement. Neither the Listed Patents nor the Licensed Know-How is subject to any encumbrance, lien or claim of ownership by any Third Party. True, complete and correct copies of the complete file wrapper and other correspondence with patent authorities received or sent by or on behalf of Ardelyx in the course of prosecuting the Listed Patents have been provided to AstraZeneca prior to the Effective Date. For the duration of the Term, Ardelyx shall not encumber the rights granted to AstraZeneca hereunder with respect to the Licensed Technology, Joint Technology or Ardelyx [***] Technology. AstraZeneca shall have no obligation to contribute to any remuneration of any inventor employed or previously employed by Ardelyx or any of its Affiliates in respect of the Licensed Patents, Licensed Know-How, Licensed Compounds

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or Licensed Products. Ardelyx has paid and will pay all such remuneration due to such inventors with respect to the Licensed Patents, Licensed Know-How, Licensed Compounds and Licensed Products either existing as of the Effective Date or arising in the course of Ardelyx’s activities under this Agreement, and Ardelyx has not received any notification that such payments are deemed by any Person to be insufficient compensation.

(ii) To Ardelyx’s Knowledge, the Listed Patents existing as of the Effective Date are being diligently prosecuted before the respective patent authorities in accordance with Applicable Law. All applicable fees due to patent authorities with respect to the filing and prosecution of the Listed Patents existing as of the Effective Date have been paid on or before the due date for payment (as such due date may be extended in accordance with Applicable Laws or patent authority rules and regulations).

(iii) As of the Effective Date, to Ardelyx’s Knowledge, there is no actual or threatened infringement or misappropriation of the Licensed Patents or Licensed Know-How by any Person.

(iv) To Ardelyx’s Knowledge, the manufacture, use, sale, offer for sale or import of the Licensed Compounds or Licensed Products as they exist as of the Effective Date in the Field will not infringe or misappropriate the Patents, other IPR or proprietary right of any Third Party.

(v) Ardelyx has not received any written notice alleging that the Listed Patents existing as of the Effective Date, if issued, would be invalid or unenforceable or that the Patent applications included in such Listed Patents will not proceed to grant. The conception, development and reduction to practice of the Listed Patents and Licensed Know-How existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other proprietary rights of any Person. There have been no Third Party claims, judgments or settlements against Ardelyx or any of its Affiliates as a result of legal actions brought by Third Parties relating to the Regulatory Documentation, Listed Patents or Licensed Know-How, or amounts owed by Ardelyx or its Affiliates with respect to any such claims, judgments or settlements. No claim or litigation has been brought or threatened by any Person alleging that (a) the Listed Patents existing as of the Effective Date, if issued, are or will be invalid or unenforceable, or that the Licensed Know-How existing as of the Effective Date is or will be invalid or unenforceable or (b) the Exploitation of the Licensed Compounds or Licensed Products or the filing of the Regulatory Documentation violates, infringes or otherwise conflicts or interferes with any IPR or proprietary right of any Person.

(vi) Ardelyx has not previously entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, conveyed or otherwise encumbered its right, title or interest in or to, the Listed Patents, Licensed Know-How, Regulatory Documentation, the Licensed Compounds or the Licensed Products, in each case existing as of the Effective Date (including by granting any covenant not to sue with respect thereto) and Ardelyx will not at any time during the Term enter into any such agreements or grant any such right, title or interest to any Person, in each case, that is inconsistent with the rights and licenses granted to AstraZeneca under this Agreement.

(vii) To the Knowledge of Ardelyx’s management personnel responsible for patent matters, in respect of the pending United States patent applications included in the Listed Patents, Ardelyx has submitted all material prior art of which it is aware in accordance with the requirements of the United States Patent and Trademark Office.

(viii) The Listed Patents set forth in Exhibit B represent all Patents within Ardelyx’s Control that cover or claim any invention necessary or useful for the Exploitation of Licensed Compounds or Licensed Products as of the Effective Date.

(ix) To its Knowledge, Ardelyx has properly identified each and every inventor of the claims of the Listed Patents existing as of the Effective Date, recognizing that as the prosecution of such Listed Patents proceeds, such claims and such inventors may need to be adjusted, as determined in accordance with the laws of the jurisdiction in which such Licensed Patent is issued or such application is pending.

(x) Each Person who has contributed to the conception of inventions covered or claimed in the Listed Patents existing as of the Effective Date, or the creation of the Licensed Know-How has duly assigned and has executed an agreement assigning to Ardelyx such Person’s entire right, title and interest in and to such Listed Patents or Licensed Know-How. To Ardelyx’s Knowledge, no current or former officer, employee, agent or consultant of Ardelyx is in violation of any term of any assignment or other equivalent agreement regarding or relevant to the ownership or protection of such Listed Patents or Licensed Know-How.

(xi) The trade secrets and all other material, previously non-published, information (including the chemical structures of all compounds Exemplified in the Listed Patents) included in the Licensed Know-How existing as of the Effective Date have been kept confidential or have been disclosed to Third Parties only under terms of confidentiality. To the Knowledge of Ardelyx no breach of such confidentiality obligation has been committed by any Third Party.

(xii) Ardelyx has made available to AstraZeneca all Regulatory Documentation, Licensed Know-How and other Information in its possession or Control as of the Effective Date regarding or related to any Licensed Compound or Licensed Product that AstraZeneca has requested in writing Ardelyx to make available, and such items are true, complete and correct in all material respects. To the extent Ardelyx is or becomes obligated to provide to AstraZeneca pursuant to this Agreement any Regulatory Documentation, Licensed Know-How and other Information in its Control after the Effective Date, Ardelyx will use reasonable efforts to provide such items in a form that will be true, complete and correct in all material respects. As of the Effective Date, Ardelyx has prepared, maintained and retained all Regulatory Documentation that Ardelyx is required to maintain or report pursuant to and in accordance with GLP, GCP, regulations and other Applicable Laws and Ardelyx has performed such activities in accordance with such Applicable Laws in all material respects.

(xiii) Ardelyx has not been debarred by the FDA, is not subject to any similar sanction of other Regulatory Health Authorities in the Territory, and is not subject to any such debarment or similar sanction by any such Regulatory Health Authority, and Ardelyx has not used, and will not engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Health Authority, or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a). Ardelyx shall inform AstraZeneca in writing immediately if it or any Person engaged by Ardelyx who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a) or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Ardelyx’s Knowledge, is threatened, relating to the debarment or conviction of Ardelyx or any such Person performing services hereunder.

(xiv) The information provided by Ardelyx to AstraZeneca (for the purposes of AstraZeneca’s assessment as to whether or not filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to this Agreement or the transactions contemplated herein) regarding Ardelyx’s and its Affiliates’ corporate structure and financial status is, in all material respects, correct, complete and not misleading.

(c) AstraZeneca represents, warrants and covenants as of the Effective Date (or as of such other /additional time as may be explicitly specified below) to Ardelyx that:

(i) AstraZeneca has not been debarred by the FDA (and is not subject to any similar sanction of other Regulatory Health Authorities in the Territory), and is not subject to any such debarment or similar sanction by any such Regulatory Health Authority, and AstraZeneca has not used, and will not engage, in any capacity, in connection with this Agreement, any Person who either has been debarred by such a Regulatory Health Authority, or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a). AstraZeneca shall inform Ardelyx in writing immediately if it or any Person engaged by AstraZeneca who is performing services under this Agreement is debarred or is the subject of a conviction described in Section 306 of the FFDCA (21 U.S.C. §335a), or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to AstraZeneca’s knowledge, is threatened, relating to the debarment or conviction of AstraZeneca or any such Person performing services hereunder.

(ii) All employees of AstraZeneca or its Affiliates performing activities under this Agreement shall be under an obligation to assign all right, title and interest in and to their inventions, Information and discoveries, whether or not patentable, and IPRs therein, to AstraZeneca or its Affiliate(s) as the sole owner thereof. Ardelyx shall have no obligation to contribute to any remuneration of any inventor employed or previously employed by AstraZeneca or any of its Affiliates in respect of any such inventions, Information and discoveries and IPRs therein that are so assigned to AstraZeneca or its Affiliate(s). AstraZeneca will pay all such remuneration due to such inventors with respect to such inventions, Information and discoveries and IPRs therein.

(iii) As of the Effective Date, AstraZeneca is not actively conducting any research or development program directed to the identification of NHE3 Products.

(iv) AstraZeneca shall not knowingly engage in any activities that use the inventions covered or claimed in the Licensed Patents or any Licensed Know-How in a manner that is outside the scope of the license rights expressly granted to it hereunder.

(v) AstraZeneca has determined in good faith that no filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended with respect to this Agreement or the transactions contemplated herein, it being understood that AstraZeneca in making such determination has relied on the information provided by Ardelyx regarding Ardelyx’s and its Affiliates’ corporate structure and financial status.

12.2 Manufacturing by AstraZeneca. AstraZeneca covenants to Ardelyx that any Licensed Compound or Licensed Product manufactured for clinical or commercial use by or for AstraZeneca or its Affiliates other than by or for Ardelyx or its Affiliates or independent contractors shall: (a) be manufactured in compliance with Applicable Laws; (b) conform to the applicable Specifications for such Licensed Compound or Licensed Product; (c) not be misbranded within the meaning of the FFDCA; (d) not constitute an article that may not be introduced into interstate commerce under the provisions of Section 505 of the FFDCA (21 U.S.C. §355); (e) conform to the certificates of analysis supplied with the shipment of such Licensed Product; and (f) shall be packaged and shipped in accordance with the applicable Specifications therefor in effect at the time of delivery.

12.3 Manufacturing by Ardelyx. Ardelyx covenants to AstraZeneca that any Licensed Compound or Licensed Product manufactured for clinical or commercial use by or for Ardelyx or its Affiliates, other than by or for AstraZeneca or its Affiliates or independent contractors retained by AstraZeneca or its Affiliates, shall: (a) be manufactured in compliance with Applicable Laws; (b) conform to the applicable Specifications for such Licensed Compound or Licensed Product; (c) not be misbranded within the meaning of the FFDCA; (d) not constitute an article that may not be introduced into interstate commerce under the provisions of Section 505 of the FFDCA (21 U.S.C. §355); (e) conform to the certificates of analysis supplied with the shipment of such Licensed Product; and (f) shall be packaged and shipped in accordance with the applicable Specifications therefor in effect at the time of delivery.

12.4 No Debarment. In the course of the Development of Licensed Compound and Licensed Product in accordance with this Agreement, neither Party has used, and during the term of this Agreement neither Party will use, any employee or consultant that is debarred by any Regulatory Health Authority or, to the best of such Party’s knowledge, is the subject of debarment proceedings by any Regulatory Health Authority. If either Party learns that its employee or consultant performing on behalf under this Agreement has been debarred by any Regulatory Health Authority, or has become the subject of debarment proceedings by any Regulatory Health Authority, such Party shall so promptly notify the other Party and shall prohibit such employee or consultant from performing on its behalf under this Agreement. The foregoing shall be without prejudice to the warranties contained in Section 12.1(b)(xiii) or in Section 12.1(c)(i).

12.5 Anti-Bribery and Anti-Corruption Compliance.

(a) Each Party agrees, on behalf of itself, its officers, directors and employees and on behalf of its Affiliates, agents, representatives, consultants and subcontractors hired in connection with the subject matter of this Agreement (together with such Party, the “Party Representatives”) that in connection with the performance of its obligations hereunder, the Party Representatives shall not directly or indirectly pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give, or authorize the giving of anything else of value, to:

(i) any Government Official in order to influence official action;

(ii) any Government Official (AA) to influence such Person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”), (BB) to reward such Person for acting improperly, or (CC) where such Person would be acting improperly by receiving the money or other thing of value; or

(iii) any other Person while knowing or having reason to believe that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit, a Government Official in order to influence official action for or against either Party in connection with the matters that are the subject of this Agreement.

(b) The Party Representatives shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws.

(c) Each Party, on behalf of itself and its other Party Representatives, represents and warrants to the other Party that for the Term and [***] thereafter, such Party shall and shall procure that its other Party Representatives keep and maintain accurate books and reasonably detailed records reasonably required to establish compliance with Sections 12.5(a) and 12.5(b) above.

(d) Each Party shall promptly provide the other Party with written notice of the following events

(i) Upon becoming aware of any breach or violation by the first Party or its Party Representative of any representation, warranty or undertaking set forth in Sections 12.5(a) or 12.5(b).

(ii) Upon receiving a formal notification that it is the target of a formal investigation by a Regulatory Authority for a Material Anti-Corruption Law Violation or upon receipt of information from any of its Party Representatives connected with this Agreement that any of them is the target of a formal investigation by a Regulatory Authority for a Material Anti-Corruption Law Violation.

(e) Without prejudice to any auditing or inspection rights that are set forth elsewhere in this Agreement, each Party shall, for the Term and [***] thereafter, for the purpose

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of allowing the other Party to audit and monitor the performance of its compliance with this Section 12.5 permit the other Party, its Affiliates, any auditors of any of them and any Regulatory Authority to have access, upon reasonable advance notice, during normal business hours to any premises of such first Party or its other Party Representatives used in connection with this Agreement, together with a right to access personnel and records that relate to this Agreement. The results of any such audit shall constitute Confidential Information of the audited Party, in respect of which the other Party shall comply with the provisions contained in Article 10 (subject to the terms and exceptions set forth therein).

(f) Each Party shall be responsible for any breach of any representation, warranty, covenant or undertaking in this Article 12 or of the Anti-Corruption Laws by its Party Representatives.

(g) Each Party may disclose the terms of this Agreement or any action taken under this Section 12.5 to prevent a potential violation or address a continuing violation of applicable Anti-Corruption Laws, including the identity of the other Party and the payment terms, to any governmental authority if and to the extent the first Party reasonably determines, upon advice of counsel, that such disclosure is necessary.

12.6 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 12, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.

ARTICLE 13.

RECORD RETENTION, AUDIT AND USE OF NAME

13.1 Records Retention; Audit.

(a) Each Party shall keep or cause to be kept accurate records of account in accordance with IFRS, in the case of AstraZeneca, and in accordance with IAS, in the case of Ardelyx, showing information that is necessary for the accurate determination of the royalties and other payments due under Article 9, or any other payment due hereunder. Such records or books of account shall be kept until the third (3rd) anniversary of December 31 of the Calendar Year in which the relevant Licensed Product are sold (in the case of royalty or other payments due under Section 9.5) or in the period for which any other payment hereunder is required to be made. For clarity, each Party shall cause its Affiliates to keep, and shall require pursuant to a written agreement that any Sublicensee, other sublicensee or subcontractor performing activities hereunder keep accurate records or books of account in a manner that will permit such Party to comply with its obligations under the foregoing sentence.

(b) Upon the written request of the other Party, each Party shall permit a qualified accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the Parties to inspect during regular business hours and no more than once a year and once in any given Calendar Year, and going back no more than three (3)

years preceding the current Calendar Year, all or any part of the audited Party’s records and books necessary to check the accuracy of any payments made or required to be made hereunder. The accounting firm shall enter into appropriate obligations with the audited Party to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to Ardelyx and AstraZeneca only whether the payments made are correct and details concerning any discrepancies, but no other information shall be disclosed to the Party requesting the inspection. The charges of the accounting firm shall be paid by the Party requesting the inspection, except that if the payments being audited have been underpaid or the costs being reimbursed have been overstated, in each case by more than five percent (5%), the charges will be paid by the Party whose records and books are being inspected. Any failure by a Party to exercise its rights under this Section 13.1 with respect to a Calendar Year within the three (3) year period allotted therefor shall constitute a waiver by such Party of its right to later object to any payments made by the other Party under this Agreement during such Calendar Year.

13.2 Publicity Review. Subject to the further provisions of this Section 13.2, no Party shall originate any written publicity, news release, or other announcement relating to this Agreement or to performance hereunder or the existence of an arrangement between the Parties (collectively, “Written Disclosure”), without the prior prompt review and written approval of the other, which approval shall not be unreasonably withheld. Notwithstanding the foregoing provisions of this Section 13.2, any Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required by Applicable Laws or any listing or trading agreement concerning its publicly traded securities, provided that, prior to making such Written Disclosure, the disclosing Party shall where reasonably practicable provide the other Party with a copy of the materials proposed to be disclosed and an opportunity to promptly review and comment on the proposed Written Disclosure. To the extent that the receiving Party reasonably requests that any information in the materials proposed to be disclosed be deleted, the disclosing Party shall use reasonable efforts to request confidential treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934, as applicable (or any other applicable regulation relating to the confidential treatment of information) so that any information that the receiving Party reasonably requests to be deleted, to the extent permitted by the applicable government agency, are omitted from such materials. The terms of this Agreement may also be disclosed to (a) government agencies where required by Applicable Laws, provided that the Party making such disclosure seeks a protective order or confidential treatment of this Agreement to the extent allowed under Applicable Laws, (b) Third Parties having a need to know such information for purposes of performing under this Agreement or advising a Party with respect to its performance under this Agreement or its business or legal obligations, or (c) Third Party investment bankers, financial advisors, actual or potential Third Party partners, investors, licensees, sublicensees or acquirers of all or substantially all of the assets to which this Agreement relates; provided, that, disclosures under subsections (b) or (c) shall be made under a binder or equivalent obligation of confidentiality and the Party having made such disclosures shall be liable to the other Party for any breach of such confidentiality obligation by the relevant Third Party recipient. Notwithstanding the foregoing, the Parties intend to issue a joint press release regarding the transaction contemplated by this Agreement, the contents of such press release to be mutually agreed by the Parties in writing (as soon as reasonably practicable after the Effective Date and prior to any publication thereof) substantially in the form of the draft press release attached hereto as Exhibit N, subject to such additional modifications as the Parties may mutually agree. The Parties additionally intend to issue jointly press releases regarding material events occurring with respect to the Development or Commercialization of Licensed Products pursuant to this Agreement. Such material events may include without limitation the commencement or Completion of a pivotal Clinical Trial for Licensed Products, the filing of a Drug Approval Application, and the receipt of Regulatory Approval for Licensed Products. The content of any such press releases shall be agreed upon by the Parties in advance of any such announcement being provided to any Third Party.

13.3 Use of Names. Neither Party shall use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in relation to this transaction or otherwise in any public announcement, press release, or other public document without the prior written consent of such other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except for those disclosures for which consent has previously been obtained; provided, however, that either Party may use the name of the other Party in any document required to be filed with any government authority, including without limitation the FDA and the Securities and Exchange Commission or otherwise as may be required by Applicable Laws, provided that such disclosure shall be governed by Section 10.5. Further, the restrictions imposed on each Party under this Section 13.3 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to Article 10. Moreover, and notwithstanding the foregoing, AstraZeneca and its Affiliates and Sublicensees shall have the right to use the name of Ardelyx and its Affiliates to the extent necessary or useful in connection with the Exploitation of the Licensed Compounds or Licensed Products as contemplated by this Agreement in their negotiations and work with subcontracting and sublicensing transactions in connection therewith provided that any Confidential Information in such communications remains subject to Article 10.

ARTICLE 14.

TERM AND TERMINATION

14.1 Term. The term of this Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the date on which all of AstraZeneca’s payment obligations under Article 9 have been performed or have expired (the “Term”).

14.2 Termination Rights.

(a) Termination for Cause. Subject to the provisions of this Section 14.2(a), if either Party (the “Breaching Party”) shall have committed a material breach of any of its material obligations under this Agreement, and such material breach shall remain uncured and shall be continuing for a period of sixty (60) days following the Breaching Party’s receipt of notice of such breach from the other Party (the “Non-Breaching Party”) stating the Non-Breaching Party’s intent to terminate this Agreement in its entirety pursuant to this Section 14.2(a) if such breach remains uncured, then, in addition to any and all other rights and remedies that may be available, the Non-Breaching Party shall have the right to terminate this Agreement effective upon the expiration of such sixty (60) day period (subject, however, to the provisions set forth below in this Section 14.2(a)). Notwithstanding the above, if (i) such material breach cannot reasonably be cured within such sixty (60)-day period, (ii) the Breaching Party provides, within such sixty (60)-day period, the Non-Breaching Party with a written detailed plan that contains measures that can be reasonably expected to cure such breach as soon as reasonably practicable, and (iii) the Breaching Party commences to perform such measures in accordance with such plan, and (iv) the Breaching Party thereafter diligently continues to perform such measures as detailed in such plan, then the Non-Breaching Party shall not be entitled to terminate this Agreement (and any notice of termination issued pursuant to the foregoing sentence shall not become effective) unless and until the Breaching Party ceases to diligently perform such measures despite then not having cured the breach. Notwithstanding the above, if within the aforementioned sixty (60)-day period either Party takes measures to resolve the dispute (for which termination is being sought) pursuant to Section 16.1 (or Ardelyx initiates mediation pursuant to Section 16.2) and thereafter (if the dispute then remains unresolved) within a period of thirty (30) days after the expiry of the time period set forth in Section 16.1 (and, as the case may be, Section 16.2(a)), initiates arbitration as permitted under Section 16.2(b) to resolve the dispute and diligently pursues such procedure, then the cure period set forth in this Section 14.2(a) shall be suspended and the Non-Breaching Party shall have the right to terminate this Agreement due to the breach for which termination is being sought only if (i) the arbitration tribunal determines through its final resolution of the dispute that such breach exists and (ii) such breach remains uncured for sixty (60) days after such final resolution. Any notice of alleged material breach by the Non-Breaching Party under this Section 14.2(a) shall include without limitation a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting, or relating to each such alleged material breach by the Breaching Party. Actual termination of this Agreement pursuant to this Section 14.2(a) shall only occur upon a separate written notice of termination by the Non-Breaching Party after the end of the applicable cure period. This Section 14.2(a) defines exclusively the Parties’ right to terminate this agreement for any material breach of contract.

(b) Termination for Convenience.

(i) Prior to its expiration, this Agreement may be terminated in its entirety at any time by AstraZeneca effective upon one hundred and twenty (120) days (or such longer period as AstraZeneca may elect at its sole discretion) prior written notice to Ardelyx, provided, however, that if a termination is made by AstraZeneca pursuant to Section 2.9(d), the termination will be effective thirty (30) days after Ardelyx’s receipt of AstraZeneca’s written notice of such termination.

(ii) Additionally, if AstraZeneca ceases all Exploitation of Licensed Compounds or Licensed Products for a continuous period of [***], AstraZeneca shall, at Ardelyx written request following the expiration of such [***] period (such request to reference explicitly this Section 14.2(b)(ii)), provide to Ardelyx within [***] after AstraZeneca’s receipt of such request a written reasonable plan under which AstraZeneca would recommence Exploitation of Licensed Compounds or Licensed Products under this Agreement within [***] after having provided such plan to Ardelyx. AstraZeneca shall, after providing such plan to Ardelyx, perform substantially in accordance therewith. If AstraZeneca fails to provide such plan to recommence Exploitation of Licensed Products within such [***] period or if AstraZeneca fails to recommence such Exploitation within the aforementioned [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

period, AstraZeneca shall be deemed to have exercised its right to terminate this Agreement in its entirety pursuant to this Section 14.2(b) effective upon expiration of such [***] or (as the case may be) [***] period.

(c) Termination for Challenge of Licensed Patents. Prior to its expiration, Ardelyx may terminate this Agreement in its entirety by written notice to AstraZeneca if (i) AstraZeneca or its Affiliates challenges the validity, scope or enforceability of or otherwise opposes any Patent included in the Licensed Patents or Ardelyx [***] Patents and (ii) AstraZeneca (a) does not cause such measures to cease within thirty (30) days after having received written notice thereof from Ardelyx, requesting such measures to cease and stating Ardelyx’s intention to terminate this Agreement if such measures are not ceased within the prescribed time or (b), with respect to Ardelyx [***] Patents, does not exercise the Exclusion Option within thirty (30) days after having received such aforementioned written notice from Ardelyx. If a Sublicensee of AstraZeneca challenges the validity, scope or enforceability of or otherwise opposes any Patent included in the Licensed Patents or Ardelyx [***] Patents under which such Sublicensee is sublicensed, then AstraZeneca shall, upon written notice from Ardelyx terminate such sublicense as promptly as possible pursuant to the terms of the sublicense agreement. AstraZeneca shall include provisions in all agreements under which a Sublicensee obtains a sublicense under any Patent included in the Licensed Patents or Ardelyx [***] Patents providing that if the Sublicensee challenges the validity or enforceability of or otherwise opposes any such Patent under which the Sublicensee is sublicensed, AstraZeneca may terminate such sublicense

(d) Termination due to Third Party Patent Issues. If a Third Party asserts that a Patent or other right owned by it is infringed by the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product, AstraZeneca shall have the right to terminate, this Agreement with respect to the country or countries concerned effective upon written notice to Ardelyx, or (if commercially reasonable) in its entirety upon sixty (60) days’ prior written notice to Ardelyx, if AstraZeneca, despite having exercised Commercially Reasonable Efforts in good faith to do so, (i) is unable to obtain from such Third Party on commercially reasonable terms such license as would be required to maintain AstraZeneca’s, its Affiliates’ or Sublicensees’ ability to Develop, Manufacture or Commercialize the Licensed Compound or Licensed Product without infringing such third Party’s Patent or other right, and (ii) is unable to modify the Licensed Compound or Licensed Product in a manner that is reasonable and viable from a scientific and commercial point of view and that maintains AstraZeneca’s, its Affiliates’ or Sublicensees’ ability to Develop, Manufacture or Commercialize the Licensed Compound or Licensed Product without infringing such Third Party’s Patent or other right and without resulting in an unreasonable increase of costs. In the event of a termination with respect to one or several countries pursuant to the above, Section 14.3 shall apply mutatis mutandis with respect to such country or countries only and the Agreement shall remain in force with respect to all other countries in the Territory not affected by such termination.

(e) Termination for Insolvency. A Party may terminate this Agreement effective immediately upon written notice to the other Party if at any time during the Term, the other Party (the “Debtor”) (i) becomes insolvent, (ii) has a case commenced by or against it under the Bankruptcy Code, (iii) files for or is subject to the institution of bankruptcy, liquidation or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

receivership proceedings, (iv) assigns all or a substantial portion of its assets for the benefit of creditors, (v) has a receiver or custodian appointed for the Debtor’s business, or (vi) has a substantial part of its business being subject to attachment or similar process; provided, however, that in the event of any involuntary case under the Bankruptcy Code, the first Party shall not be entitled to terminate this Agreement pursuant to this subsection (e) if the case is dismissed within sixty (60) days after the commencement thereof.

14.3 Consequences of an AZ Triggered Termination. In the event (i) Ardelyx terminates this Agreement pursuant to Section 14.2(a) for AstraZeneca’s material breach; (ii) Ardelyx terminates this Agreement pursuant to Section 14.2(c) for patent challenge by AstraZeneca; (iii) Ardelyx terminates this Agreement pursuant to Section 14.2(e) for AstraZeneca’s insolvency; (iv) AstraZeneca terminates this Agreement pursuant to Section 5.2(a)(i); (v) AstraZeneca terminates this Agreement pursuant to Section 14.2(b); or (vi) AstraZeneca terminates this Agreement entirely, or with respect to the country or countries concerned pursuant to Section 14.2(d) (a termination as per (i) through (vi) being an “AZ Triggered Termination”), AstraZeneca shall, subject to Section 14.3(a), continue to be obligated during the termination notice period (as applicable) to perform as far as reasonably practicable all of its obligations under this Agreement, except in the event of a termination pursuant to Section 14.2(b) for material safety concerns. If an AZ Triggered Termination occurs after the first Regulatory Approval of a Licensed Products, AstraZeneca shall continue to use Commercially Reasonable Efforts to Commercialize such Licensed Product until the earlier of (i), if applicable, the expiration of the one hundred twenty (120) day notice period, in the event of a termination by AstraZeneca pursuant to Section 14.2(b) other than for material safety concerns; (ii) receipt of Ardelyx’s written notice that AstraZeneca may cease such Commercialization activities; or (iii), if applicable, the effective date of the termination notice issued pursuant to Section 14.2(a), Section 14.2(c), Section 14.3(d) or Section 14.3(e). In addition, as a result of an AZ Triggered Termination the following shall apply:

(a) All licenses and rights to the Licensed Technology granted to AstraZeneca hereunder shall terminate as of the effective date of such termination, except to the extent and for so long as is necessary to permit AstraZeneca to meet its obligations under Section 8.4, to finish work-in-progress and sell any inventory as per Section 14.3(p) and to otherwise perform any responsibilities in connection with any then ongoing Clinical Trial or other activity that cannot be terminated as of such date under Applicable Laws, including GCP, it being agreed that all such activities and responsibilities shall be discontinued and ceased (unless otherwise agreed or required under Applicable Laws by transitioning such activities and responsibilities to Ardelyx) as promptly as possible, subject to Applicable Laws, including GCP.

(b) If the notice of the AZ Triggered Termination is given at a time when the Initial Studies or any other Assigned Activities have been initiated but not yet Completed, then the Parties shall work together in good faith during the termination notice period to ensure that AstraZeneca’s involvement in and responsibilities for such activities will be discontinued and ceased as efficiently and promptly as possible (by way of transitioning such involvement and responsibilities to Ardelyx or by other means agreed to by the Parties), subject to Applicable Laws, including GCP, and provided that the foregoing shall be without prejudice to AstraZeneca’s obligations under Section 8.4 and rights under Section 14.3(p). Notwithstanding the foregoing, following any such AZ Triggered Termination, AstraZeneca shall continue to reimburse Ardelyx for its Development Expenses incurred in the performance of the IBS-C Study, whether incurred prior to, or on or after, the effective date of such termination, up to a maximum amount of [***]. Additionally, AstraZeneca shall reimburse Ardelyx for all other non-cancellable Development Expenses or Additional Assigned Activity Expenses committed by Ardelyx prior to its receipt of, or (as the case may be) provision to AstraZeneca of, the notice of termination, where – as of the effective date of the termination – such expenses have not already been reimbursed by AstraZeneca pursuant to Section 4.3 or Section 4.8 and provided that Ardelyx furnishes AstraZeneca with satisfactory proof that such expenses cannot reasonably be cancelled or recovered and in no event shall such expenses exceed the amount budgeted therefor in the Development Budget approved by the DCC. All sublicense agreements between AstraZeneca and its Sublicensees or other sublicensees shall terminate as of the effective date of the termination, unless Ardelyx provides written consent, which it shall not unreasonably withhold, delay or condition, to the assignment of any such sublicense agreement to Ardelyx (to the extent assignable).

(c) AstraZeneca shall [***].

(d) Ardelyx shall have the right (but not the obligation) to enforce the AstraZeneca Sole Invention Patents against a Competitive Product Infringement relating to Licensed Products.

(e) Ardelyx shall have the right (but not the obligation) to prosecute, maintain, enforce and defend all Licensed Patents and Joint Patents and AstraZeneca shall, as promptly as reasonably practicable, and to a reasonable extent take such other actions and execute such other instruments, assignments, and documents as may be necessary to enable Ardelyx to practice the rights set forth in this subsection (e), with such cooperation to be provided at Ardelyx’s sole cost and expense.

(f) Each Party shall return all data, files, records and other materials in its possession or Control containing or comprising the other Party’s Confidential Information to which such first Party does not retain rights hereunder (except one copy thereof, which may be retained by the returning Party solely for legal archive purposes).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(g) AstraZeneca shall, where permitted under Applicable Laws, as promptly as reasonably practical transfer to Ardelyx all INDs, Drug Approval Applications, and Regulatory Approvals with respect to Licensed Compounds and Licensed Products (but not with respect to any other compounds or products), and shall take such other actions and execute such other instruments, assignments, and documents as may be necessary to effect the transfer of rights hereunder to Ardelyx. Without limiting the generality of the foregoing, AstraZeneca agrees to submit to the FDA and other Regulatory Authorities where reasonably appropriate and permitted under Applicable Laws in jurisdictions in which any regulatory filings have been made with respect to the Licensed Product, within ten (10) days after the effective date of such termination, a letter (with copy to Ardelyx) notifying the FDA and such other Regulatory Authorities of the transfer of any regulatory filings for the Licensed Product in such jurisdictions from AstraZeneca to Ardelyx. Additionally, AstraZeneca will provide Ardelyx with copies of regulatory filings necessary to practice the rights granted to it under this Section 14.3(g). All transfers described in this Section 14.3(g) shall be at Ardelyx’s expense. Ardelyx shall indemnify and hold harmless AstraZeneca, its Affiliates and each of its and their respective employees, officers, directors, agents and Sublicensees as set forth in Section 15.1(b) from and against any Losses arising out of or resulting from Third Party Claims that arise or result from Ardelyx’s, its Affiliates’ or its sublicensees’ Exploitation of the Licensed Compounds or Licensed Products under any INDs, Drug Approval Applications or Regulatory Approvals transferred hereunder.

(h) AstraZeneca will assign (or cause its Affiliates to assign) to Ardelyx, at Ardelyx’s request, all of AstraZeneca’s (or its Affiliates’) rights and obligations under agreements with Third Parties with respect to (i) the conduct of Clinical Trials for each Licensed Product, including Agreements with contract research organizations, clinical sites and investigators that relate to Clinical Trials in support of Regulatory Approvals in the Territory, (ii) the Manufacture of Licensed Compound or Licensed Product (subject to AstraZeneca’s obligations under Section 8.4), and (iii) any other Third Party agreements involving the Development or Commercialization of the Licensed Products, unless in each of (i) through (iii), such agreement is not permitted to be assigned pursuant to its terms or relates to products other than Licensed Products, in which case AstraZeneca will cooperate with Ardelyx in all reasonable respects to transfer as promptly as reasonably practical to Ardelyx the benefit of such contract (against Ardelyx undertaking to perform all the obligations and assume all liabilities under such contract) in another mutually acceptable manner and upon Ardelyx’s request facilitate discussions between Ardelyx and such Third Parties to assist Ardelyx in entering into a direct agreement with such Third Parties.

(i) AstraZeneca shall at Ardelyx’s sole cost and expense assign all of its rights in and to all Product Trademarks for Licensed Products (and all registrations and applications for registration therefor) that it owns pursuant to Section 11.7 to Ardelyx and Ardelyx shall have the exclusive right (but not the obligation) to enforce the Product Trademark rights against infringers.

(j) To the extent they are assignable and as requested by Ardelyx, AstraZeneca shall execute any documents necessary to transfer to Ardelyx rights under any Third Party licenses obtained by AstraZeneca pursuant to and during the course of the term of this Agreement for the purpose of Exploiting the Licensed Compounds or Licensed Products, and Ardelyx shall thereafter be responsible for all costs, expenses and obligations associated with such Third Party licenses.

(k) If AstraZeneca at the time of termination was Manufacturing Licensed Product or Licensed Compound, AstraZeneca shall comply with the obligations set forth in Section 8.4.

(l) Upon Ardelyx’s request, AstraZeneca shall transfer to Ardelyx copies of all materials, data, results, analyses, reports, websites, marketing materials, technology, regulatory filings and other Information and Materials existing in tangible or electronic form at the effective date of the AZ Triggered Termination, that is Controlled by AstraZeneca and has been generated on or before the effective date of such termination by or on behalf of AstraZeneca, its Affiliates or Sublicensees with respect to the Licensed Products (“AZ Product Data”) and Ardelyx shall have the right to use on a non-exclusive basis such AZ Product Data only to the extent necessary to enable Ardelyx to proceed to Develop, Manufacture and Commercialize Licensed Products upon and after termination of this Agreement, provided that Ardelyx shall indemnify and hold harmless AstraZeneca, its Affiliates and each of its and their respective employees, officers, directors, agents and Sublicensees as set forth in Section 15.1(b) from and against any Losses arising out of or resulting from Third Party Claims that arise or result from the use of any AZ Product Data hereunder.

(m) In consideration of the foregoing transfer of AZ Product Data and, if applicable, INDs, Drug Approval Applications, Regulatory Approvals, Product Trademarks as well as [***] and any other rights granted under the above provisions in this Section 14.3, if this Agreement is terminated [***], Ardelyx shall [***], and (iii) any such [***], and (to the extent such costs are not to be borne by Ardelyx pursuant to the above provisions) any [***] under this Agreement to Ardelyx or its sublicensees. In addition, if the termination occurs [***].

(n) For the avoidance of doubt the rights granted to Ardelyx under this Section 14.3 are restricted to Licensed Compounds and Licensed Products and AstraZeneca does not grant any rights whatsoever to any other compounds or products or to any Intellectual Property Rights

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other than as set forth in Section 14.3(c). Moreover, AstraZeneca shall not be obligated to provide Ardelyx with any other IPR or other rights or services than that which is explicitly provided for under this Section 14.3.

(o) Except where expressly provided for otherwise in this Agreement, termination of this Agreement shall not relieve the Parties of any liability, including without limitation any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. In the event of such termination, this Section 14.3 shall survive in addition to others specified in this Agreement to survive in such event.

(p) AstraZeneca shall be entitled, during a period of [***] following the AZ Triggered Termination, to finish any work-in-progress and, unless Ardelyx requests the transfer thereof in accordance with the terms of Section 8.4, to sell any inventory of the Licensed Product that remains on hand as of the date of the termination, so long as AstraZeneca pays to Ardelyx the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement; provided that if such termination is by Ardelyx pursuant to Section 14.2(a), that AstraZeneca’s rights under this Section 14.3(p) shall be subject to Ardelyx’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

(q) Notwithstanding anything else set forth in this Agreement, (i) AstraZeneca shall not have any obligations to continue any Development, Manufacture or Commercialization of the relevant Licensed Compound or Licensed Product if AstraZeneca has terminated this Agreement pursuant to Section 14.2(b) with reference to any material safety concerns; and (ii) should Ardelyx elect to pursue any Development, Manufacture or Commercialization of the relevant Licensed Compound or Licensed Product following any such termination by AstraZeneca, Ardelyx shall - without prejudice to or limitation of any other or further obligations Ardelyx may have to AstraZeneca under this Agreement (including Section 15.1(b)) - indemnify AstraZeneca for any Third Party claims arising from Ardelyx’s Development, Manufacture or Commercialization after the effective date of the termination of the relevant Licensed Compound or Licensed Product as set forth in Section 15.1(b).

(r) AstraZeneca shall continue to comply with its non-compete obligations pursuant to Sections 2.9(b) for the period set forth in Section 2.9(b).

14.4 Consequences of Termination (or Right to Terminate) by AstraZeneca for Ardelyx’s breach or insolvency. If AstraZeneca is entitled to terminate this Agreement pursuant to Section 14.2(a) as a result of a material breach by Ardelyx or Section 14.2(e) for an insolvency or other transaction described therein affecting Ardelyx, AstraZeneca may elect to terminate this Agreement subject to the provisions set forth in Section 14.4(a), or to continue the Agreement subject to the provisions set forth in Section 14.4(b).

(a) If AstraZeneca terminates the Agreement under Section 14.2(a) or under Section 14.2(e), Section 14.3 shall apply as if such termination were an AZ Triggered Termination,

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except that (AA) notwithstanding anything set forth to the contrary in Section 14.3, Ardelyx shall compensate AstraZeneca for any costs or expenses incurred by it or its Affiliates in connection with performing any of the activities contemplated by Section 14.3, (BB) Section 14.3(r) shall not apply and AstraZeneca [***] as from the effective date of the termination, (CC) Ardelyx shall continue to comply with its non-compete obligations under Section 2.9(c) for the period stated therein, and (DD) Section 14.3(m) shall not apply, and instead, the following shall apply:

In consideration of the foregoing transfer of AZ Product Data and, if applicable, INDs, Drug Approval Applications, and Regulatory Approvals as well as the license granted under Section 14.3(c) and any other rights granted under the above provisions in Section 14.3, if this Agreement is terminated pursuant to Section 14.2(a) by AstraZeneca, Ardelyx shall [***]. The foregoing shall be in addition and without prejudice to any other remedies that may be available to AstraZeneca due to Ardelyx’s breach, including [***].

(b) If AstraZeneca has the right to terminate this Agreement under Section 14.2(a) or Section 14.2(e), but elects to continue this Agreement, this Agreement shall continue in full force and effect except as follows:

(i) Ardelyx’s rights under the Co-Promote Option (whether or not exercised prior to the termination) shall terminate.

(ii) Ardelyx shall, at AstraZeneca’s request, cease any Development, Manufacturing or Commercialization activities performed by Ardelyx pursuant to this Agreement, Ardelyx shall cease to have the right to participate in the DCC and SCC, and, upon such request, Ardelyx shall furnish AstraZeneca with reasonable cooperation to assure a smooth transition to AstraZeneca (or its designee) of any such activities then being conducted or performed by Ardelyx.

(iii) Each Party shall return all data, files, records and other materials in its possession or Control containing or comprising the other Party’s Confidential Information to which such first Party does not retain rights hereunder (except one copy thereof, which may be retained by the returning Party solely for legal archive purposes).

(iv) In the event of AstraZeneca being entitled to terminate this Agreement under Section 14.2(a) due to Ardelyx breach (but not if AstraZeneca’s right to terminate is based solely on Ardelyx’s insolvency pursuant to Section 14.2(e)), the [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***] as set forth in Section [***], taking into account any [***], shall each be [***], provided that any such [***], and any costs incurred by AstraZeneca in connection with the [***].

(c) Except where expressly provided for otherwise in this Agreement, termination of this Agreement by either Party shall not relieve the Parties of any liability, including without limitation any obligation to make payments hereunder, which accrued hereunder prior to the effective date of such termination, nor preclude any Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice any Party’s right to obtain performance of any obligation. In the event of such termination, this Section 14.4 shall survive in addition to others specified in this Agreement to survive in such event.

14.5 Change of Control.

(a) Ardelyx shall provide to AstraZeneca written notice of any Change of Control of Ardelyx as soon as practicable after the effective date of an agreement pursuant to which such Change of Control would be effected, but in any event within five (5) Business Days thereafter. AZ shall maintain such notice in confidence as Confidential Information of Ardelyx, subject to the provisions contained in Article 10.

(b) Ardelyx may request by written notice to AstraZeneca within [***] after the effective date of a Change of Control of Ardelyx that the Parties meet to discuss any modifications that Ardelyx wishes to propose to subsections (i) through (iii) of Section 14.5(c). If Ardelyx requests such a meeting, Ardelyx and AstraZeneca shall meet within [***] after AstraZeneca’s receipt of such meeting request to allow Ardelyx to present to AstraZeneca its proposal to modify any or all of subsections (i) through (iii) of Section 14.5(c). Following such meeting, AstraZeneca shall have a period of [***] to provide Ardelyx with written notice as to whether or not any, or all, of the modifications proposed by Ardelyx are accepted by AstraZeneca and, to the extent so accepted, as from what date such modifications shall apply, it being acknowledged and agreed that AstraZeneca shall be entitled to accept or reject any such proposed modifications entirely at its own discretion. In the event that AstraZeneca fails to notify Ardelyx pursuant to the foregoing sentence with such [***] period, then Ardelyx’s proposal shall be deemed rejected by AstraZeneca upon the expiry of such [***] period. For the avoidance of doubt, regardless of any request for a meeting and proposal for modifications made by Ardelyx pursuant to this Section 14.5(b), Section 14.5(c) shall apply in its entirety as from the effective date of a Change of Control of Ardelyx, unless and until AstraZeneca has accepted in writing within the aforesaid [***] period that any modifications proposed by Ardelyx shall take effect.

(c) Upon any Change of Control of Ardelyx, subject to any modifications mutually agreed by the Parties in writing pursuant to Section 14.5(b), the following shall apply [***]

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[***]

(d) In the event that AstraZeneca is subject to a Change of Control, AstraZeneca, or its successor in interest, shall remain obligated to use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize the Licensed Products in the Major Markets as set forth in Section 4.4 and to perform all other obligations set forth in this Agreement.

14.6 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code, or equivalent provisions of applicable legislation in any other jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the Unites States Bankruptcy Code or equivalent provisions of applicable legislation in any other jurisdiction, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under subsection (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

14.7 Surviving Rights and Obligations. The rights and obligations set forth in this Agreement shall extend beyond the expiration or termination of the Agreement only to the extent expressly provided for herein, or to the extent that the survival of such rights or obligations are necessary to permit their complete fulfillment or discharge. Without limiting the foregoing, the Parties have identified various rights and obligations which are understood to survive, as follows: In the event of expiration or termination of this Agreement for any reason, the following provisions shall survive in addition to others specified in this Agreement to survive in such event: Articles 1, 10, 13,15 (solely as to actions arising during the term of this Agreement, or as to activities conducted in the course of a Party’s exercise of licenses surviving after the term of this Agreement), 16 and 17, and Sections 2.9(b), 2.9(c) and 2.9(d) (as applicable), 4.1(d), 5.2(a)(i), 8.4, 9.5 through 9.8 (solely to the extent provided in Sections 14.3 and 14.4), 9.9 through 9.13 (solely with respect to payments received following the effective date of termination or expiration), 11.2, 12.5(c), 12.5(d), 12.5(e), 12.5(f), 12.5(g), 14.2, 14.3, 14.4, 14.6, 14.7 and 14.8.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.8 Accrued Rights. Termination, relinquishment, or expiration of the Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment, or expiration, including without limitation damages arising from any breach hereunder. Such termination, relinquishment, or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

ARTICLE 15.

INDEMNIFICATION

15.1 Indemnification.

(a) AstraZeneca hereby agrees to indemnify, defend, and hold harmless Ardelyx, its Affiliates, and each of its and their respective employees, officers, directors and agents from and against any and all Losses incurred by them resulting from or arising out of or in connection with any suits, claims, actions or demands made or brought by a Sublicensee or other Third Party (collectively, “Third Party Claims”) against Ardelyx, its Affiliates or their respective employees, officers, directors or agents, that result from or arise out of (i) the Manufacture, use, handling, storage, sale, or other disposition of Licensed Products by AstraZeneca or its Affiliates, agents, Distributors, Sublicensees or other sublicensees in the Territory, (including, without limitation, Ardelyx’s participation in the Detailing, Pre-Approval Activities and Other Promotional Activities associated with the disposition of Licensed Products in the U.S. Territory by Ardelyx), (ii) any AstraZeneca representation or warranty set forth herein being untrue in any material respect when made, (iii) the negligence or willful misconduct by or on behalf of AstraZeneca, its Affiliates, agents, Distributors, Sublicensees or other sublicensees, and (iv) breach of this Agreement by or on behalf of AstraZeneca or its Affiliates, except in any case, to the extent such Losses are Losses for which Ardelyx has an obligation to indemnify AstraZeneca, its Affiliates or their respective employees, officers, directors or agents pursuant to Section 14.3(l), 14.3(q) or Section 15.1(b), as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

(b) Ardelyx hereby agrees to indemnify, defend and hold harmless AstraZeneca, its Affiliates, and each of its and their respective employees, officers, directors and agents from an against any and all Losses incurred by them resulting from or arising out of or in connection with any Third Party Claims against AstraZeneca, its Affiliates or their respective employees, officers, directors or agents, that result from or arise out of (i) the Manufacture, use, handling, storage, sale or other disposition of Licensed Products by Ardelyx or its Affiliates, agents, distributors or sublicensees prior to the Effective Date or following the effective date of any termination of this Agreement, (ii) the negligence or willful misconduct by or on behalf of Ardelyx, its Affiliates, agents, distributors or sublicensees, (iii) any Ardelyx representation or warranty set forth herein being untrue in any material respect when made, (iv) breach of this Agreement by or on behalf of Ardelyx or its Affiliates, or (v) those activities for which Ardelyx agrees to indemnify AstraZeneca pursuant to Article 14; except in any case, to the extent such Losses are Losses for which AstraZeneca has an obligation to indemnify Ardelyx, its Affiliates or their respective employees, officers, directors or agents pursuant to Section 15.1(a), as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

15.2 Mechanism.

(a) In the event that a Party (the “Indemnified Party”) is seeking indemnification under Section 15.1(a) or 15.1(b), it shall notify the other Party (the “Indemnifying Party”) in writing of the relevant Third Party Claim and the relevant Loss for which indemnification is being sought as soon as reasonably practicable after it becomes aware of such claim. Each such notice shall contain a description of the Third Party Claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Third Party Claim or Losses. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates, and each of its and their respective employees, officers, directors and agents shall be made solely by such Party to this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume direction and control of the defense of the relevant Third Party Claim (including without limitation the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification.

(b) Notwithstanding Section 15.1, the failure to give timely notice to the Indemnifying Party shall not release the Indemnifying Party from any liability to the Indemnified Party to the extent the Indemnifying Party is not prejudiced thereby and, for the avoidance of doubt, the Indemnifying Party shall not be liable to the extent any Loss is caused by any delay by the Indemnified Party in providing such notice. Notwithstanding the provisions of Section 15.2(a) requiring the Indemnified Party to tender to the Indemnifying Party the exclusive ability to defend such claim, if the Indemnifying Party declines to or fails to timely assume control of the relevant Third Party Claim, the Indemnified Party shall be entitled to assume such control, conduct the defense of, and settle such claim, all at the sole costs and expense of the declining or failing Party; provided, however, that neither Party shall settle or dispose of any such claim in any manner that would adversely affect the rights or interests or admit fault, of the other Party without the prior written consent of such other Party, which shall not be unreasonably withheld, delayed or conditioned. Each Party, at the other Party’s expense and reasonable request, shall cooperate with such other Party and its counsel in the course of the defense or settlement of any such claim, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information, and witnesses.

15.3 Insurance. Each Party shall have and maintain such type and amounts of liability insurance covering the Manufacture, supply, use and sale of the Licensed Compounds and the Licensed Products as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide the other Party with a copy of its policies of insurance in that regard, along with any amendments and revisions thereto.

ARTICLE 16.

DISPUTE RESOLUTION

16.1 Referral of Disputes to the Parties Senior Executives. In the event of any dispute between the Parties arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the Senior Executives for attempted resolution by good faith negotiations within [***] after such notice is received.

16.2 Mechanism.

(a) If (i) Ardelyx at any time has a good faith belief that AstraZeneca may be in material breach of its obligations under Section 4.4, (ii) Ardelyx has notified AstraZeneca of its belief in writing and the Parties are not in agreement as to whether or not such breach under Section 4.4 exists, and (iii) the Parties have not resolved the dispute through good faith negotiations pursuant to Section 16.1 within the prescribed time, then Ardelyx shall have the right (but not the obligation) to request, through written notice to AstraZeneca (a “Mediation Notice”) within thirty (30) days after the expiry of the time period set forth in Section 16.1, that the Parties shall attempt in good faith to settle such dispute by mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures. For clarity, Ardelyx shall not be obligated to exercise its right to initiate mediation pursuant to this Section 16.2(a) before initiating arbitration pursuant to Section 16.2(b). If Ardelyx’s elects to exercise its right to initiate mediation within the prescribed time, then the following shall apply: If the Parties are unable to reach agreement on the selection of the mediator within fifteen (15) Business Days after AstraZeneca’s receipt of the Mediation Notice from Ardelyx, then either or both Parties shall immediately request the AAA to select a mediator with the requisite background, experience and expertise in the biopharmaceutical industry to assist the Parties in resolving the dispute amicably. The place of mediation shall be New York City, New York, and all negotiations and communications shall be in English. The Parties shall have the right to be represented by counsel during the mediation. Each Party shall bear its own costs and expenses and attorneys’ fees, and the Parties shall share equally all costs of engaging such mediator and using the AAA to mediate such matter. Any decisions or recommendations of the mediator shall be confidential and non-binding on the Parties. If the Parties are unable to resolve the dispute through mediation pursuant to this Section 16.2(a) within a period of ninety (90) days following AstraZeneca’s receipt of the Mediation Notice from Ardelyx, then either Party shall thereafter have the right to refer the dispute to arbitration pursuant to Section 16.2(b).

(b) Subject to Sections 16.1 and 16.2(a), any dispute, controversy or claim arising out of or relating to this Agreement, including the existence, negotiation, validity, formation, interpretation, breach, performance or application of this Agreement shall be settled by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (or the AAA International Arbitration Rules, if recommended under the AAA guidelines), as such rules may be modified by this Section 16.2(b) or otherwise by subsequent written agreement of the Parties. The number of arbitrators shall be three (3), of whom the Parties shall select one (1) each. The two arbitrators so selected will select the third and final arbitrator. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the AAA shall select the third arbitrator. The place of arbitration shall be New York City, New York, and all

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

proceedings and communications shall be in English. The Parties shall have the right to be represented by counsel. Any judgment or award rendered by the arbitrators shall be final and binding on the Parties. The Parties agree that such judgment or award may be enforced in any court of competent jurisdiction.

16.3 Preliminary Injunctions. Notwithstanding anything to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any dispute.

16.4 Patent Disputes. Notwithstanding anything to the contrary, any and all issues regarding the scope, inventorship, construction, validity, or enforceability of Patents shall be determined in a court of competent jurisdiction under the local patent laws of the jurisdictions having issued the Patents in question.

16.5 Confidentiality. All proceedings and decisions of the arbitrator(s) in connection with an arbitral proceeding pursuant to Section 16.2 shall be deemed Confidential Information of each of the Parties and shall be subject to Article 10.

ARTICLE 17.

MISCELLANEOUS

17.1 Assignment; Performance by Affiliates.

(a) Neither Party may assign any of its rights or obligations under this Agreement in any country in whole or in part without the prior written consent of the other Party, except that each Party shall have the right, without such consent, (i) to perform any of its obligations and exercise any of its rights under this Agreement through, and to assign all of its rights and obligations under this Agreement to, any of its Affiliates, so long as, [***]; and (ii) on written notice to the other Party, to assign all of its rights and obligations under this Agreement to a non-Affiliate successor in interest, whether by merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, to all or substantially all of the business to which this Agreement relates. In the event that a Party performs its obligations or exercises its rights under this Agreement through an Affiliate (without having assigned all of its rights and obligations to such Affiliate as permitted under this Section 17.1), doing so shall not relieve the relevant Party of its responsibilities for the performance of its obligations under this Agreement, and the relevant Party shall remain responsible and be guarantor of the performance by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) This Agreement shall survive any succession of interest permitted pursuant to Section 17.1(a)(ii), whether by merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, provided, that, in the event of such merger, consolidation, reorganization, acquisition, stock purchase, asset purchase or other similar transaction, no Intellectual Property Rights of the acquiring corporation shall be included in the technology licensed hereunder, unless such Intellectual Property Rights arise as a result of the performance of this Agreement by such corporation after such transaction becomes effective.

(c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

17.2 Force Majeure. In this Agreement, “Force Majeure” means an event which is beyond a non-performing Party’s reasonable control, including an act of God, strike, lock-out or other industrial/labor disputes (whether involving the workforce of the Party so prevented or of any other Person), war, riot, civil commotion, terrorist act, epidemic, quarantine, fire, flood, storm, earthquake, natural disaster or compliance with any law or governmental order, rule, regulation or direction, whether or not it is later held to be invalid. A Party that is prevented or delayed in its performance under this Agreement by an event of Force Majeure (a “Force Majeure Party”) shall, as soon as reasonably practical but no later than thirty (30) days after the occurrence of a Force Majeure event, give notice in writing to the other Party specifying the nature and extent of the event of Force Majeure, its anticipated duration and any action being taken to avoid or minimize its effect. Subject to providing such notice and to this Section 17.2, the Force Majeure Party shall not be liable for delay in performance or for non-performance of its obligations under this Agreement, in whole or in part, except as otherwise provided in this Agreement, where non-performance or delay in performance has resulted from an event of Force Majeure. The suspension of performance allowed hereunder shall be of no greater scope and no longer duration than is reasonably required and the Force Majeure Party shall exert all reasonable efforts to avoid or remedy such Force Majeure.

17.3 Further Actions. Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

17.4 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by internationally recognized overnight delivery service that maintains records of delivery, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof).

If to Ardelyx, addressed to:	Ardelyx, Inc. 34175 Ardenwood Blvd. Fremont, CA 94555 Attention: Michael Raab, CEO Facsimile: 510-745-0493

With a copy to:	Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025-1008 Attention: Judith A. Hasko, Esq. Facsimile: (650) 463-2600

If to AstraZeneca, addressed to	AstraZeneca AB Attn: R&D Mölndal S-431 83 Mölndal Sweden Facsimile: [***]

With a copy to:	AstraZeneca AB Attn: Legal Department S-431 83 Mölndal Sweden Facsimile: [***]

17.5 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a waiver of any other of such Party’s rights or remedies provided in this Agreement.

17.6 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant, or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and (b) the Parties covenant and agree to renegotiate any such term, covenant, or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant, or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

17.7 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware, without giving effect to any conflict of law principle that would otherwise result in the application of the laws of any State or jurisdiction other than the State of Delaware.

17.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.9 Entire Agreement. This Agreement, including without limitation all exhibits attached hereto, sets forth all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties and supersedes and terminates all prior and contemporaneous agreements and understanding between the Parties, including without

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

limitation the agreements and amendments set forth in Section 10.7. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as set forth in this Agreement. No subsequent alteration, amendment, change, or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

17.10 Limitation of Liability. EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES, OR WITH RESPECT TO THIRD PARTY CLAIMS UNDER SECTION 15.1, IN NO EVENT SHALL EITHER PARTY OR ITS RESPECTIVE AFFILIATES AND SUBLICENSEES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY, OR OTHERWISE, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, REVENUE, MILESTONES OR ROYALTIES. This Section 17.10 shall not limit either Party’s obligations under Article 15.

17.11 No Partnership. It is expressly agreed that the relationship between Ardelyx and AstraZeneca shall not constitute a partnership, joint venture, or agency. Neither Ardelyx nor AstraZeneca shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party to do so.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

Ardelyx, Inc.		AstraZeneca AB (publ)

By:	/s/ Mike Raab	By:	/s/ Gunnar Olsen

Title:	CEO	Title:

[Signature Page to License Agreement]

EXHIBIT A

OUTLINE OF MATERIAL TERMS TO BE DESCRIBED IN THE INITIAL DEVELOPMENT PLAN

An outline of the key items to be included in the initial development plan is described here separated by discipline. The activities set forth in this Exhibit A will be described in greater detail in the Initial Development Plan and may be amended from time to time by the JPT or the DCC.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B: LISTED PATENTS

Patent Family I: [***]

Country	Appl. No.	Filing Date	Patent/PCT Pub No. (Issue Date/PCT Pub Date)	Status
[***]	[***]	[***]	[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Patent Family II: [***]

Country	Appl. No.	Filing Date	Patent/PCT Pub No. (Issue Date/PCT Pub Date)	Status
[***]	[***]	[***]	[***]	[***]

Patent Family III: [***]

Country	Appl. No.	Filing Date	Patent/PCT Pub No. (Issue Date/PCT Pub Date)	Status
[***]	[***]	[***]	[***]	[***]

Patent Family IV: [***]

Country	Appl. No.	Filing Date	Patent/PCT Pub No. (Issue Date/PCT Pub Date)	Status
[***]	[***]	[***]	[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

SHORT FORM CONFIRMATORY LICENSE AGREEMENT

Date:

Parties:

(1)	The “Licensor”: having its registered office at .

(2)	The “Licensee”: having its registered office at .

Recitals:

By an Agreement (the “Main Agreement”) dated                      and made effective as of                      (the ‘Effective Date’) between the Licensor and the Licensee the Licensor granted for the consideration therein contained to the Licensee a license under [Patent No         ] (the “Patent”).

Operative provisions:

1.	In accordance with the terms of, and for the consideration referred to in, the Main Agreement the Licensor hereby confirms that it has granted to the Licensee an exclusive license as of the Effective Date of the Main Agreement and for the term specified therein, under certain intellectual property rights, including the Patent, to research, develop, make, use, sell, offer for sale and import, and otherwise exploit Licensed Compounds and Licensed Products for the purpose of Developing, Manufacturing and Commercializing Licensed Products, on the terms set forth in the Main Agreement. Any capitalized terms not defined herein shall have the meaning provided in the Main Agreement.

2.	If the Main Agreement is terminated in accordance with its terms, this License shall terminate upon the effective date of the termination of the Main Agreement.

IN WITNESS of which this Agreement has been executed as a deed and delivered the day and year first above written.

EXECUTED as a Deed by acting by:
[name of director] and:
[name of director/secretary]

EXECUTED as a Deed by acting by:
[name of director] and:
[name of director/secretary]

EXHIBIT D

MEMBERS OF THE JOINT PROJECT TEAM

FOR ASTRAZENECA

Project Leader

Name	Title	Email
1. [***]	[***]	[***]

Other Members

Name	Title	Email
1. TBD	[***]
2. TBD	[***]
3. TBD	[***]
4. TBD	[***]
5. TBD	[***]
6. TBD	[***]
7. TBD	[***]
8. TBD	[***]
9. TBD	[***]
10. TBD	[***]
11. TBD	[***]
12. TBD	[***]
13. TBD	[***]
14. TBD	[***]

AZ note on “TBD”: project members will be deployed to the JPT promptly following the Effective Date.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FOR ARDELYX INC.

Project Leader

Name	Title	Email
1. [***]	[***]	[***]

Other Members

Name	Title	Email
1. [***]	[***]	[***]
2. [***]	[***]	[***]
3. [***]	[***]	[***]

4. [***]	[***]	[***]
5. [***]	[***]	[***]
6. [***]	[***]	[***]
7. [***]	[***]	[***]
8. [***]	[***]	[***]
9. [***]	[***]	[***]
10. TBD	[***]	TBD

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E

MEMBERS OF THE DEVELOPMENT COLLABORATION COMMITTEE (DCC)

FOR ASTRAZENECA

[***]

Name	Title	Email
[***]	[***]	[***]

[***]

Name	Title	Email
[***]	[***]	[***]

FOR ARDELYX INC.

[***]

Name	Title	Email
[***]	[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[***]	[***]	[***]

[***]

Name	Title	Email
[***]	[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT F

THIRD PARTY CONTRACTORS APPROVED FOR USE BY ARDELYX

Contractor	Activity	Address
[***]	[***]	[***]

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

[***]	[***]	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT G

[INTENTIONALLY OMITTED]

EXHIBIT H

PROVISIONS ON INITIAL STUDIES

This Exhibit H sets out certain provisions regarding the conduct of the Initial Studies pursuant to Article 5 of the License Agreement entered into between AstraZeneca AB (Publ) (“AstraZeneca”) and Ardelyx Inc. (“Ardelyx”) on October 4th 2012 (the “Main Agreement”). Terms used but not separately defined in this Exhibit H shall have the meaning ascribed to such terms in the Main Agreement.

H.1	CLINICAL STUDY CONTRACTING

As Sponsor of the Initial Studies AstraZeneca shall have full review and approval rights of any clinical study agreement to be entered into with any study sites before finalization. The DCC shall promptly establish a process for the prompt and efficient approval of such clinical study agreements. Ardelyx will collaborate with AstraZeneca to comply with all necessary industry and regulatory requirement associated with contracting any contract research organization (“CRO”) or other clinical research providers for the purpose of the Initial Studies. AstraZeneca is, if deemed suitable by both Parties, willing to contribute with a suitable agreement format for contracting CROs or other clinical research providers.

H.2	INVOICING REQUIREMENTS RELATED TO HEALTH CARE PROFESSIONALS AND HEALTH CARE ORGANISATIONS

AstraZeneca has developed a special invoicing procedure to comply with certain reporting obligations of payments to health care professionals and health care organizations (“ASPEN”). Ardelyx will comply with the ASPEN process. AstraZeneca will make the process requirements available to Ardelyx.

H.3	CORPORATE INTEGRITY AGREEMENT

AstraZeneca has signed a Corporate Integrity Agreement (“CIA”) with the Office of Inspector General of the US Department of Health and Human Services, and the terms of that CIA impose obligations on AstraZeneca and certain vendors, contractors, subcontractors and agents of AstraZeneca who fall within the definition of CIA Covered Persons, as defined below. The CIA is posted at http://oig.hhs.gov/fraud/cia/agreements/astrazeneca_04272010.pdf.

Ardelyx will comply with the AstraZeneca specific process developed to ensure compliance with CIA. Ardelyx agrees to require and ensure that any employee, agent, contractor or subcontractor of Ardelyx who meets the definition of a “CIA Covered Person” shall abide by the applicable CIA requirements. AstraZeneca will make the process requirements available to Ardelyx.

H.4	COMMITMENT TO RESPONSIBLE PRACTICES

A copy of the full AstraZeneca commitment to responsible sales and marketing practices document is set out in this Section H4 (including also the original signatures at the end.) Ardelyx acknowledges and agrees that, as AstraZeneca’s contractor and partner, it will need to comply with all of the below provisions. When used below the words “we” or “us” or “our” or the like all refer to AstraZeneca.

AstraZeneca is dedicated to discovering and marketing new medicines designed to improve the health and quality of life of patients around the world, a mission that carries with it a responsibility to conduct business in a manner that ensures that we continue to be welcomed as a valued and trusted member of the scientific, healthcare, and global communities. We place great value on the quality of our relationships with healthcare professionals. Individual integrity, ethical conduct, and full compliance with the many laws and regulations that govern the healthcare community in the United States are essential constituents of these relationships.

To help ensure that our sales and marketing practices are conducted in a responsible manner, we make the following commitments:

PhRMA Code

We will comply with the PhRMA Code on Interactions with Healthcare Professionals. Our relationships with healthcare professionals will focus on the meaningful exchange of medical, scientific, and other health-related information, enhancement of the practice of medicine, and patient health.

Support for Medical Education

We will support medical education through grants to appropriate institutions or entities, not to individuals or physician practices. Where applicable, grants comply with ACCME and FDA guidelines, and we have no influence over the content of the program or the selection of speakers. AstraZeneca funds are not used to pay for the costs of travel, lodging, or other personal expenses of non-faculty healthcare professionals attending educational conferences or meetings.

Meals, Gifts, and Entertainment

We will provide a modest meal with a healthcare professional as a business courtesy under certain circumstances if the meal occurs in the context of providing health-related information. Because these meals are intended to facilitate a professional discussion, spouses or guests are not permitted to participate. Personal gifts or entertainment of any kind are not permitted. Educational items that enhance a healthcare professional’s medical knowledge or assist with patient education may be offered to healthcare professionals if they are not of substantial value and are offered only occasionally. Under the same conditions, items primarily intended to educate patients or to enhance a patient’s appropriate use of an AstraZeneca medicine may also be provided to healthcare professionals to offer to patients.

Compensation for Services

We will compensate appropriately selected healthcare professionals for legitimate services actually rendered, provided a signed contract exists and compensation is at fair market value.

Product Discussions

We will provide accurate and balanced information about our products that complies with FDA regulations and conforms to the full FDA-approved prescribing information. We do not promote off-label uses of our products, and we require healthcare professionals who speak on behalf of AstraZeneca to receive appropriate FDA regulatory training, including requirements related to on-label promotion, and to comply with all applicable AstraZeneca policies related to product promotion.

Patient Privacy

AstraZeneca respects the personal health information of patients. AstraZeneca will not disclose or otherwise use such personal health information without consent.

Samples

We will distribute samples in compliance with regulations to provide an opportunity for the physician and patient to determine tolerability and effectiveness in an appropriate patient. Samples may never be sold, redistributed, or submitted for payment.

Code of Conduct Help Line

AstraZeneca offers a Code of Conduct Help Line staffed by an independent third party to provide an opportunity to report concerns of potential violations of the AstraZeneca Code of Conduct or business policies or of unlawful conduct.

If you have questions or concerns relating to AstraZeneca sales and marketing practices, please visit www.azethics.com. You may also send e-mail to Compliance.Connection@AstraZeneca.com.

/s/ Rich Fante	/s/ Marie Martino

Rich Fante	Marie Martino

President, AstraZeneca US	US Compliance Officer

H.5	TRANSFER OF OBLIGATION

In accordance with 21CFR Part 312, Subpart D (responsibilities of Sponsor) Transfer of Obligations needs to be in written format and if decided upon by the AstraZeneca clinical team also be agreed at a more detailed level through a separate “Roles and Responsibility” document to be included/reflected in any clinical study agreement with the study sites and/or the CRO or other clinical research providers contracted for the purpose of the Initial Studies.

H.6	CLINICAL CAPABILITY PROCESS

AstraZeneca as a Sponsor of the Initial Studies needs to have assurances about the quality of the facilities, quality control systems and documentation, accreditations, etc. of the clinic performing the contracted work.

A basic process (“Clinical Capability Process”) shall be authorized by the DCC to evaluate study sites, CROs and/or other clinical research providers before initiating any clinical study with respect to which AstraZeneca is the Sponsor, in relation to this Agreement.

The Clinical Capability Process may be modified depending on previous AstraZeneca knowledge or any assessments made by Ardelyx. The final decision about the manner and depth of the Clinical Capability Process will be made by the DCC once each study site, CRO other clinical research provider is identified.

AstraZeneca shall make Commercially Reasonable Efforts to assure that the Clinical Capability Process shall not be unduly burdensome or cause unreasonable delay in the conduct of any Clinical Study. If Ardelyx is conducting a Clinical Study and believes that a Clinical Capability Process is causing or will cause a delay in the conduct of a Clinical Study, it shall bring such concern to the attention of the JPT and the DCC, and the Parties shall work in accordance with the procedures outlined in the Agreement to resolve such concern.

Outline of Clinical Capability Process

While the operational details of the Clinical Capability Process shall be determined on a case-by-case basis for the DCC, each Clinical Capability Process shall have the general format provided in this section. AstraZeneca may first issue a CRO- or study site assessment-questionnaire covering the following areas:

•	General information about CRO/study site

•	Organisation/personnel

•	Qualifications/training

•	Facilities/Equipment

•	Processes/procedures

•	Clinical capability

•	Monitoring

•	Investigational product procedures

•	Safety Procedures

•	Data Handling

•	Quality Assurance/audit function

•	Studies conducted/references

Second, AstraZeneca personnel, including Medical Safety, IS/IT, Study Delivery Specialist and usually a co-ordinator, may visit the study site / CRO. This would typically involve evaluation of the CRO/study site capabilities by covering the following areas:

•	CRO/study site services

•	General Information

•	CRO/study site Personnel and Training

•	Investigator Recruitment and Monitoring

•	Study Drug Handling

•	Adverse Events

•	Computer software and communication

•	Electronic Data Capture (Standard Operating Procedures), Coding, Programming

•	Archiving

•	PK Laboratory Processing

•	IRB Details

•	Standard Operating Procedures

•	Quality Assurance

AstraZeneca will make the full Clinical Capability Process documents available to Ardelyx.

H.7	CODE OF CONDUCT

Ardelyx represents, warrants and covenants that Ardelyx will comply with the ethical standards that are consistent with AstraZeneca’s Code of Conduct (http://www.astrazeneca.com/responsibility), as described in AstraZeneca’s Responsible Procurement Supplier Expectation (v0.3May09).

EXHIBIT I

MAIN TERMS FOR CO-PROMOTE AGREEMENT

The Co-Promote Agreement to be negotiated by the Parties pursuant to Section 7.8(b) of the Agreement shall contain the following main terms and conditions. Capitalized terms used but not separately defined in this Exhibit I shall have the meaning ascribed to such terms in the Agreement.

(i) Ardelyx shall Detail the Co-Promote Product to the designated target audience and perform agreed Pre-Approval Activities and Other Promotional Activities in accordance with the Commercialization Plan and in compliance with all Applicable Laws, including all relevant regulations and ethical standards regarding interactions with healthcare professionals. Ardelyx shall receive prior approval from AstraZeneca for any payments to health care professionals or health care institutions to safeguard that any fees paid are also in line with the AstraZeneca view on Fair Market Value health care professionals. Ardelyx shall further comply with AstraZeneca’s then-current compliance and business policies for promoting pharmaceutical products and the applicable provisions of any corporate integrity agreement (“CIA”) to which AZ (or its applicable Affiliate) is then subject.

(ii) Ardelyx shall provide a fully trained sales force with a designated number of sales representatives for the promotion of the Co-Promote Product under the terms of the Co-Promote Agreement (the “Ardelyx Sales Force”). Ardelyx shall bear all costs of general training of its sales force. The Ardelyx Sales Force shall meet AstraZeneca’s requirements (which shall be consistent with industry standards and AstraZeneca’s requirements for its own internal sales force, and which shall be set out in the Co-Promote Agreement).

(iii) Ardelyx shall permit AstraZeneca’s compliance and sales and marketing management personnel, upon the request of AstraZeneca, to attend and participate in sales meetings of the Ardelyx Sales Force that relate to the Co-Promote Product, provided that AstraZeneca shall bear the costs of travel and attendance at such meetings for its own personnel.

(iv) Ardelyx shall have the right to review the guidelines for the use of its trademarks (if any) in connection with the Co-Promote Product. Such guidelines shall be subject to Ardelyx’s prior written approval, not to be unreasonably withheld, and all promotional materials containing such trademarks shall comply in all material respects with such guidelines. Any such materials that specifically refer to Ardelyx shall be subject to prior review and, to the extent of references to Ardelyx, approval by Ardelyx, such approval not to be unreasonably withheld.

(v) AstraZeneca shall bear all costs and expenses of preparing and producing advertising and education materials for Co-Promote Product.

(vi) AstraZeneca shall reimburse Ardelyx for its activities on a per-Detail fee basis at the Detail Rate, such reimbursement to be paid for each Calendar Quarter during which such activities have been performed (where such fee shall amount to the number of reimbursable Details actually performed by Ardelyx during each foregoing Calendar Quarter, multiplied by the Detail Fee). In no event shall AstraZeneca pay any compensation to Ardelyx for Details performed by Ardelyx in excess of the target number agreed in the Commercialization Plan, except to the extent otherwise approved by AstraZeneca in writing. AstraZeneca shall reimburse Ardelyx for its Other Promotional Activities and Pre-Approval Activities (if any) at the Promotion FTE Rate for each Calendar Quarter during which such activities have been performed (where such fee shall amount to the time allocated to such activities actually performed by Ardelyx during each foregoing Calendar Quarter, multiplied by the Promotion FTE Rate). Ardelyx shall submit invoices to AstraZeneca for reimbursement hereunder at the beginning of each Calendar Quarter, which invoices shall provide information regarding the number of Details, and (if applicable) Other Promotional Activities and Pre-Approval Activities, performed by Ardelyx during the previous Calendar Quarter. AstraZeneca shall pay such invoices within thirty (30) days of receipt thereof.

(vii) The Ardelyx Sales Force shall not promote products that compete with the Co-Promote Product or with any other product being actively promoted by or on behalf of AstraZeneca or its Affiliates. The Parties will further define in the Co-Promote Agreement what constitutes a competing product for the purpose of the foregoing.

(viii) Ardelyx shall keep complete and accurate books and records pertaining to the performance of its obligations under the Co-Promote Agreement. Ardelyx shall further cause the Ardelyx Sales Force to report all Detailing activities, and Other Promotional Activities and Pre-Approval Activities, in accordance with procedures specified in the Commercialization Plan or the Co-Promote Agreement.

(ix) AstraZeneca shall have the right to engage an independent third party auditor to conduct an audit of Ardelyx’s Detailing activities, which audit shall include the number of target physicians visited. AstraZeneca shall further have the right, at its sole expense, to engage an independent Third Party auditor to conduct market research on the Details performed by Ardelyx to assess the effectiveness of the Details performed by Ardelyx.

(x) If AstraZeneca commences an internal product quality investigation with respect to the Co-Promote Product in the U.S. Territory, it shall promptly notify and consult with Ardelyx regarding such investigation. Further, if either Party believes that a recall or withdrawal of the Co-Promote Product is necessary in the U.S. Territory, such Party shall notify and consult with the other Party within five (5) Business Days of its determination and both Parties shall cooperate, through the SCC, to effect such recall or withdrawal. In the event of a dispute about whether to recall or withdraw the Co-Promote Product in the U.S. Territory, AstraZeneca shall make such determination. In all circumstances, all expenses relating to the conduct of any recall or withdrawal of Licensed Products, including, without limitation, all expenses related to establishing and maintaining a call center and responding to consumer and physician inquiries, shall be borne solely by AstraZeneca.

EXHIBIT J

INITIAL SUPPLY

Any capitalized terms used but not separately defined in this Exhibit J shall have the meaning ascribed to them in the main body of the Agreement.

The Initial Supply from Ardelyx to AstraZeneca, or to Ardelyx internally where Ardelyx has been assigned (either by the DCC or under the terms of the Agreement) the lead responsibility for the conduct of the Clinical Trial for which the supply is intended, shall include those GMP quantities of Lead Licensed Compound or Lead Licensed Product, and those development activities, in either case, approved by the DCC. As of the Effective Date of the Agreement, the DCC has not been convened. Therefore, the Parties have agreed that the following provisions shall govern the Manufacture and delivery of the Initial Supplies necessary to conduct the Initial Studies and the IBS-C Study, as well as those additional Initial Supplies discussed below.

a.	Ardelyx shall supply between [***] of drug substance (with the exact amounts to be determined by the Parties as soon as possible) for the conduct of 6 and 9 month general toxicity studies and two (2) year carcinogenecity studies including a [***] and necessary quality documentation. Such quantities shall be delivered between [***] and [***] after the Effective Date in a [***] which is jointly agreed between the Parties.

b.	Ardelyx shall supply approximately [***] of drug substance to AstraZeneca to enable AstraZeneca to [***] by AstraZeneca . Such drug substance shall be [***] which shall be agreed by the Parties as soon as possible and suitable for the process development and scale up of a solid formulation. Such drug substance shall be delivered as soon as possible after the Effective Date and no later six (6) months after the Effective Date.

c.	Ardelyx shall supply approximately [***] of GMP grade drug substance to AstraZeneca to enable [***] for the [***]. Such drug substance shall be delivered [***] to [***] after the Effective Date in a form suitable for the introduction into product manufacture, as agreed by the Parties.

d.	To the extent it has not already done so, Ardelyx shall make available to AstraZeneca in a format reasonably requested by AstraZeneca, all Information relating to development and manufacturing of Lead Licensed Compound including development and manufacturing reports, quality and regulatory documentation necessary or useful to enable AstraZeneca to successfully continue development of the Lead Licensed Compound manufacturing methodology for the conduct of Phase 2b and Phase 3 Clinical Trials and the compilation of regulatory submissions for the conduct of the Clinical Trials as soon as possible after the Effective Date and continuously as is reasonably necessary until AstraZeneca is in a position to assume responsibility for the development and supplies without the aid of Ardelyx.

e.	Ardelyx shall manufacture and supply between [***] and [***] units of Lead Licensed Product (i.e. drug product) for the conduct of the Initial Studies and Clinical Pharmacology Studies including regulatory submissions and distribution to study sites for

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Initial Studies. The Parties shall agree upon more exact quantities as soon as possible. Such unit numbers shall include matching placebo and varying drug strengths for the ESRD Study and shall be delivered within [***] to [***] after the Effective Date. In addition, Ardelyx shall manufacture and supply between [***] and [***] units including placebo and varying drug strengths (with the more exact amounts to be agreed upon by the Parties as soon as possible) for the CKD Study, and such quantities shall be delivered [***] to [***] after the Effective Date.

f.	Ardelyx shall continue its already started development of [***]. Ardelyx shall undertake sufficient in vitro testing and manufacture of drug product to [***], and including providing the relevant Regulatory documentation, to support the Clinical Pharmacology Studies, , which testing and manufacture shall be completed no later than [***] after the Effective Date.

The supplies and activities set forth in this Exhibit J may be amended from time to time by the JPT or the DCC; provided, should the DCC or JPT alter any of the provisions hereof after the Effective Date and after Ardelyx has signed contracts to commence the performance of its obligations hereunder, any costs and expenses incurred by Ardelyx as a result of the amendment of the supplies and activities set forth herein shall be Development Expenses reimbursed to Ardelyx by AstraZeneca in accordance with the Agreement. Ardelyx shall report the progress of the items listed above to AstraZeneca’s appointed Pharmaceutical Development contacts, on a weekly basis. Ardelyx shall also consult AstraZeneca prior to making any critical decisions with material impact on further development, e.g. [***] and packaging materials, stability testing protocols, quality specifications and analytical testing methodology, choice of starting materials and sourcing of these etc.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT K

MAIN TERMS FOR MANUFACTURING AND SUPPLY AGREEMENT AND QA

AGREEMENT

The Manufacturing and Supply Agreement (“MSA”) and Quality Assurance Agreement (“QAA”) to be executed by the Parties pursuant to Section 8.1 of the License Agreement entered into between AstraZeneca AB (publ) and Ardelyx Inc. on October 4th 2012 (the “Main Agreement”) shall contain the following main terms and conditions. Capitalized terms used but not separately defined in this Exhibit K shall have the meaning ascribed to such terms in the Main Agreement.

A	SUPPLY

1.	Ardelyx will use subcontractors to manufacture and supply Lead Licensed Product and Lead Licensed Compound for use by the Parties under the Main Agreement, and Ardelyx shall enter into, or maintain contractual relationships with its subcontractors that are consistent with the provisions set forth herein. Ardelyx shall not engage or make use of any subcontractors other than those expressly authorized in the Main Agreement or otherwise expressly authorized by the DCC (each, an “Approved Subcontractor”). No such subcontract shall release Ardelyx from any of its obligations under the MSA or the QAA except to the extent such obligations are satisfactorily performed by such Approved Subcontractor in accordance with the MSA and the QAA.

2.	With respect to those quantities of Lead Licensed Product and Lead Licensed Compound to be utilized by Ardelyx in the performance of the Assigned Activities (“Ardelyx Consumed Materials”), Ardelyx shall place orders directly with the Approved Subcontractors and arrange for delivery as necessary to permit Ardelyx to complete its Assigned Activities. Title and risk of loss for the Ardelyx Consumed Materials shall pass directly from the Approved Subcontractor to Ardelyx. Ardelyx shall be reimbursed for the Ardelyx Consumed Materials as Development Expenses under the Main Agreement.

3.	With respect to those quantities of Lead Licensed Product to be utilized by AstraZeneca in the exercise of its rights or the performance of its obligations under the Main Agreement (the “AstraZeneca Consumed Materials”), the MSA shall set forth provisions under which AstraZeneca shall place purchase orders with Ardelyx, or utilize other suitable procedures to formally buy Lead Licensed Products and Lead Licensed Compounds from Ardelyx and the Parties shall agree and include in the MSA, a mechanism for defining the lead-times for all such AstraZeneca Consumed Materials ordered thereby. Delivery shall be DDP in accordance with the INCOTERMS 2010 to an address specified by AstraZeneca. Title shall pass to AstraZeneca on delivery to AstraZeneca or its designee.

B	QUALITY

1.	A Quality Assurance Agreement shall be negotiated in good faith between the Parties and shall include all appropriate provisions as would normally be contained in such an agreement.

2.	Each of the Parties agree and acknowledge that the Lead Licensed Products and Lead Licensed Compounds must satisfy appropriate specifications and associated tests, details of which shall be set out in the QAA, and a mechanism for handling any defective products shall be agreed and included in the QAA.

C	PRICING

Each Party agrees that the pricing provisions set out in Section 8.1 of the Main Agreement shall be incorporated into the terms of the MSA.

D	LEGAL AND REGULATORY REQUIREMENTS

Appropriate provisions shall be included in the MSA to ensure that each Party complies with all relevant local, national and international legal or regulatory requirements and other relevant requirements applicable to the manufacture, handing, transport and storage of all Lead Licensed Products and Lead Licensed Compounds at all times.

E	DOCUMENT RETENTION

Appropriate provisions shall be included in the MSA with regard to maintaining appropriate documentation for patent and regulatory purposes and in full compliance with all Applicable Laws.

F	PRODUCT SECURITY AND WASTE DISPOSAL

Appropriate provisions shall be included in the MSA with regard to product security and waste handling.

G	CODE OF CONDUCT

Appropriate provisions shall be included in the MSA with regard to Ardelyx’s compliance with AstraZeneca’s Responsible Procurement Supplier Expectation.

H	OWNERSHIP OF RESULTS AND BACKGROUND IPR

The provisions regarding ownership of results and IPR in the Main Agreement will be reflected as appropriate in the MSA.

I	REPRESENTATIONS, WARRANTIES AND COVENANTS

1.	Ardelyx agrees and acknowledges that in addition to the representations and warranties contained in the Main Agreement, Ardelyx will be required to provide additional representations and warranties within the MSA, including (but not limited to) as to the following:

(a) that it has full power and authority, and has taken all necessary actions and has obtained all necessary authorizations, licenses, consents and approvals required, to execute and perform the MSA, and

(b) that its retention as a supplier by AstraZeneca and its performance of the MSA do not, and shall not, breach any agreement with any other third party.

2.	The warranties set out in Section 12.3 of the main agreement shall be repeated in the MSA.

J	TERM

The MSA shall remain in place until such time as AstraZeneca has established its manufacturing capability in accordance with Article 8 of the Main Agreement.

K	GENERAL PROVISIONS

Each of the Parties agree and acknowledge that the MSA will contain a number of provisions which shall be consistent with provisions in the body of the Main Agreement, including Confidentiality, Assignment, Governing Law and Dispute Resolution.

EXHIBIT L

INVOICING REQUIREMENTS

Subject to the instructions below regarding payments to Health Care Professionals or Health Care Organizations, invoices should be sent to:

AstraZeneca AB

[***]

Invoice shall contain the following information:

a.	AstraZeneca’s Agreement ID: [***]

b.	the number and date of invoice

c.	the latest date of payment according to Agreement

d.	description of services

e.	name and address of Ardelyx

f.	Ardelyx VAT registration number or EIN/TaxID,

g.	AstraZeneca’s VAT registration number SE556011748201(in EC),

h.	VAT rate (%), if any,

i.	taxable amount per VAT rate, if any,

j.	VAT amount, if any

k.	legal reference or explanation when VAT is excluded,

l.	invoice amount and currency,

m.	bank details, preferably IBAN code, otherwise account number and bank code, and

n.	SWIFT-address.

Invoicing related to payments made to Health Care Professionals or Health Care Organizations should be invoiced according to ASPEN invoicing requirements described in Exhibit H of this Agreement

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT M

SUBJECT MATTER OF PROPOSED PUBLICATIONS BY ARDELYX

	Short title	Main content
1.	RDX5791 in a preclinical model of hypertension

Pharmacodynamic response (Urine Na, fecal Na) and pharmacokinetics in rats.

Evaluation of RDX5791 in a 5/6th rat model with high Na diet, alone or combined with enalapril. Study endpoints: Hemodynamics, bioimpedance, proteinuria, heart and renal damage

Reference studies:

•   RDX5791-PK-01 to RDX5791-PK-10

•   RDX5791-EF-03

•   RDX5791-EF-08

•   RDX5791-EF-09

2.	RDX5791 in preclinical models of IBS and [***]	Evaluation of RDX5791 in a stress-induced visceral hypersensitivity model (colorectal distension) in rats. [***] Referenced studies: • RDX5791-PK-08.00 • RDX5791-EF-05 • [***]

3.	RDX5791 evaluation in healthy volunteers	Pharmacodynamic response (Urine Na, fecal Na, urine K, Ca) and pharmacokinetics in healthy volunteers; Effect of dose regimen and escalation. Reference Studies: • RDX5791-101 • RDX5791-102

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT N

DRAFT PRESS RELEASE

[see attached]

[Ardelyx Logo]

Draft not for distribution

ASTRAZENECA AND ARDELYX ANNOUNCE WORLDWIDE

LICENSING DEAL FOR NHE3 INHIBITOR PROGRAMME FOR

COMPLICATIONS OF RENAL DISEASE INCLUDING DIABETES-

INDUCED RENAL DISEASE

4 October 2012

AstraZeneca and Ardelyx today announced a worldwide exclusive licensing agreement for Ardelyx’s NHE3 inhibitor programme, including the Phase 2-ready lead compound RDX5791, for the treatment of complications associated with end-stage renal disease (ESRD) and chronic kidney disease (CKD). NHE3 is the sodium–hydrogen antiporter 3, a protein essential in the re-absorption of sodium in the intestines.

Ardelyx has evaluated RDX5791 in a Phase 2a clinical trial in constipation-predominant irritable bowel syndrome (IBS-C) and in two Phase 1 clinical studies in healthy subjects for its ability to divert sodium absorption in the gastrointestinal tract. Through its unique mechanism of action, RDX5791 is believed to decrease the absorption of dietary sodium and thus divert sodium excretion from the kidney (urine) to the faeces, sparing the kidney and the cardiovascular system from unhealthy exposure of both sodium and fluid accumulation. On this basis, the companies plan to develop RDX5791 for use in ESRD and CKD in addition to IBS-C, and intend to evaluate possible development in other diseases that are a consequence of sodium and fluid overload.

Under the terms of the agreement, AstraZeneca will pay $35 million up front, with development milestones of $237.5 million and milestones related to launch and commercialization, as well as tiered, double-digit royalties. AstraZeneca will assume the subsequent development costs and Ardelyx will conduct clinical trials through Phase 2. As part of the transaction, Ardelyx has secured an option to co-promote the product in the US. Additional financial details were not disclosed.

“This licensing agreement accelerates our strong commitment to developing new medicines for people with renal complications, including those resulting from diabetes,” said Gunnar Olsson, Vice President and Head of CVGI Innovative Medicines, AstraZeneca. “There is a significant unmet medical need to address the challenges caused by sodium and excess fluid in people with renal impairment. With a novel mechanism of action, RDX5791 has the potential to have a major impact on how doctors treat these patients. We are tremendously excited to join forces with the Ardelyx team and draw on their depth of knowledge and insight.”

“We’ve been impressed with our interactions with AstraZeneca throughout this process and are confident with their commitment to develop this molecule successfully. AstraZeneca has been aggressive about pursuing novel medicines, making them among the best possible worldwide partners for validating Ardelyx’s unique approach to drug development,” commented Mike Raab, CEO of Ardelyx. “RDX5791 is our first clinical example of how our technology can be used to develop non-absorbed, small molecule therapeutics. We are delighted that AstraZeneca recognizes the potential of this compound.”

– ENDS –

NOTES TO EDITORS

About Ardelyx

Ardelyx targets specific gut transporters and receptors with drugs that address important medical issues in cardiovascular disease, diabetes and chronic kidney disease. With its approach, Ardelyx has developed drug candidates that exhibit restricted absorption across the gastrointestinal (GI) epithelia, thereby acting locally and specifically in the GI tract while avoiding systemic exposure and the potential for related systemic side effects. Until today, relatively few examples of non-systemic drugs have been developed and most of those are based on polymeric binders; Ardelyx is pioneering novel non-systemic drugs based on small molecules which may require lower doses and exhibit improved drug properties.

The Company’s lead product, RDX5791, a minimally-absorbed, orally administered NHE3 sodium transport inhibitor, is being developed both for constipation-predominant irritable bowel syndrome (IBS-C) and for prevention of sodium overload in patients with kidney and heart disease. Additionally, Ardelyx has other products in early development for type 2 diabetes and renal disease. To date, Ardelyx has raised $56.0 million in venture and angel funding since it was founded in 2007. Ardelyx is located in Fremont, California. For more information, visit Ardelyx’s website at www.ardelyx.com.

About AstraZeneca

AstraZeneca is a global, innovation-driven biopharmaceutical business with a primary focus on the discovery, development and commercialisation of prescription medicines for gastrointestinal, cardiovascular, neuroscience, respiratory and inflammation, oncology and infectious disease. AstraZeneca operates in over 100 countries and its innovative medicines are used by millions of patients worldwide. For more information please visit: www.astrazeneca.com

ASTRAZENECA CONTACTS

Media Enquiries UK

Esra Erkal-Paler	+44 20 7604 8030
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Media Enquiries Sweden

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Investor Enquiries

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ARDELYX CONTACTS

Investor Enquiries

Mark Kaufmann	510-745-1751